Exhibit 10.1

EXECUTION VERSION

BLACKSTONE / GSO SECURED LENDING FUND

as the Initial Borrower

REVOLVING CREDIT AGREEMENT

BANK OF AMERICA, N.A.,

as the Administrative Agent, the Sole Lead Arranger, the Letter of Credit Issuer and a Lender,

and

the other Lenders from time to time party hereto

November 6, 2018

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(continued)

(continued)

(continued)

(continued)

v

(continued)

(continued)

SCHEDULES

SCHEDULE I:	Borrower Information
SCHEDULE II:	Lender Commitments
SCHEDULE III:	Specified Times

EXHIBITS

EXHIBIT A:	Form of Borrowing Base Certificate
EXHIBIT B:	Form of Note
EXHIBIT C:	Form of Borrower Security Agreement
EXHIBIT D:	Form of Borrower Pledge of Collateral Account
EXHIBIT E:	Form of Request for Borrowing
EXHIBIT F:	Form of Prepayment Notice
EXHIBIT G:	Form of Rollover/Conversion Notice
EXHIBIT H:	Form of Assignment and Acceptance Agreement
EXHIBIT I:	Form of Qualified Borrower Promissory Note
EXHIBIT J:	Form of Request for Letter of Credit
EXHIBIT K:	Form of Borrower Guaranty
EXHIBIT L:	[Reserved]
EXHIBIT M:	Form of Responsible Officer’s Certificate
EXHIBIT N:	[Reserved.]
EXHIBIT O:	Form of Joinder Agreement
EXHIBIT P:	Form of Extension Request
EXHIBIT Q:	[Reserved.]
EXHIBIT R:	[Reserved.]
EXHIBIT S:	[Reserved.]
EXHIBIT T:	[Reserved.]
EXHIBIT U:	Form of Facility Increase Request
EXHIBIT V:	[Reserved.]
EXHIBIT W:	Form of Compliance Certificate

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REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Credit Agreement”) is dated as of November 6, 2018, by and among BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust (the “Initial Borrower” and, collectively with any Qualified Borrowers that join the Credit Facility, each, a “Borrower” and collectively, the “Borrowers”), BANK OF AMERICA, N.A. (“Bank of America”), as the Administrative Agent and the Letter of Credit Issuer, as the Sole Lead Arranger (the “Sole Lead Arranger”) and as a Lender (in such capacity, the “Initial Lender”), and each of the other financial institutions from time to time party hereto as Lenders (together with Bank of America, the “Lenders”, and each, a “Lender”).

A. The Initial Borrower has requested that the Lenders make loans and cause the issuance of letters of credit for the purpose of financing the Borrowers’ investment activities, providing working capital or for other purposes permitted under the Constituent Documents, and all related documentation, including the Subscription Agreements and any related Side Letters, of the Borrowers; and

B. The Lenders are willing to lend funds and to cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1. DEFINITIONS

1.1 Defined Terms. For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1 or in the Section or recital referred to:

“Adequately Capitalized” means “adequately capitalized” within the meaning of Section 2(o)(1)(B)(i) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, and regulations promulgated thereunder.

“Adjusted LIBOR” means, for any LIBOR Loan for any Interest Period therefor, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.0%) equal to the quotient obtained by dividing: (a) LIBOR for the applicable Interest Period; by (b) one (1) minus the LIBOR Reserve Requirement for such LIBOR Loan for such Interest Period, if applicable.

“Administration Agreement” means the Administration Agreement, dated as of October 1, 2018, between the Initial Borrower and the Administrator, as the same may be amended, restated, modified, supplemented or amended and restated from time to time.

“Administrative Agent” means Bank of America, until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 hereof and, thereafter, shall mean such successor Administrative Agent.

“Administrator” means GSO Capital Partners LP, a Delaware limited partnership.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares or partnership interests or by contract or otherwise.

“Agency Services Address” means the address for the Administrative Agent set forth in Section 12.6 hereof, or such other address as may be identified by written notice from the Administrative Agent to the Borrowers and the other Agents.

“Agents” means, collectively, the Administrative Agent, the Sole Lead Arranger, the Letter of Credit Issuer and any successors and assigns in such capacities.

“Alternate Currency” means (a) any of the following: Canadian Dollars, Pounds Sterling, Euros, Australian Dollars and Yen, (b) any other non-US Dollar currency requested by a Borrower and approved by the Administrative Agent in its sole discretion, and (c) following the occurrence of a Euro Event, the common currency of any member state of the European Union requested by a Borrower and approved by the Administrative Agent in its reasonable discretion.

“Alternate Currency Liability” means the Dollar Equivalent of the aggregate outstanding principal amount of all Loans and the portion of the Letter of Credit Liability, which in each case is denominated in an Alternate Currency.

“Alternate Currency Sublimit” means an amount equal to fifty percent (50%) of the Maximum Commitment Amount.

“Anti-Corruption Laws” means any applicable anti-bribery and anti-corruption laws, regulations and rules, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act, in particular the prohibitions against paying, offering, promising or giving anything of value, either directly or indirectly, to a Government Official for the purpose of influencing an act or decision in such Government Official’s official capacity, or inducing such Government Official to use his or her influence with a government, political party, state-owned enterprise, or public international organization, or to receive any improper advantage in relation to the business of the Initial Borrower.

“Anti-Money Laundering Laws” means applicable Law in any jurisdiction in which the Initial Borrower is located or doing business that relates to money laundering or terrorism financing, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “lending office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers by written notice in accordance with the terms hereof as the office by which such Type of Loans are to be made and maintained.

“Applicable Margin” has the meaning set forth in the applicable Fee Letter.

“Applicable Requirement” means each of the following requirements:

(a) if such Investor or such Investor’s Credit Provider or Sponsor shall be a Rated Investor, such Investor or such Investor’s Credit Provider or Sponsor, as applicable, shall have a Rating of BBB-/Baa3 or higher; and

(b) the following, as applicable:

(i) if such Investor or such Investor’s Credit Provider, as applicable, is a Bank Holding Company, it shall have Adequately Capitalized status or better;

(ii) if such Investor or such Investor’s Credit Provider, as applicable, is an insurance company, it shall have a Best’s Financial Strength Rating of A- or higher; and

(iii) if such Investor or such Investor’s Credit Provider, as applicable, is a Pension Plan Investor, or the trustee or nominee of a Pension Plan Investor, or a Governmental Plan Investor, or the Responsible Party with respect to a Governmental Plan Investor, the Pension Plan Investor or Governmental Plan Investor, as applicable, shall have a minimum Funding Ratio based on the Rating of its Sponsor or Responsible Party, as applicable, as follows:

Responsible Party or Sponsor Rating	Minimum Funding Ratio
A-/A3 or higher	No minimum
BBB+/Baa1 or lower	90	%.

The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. In the event that the S&P and Moody’s Ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two. If any such Person has only one Rating, from either S&P or Moody’s, then that Rating shall apply.

“Application for Letter of Credit” means an application for a standby letter of credit by, between and among the applicable Borrower, on the one hand, and the Letter of Credit Issuer, on the other hand, substantially in a form provided by the Letter of Credit Issuer (and customarily used by it in similar circumstances) and conformed to the terms of this Credit Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, renewed, or extended which form is completed to the reasonable satisfaction of the Letter of Credit Issuer; provided that to the extent that the terms of such Application for Letter of Credit are inconsistent with or otherwise more onerous than the terms of this Credit Agreement, the terms of this Credit Agreement shall control.

“Assignee” is defined in Section 12.11(c) hereof.

“Assignment and Acceptance Agreement” means the agreement contemplated by Section 12.11(c) hereof, pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit H.

“Australian Dollars” means lawful currency of Australia.

“Available Commitment” means, on any date of determination, the lesser of: (a) the Maximum Commitment Amount and (b) the Borrowing Base minus, in either case, the FX Reserve Amount, if any, in effect at such time; provided that the Available Commitment will always be calculated in US Dollars.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.

“Bank of America” is defined in the preamble to this Credit Agreement.

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time) and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools,” as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time) and, in each case, as implemented by a Lender’s primary U.S. federal bank regulatory authority.

“BBSY” means, with respect to any Loan denominated in Australian Dollars, the Bank Bill Swap Reference Bid Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be reasonably designated by the Administrative Agent from time to time) at the Specified Time and for a period comparable to the applicable Interest Period of the requested Loan.

“Beneficial Ownership Certification” means, for a “legal entity customer” (as such term is defined in the Beneficial Ownership Regulation), a certification regarding beneficial ownership to the extent required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Best’s Financial Strength Rating” means a “Best’s Financial Strength Rating” by A.M. Best Company.

“Borrower” and “Borrowers” are defined in the preamble to this Credit Agreement.

“Borrower Guaranty” and “Borrower Guaranties” are defined in Section 2.9(c) hereof.

“Borrower Party” is defined in Section 11.1(a) hereof.

“Borrower Security Agreement” means a security agreement, substantially in the form of Exhibit C hereto, made by the Initial Borrower, pursuant to which the Initial Borrower pledges and assigns by way of security a security interest and Lien in and on the Collateral described therein in favor of the Administrative Agent (for the benefit of the Secured Parties), as the same may be amended, restated, modified or supplemented from time to time.

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of the Loans, and “Borrowings” means the plural thereof.

“Borrowing Base” means, on any date of determination, the sum of (i) 90% of the aggregate Uncalled Commitment of all Included Investors, as it may be reduced by all applicable Concentration Limits, (ii) 65% of the aggregate Uncalled Commitment of all Designated Investors that are not HNW Investors or Special HNW Aggregation Investors, as it may be reduced by all applicable Concentration Limits, (iii) 50% of the aggregate Uncalled Commitment of all Designated Investors that are HNW Investors, as it may be reduced by all applicable Concentration Limits, and (iv) 50% of the aggregate Uncalled Commitment of all Special HNW Aggregation Investors, as it may be reduced by all applicable Concentration Limits, minus in each case, the FX Reserve Amount, if any, in effect at such time.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit A hereto which includes the information for each Investor and a calculation of the Available Commitment (including, for the avoidance of doubt, the FX Reserve Amount) as indicated by Exhibit A hereto.

“Borrowing Base Deficit” means, as of any date, the amount by which the Dollar Equivalent of the Principal Obligations exceeds the Available Commitment as of such date.

“Borrowing Base Investors” means the Included Investors and the Designated Investors, collectively.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York, the State of North Carolina, or, to the extent applicable, the city of London, England and:

(a) if such day relates to any interest rate settings as to a LIBOR Loan denominated in US Dollars, any fundings, disbursements, settlements and payments in US Dollars in respect of any such LIBOR Loan, or any other dealings in US Dollars to be carried out pursuant to this Credit Agreement in respect of any such LIBOR Loan, means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market;

(b) if such day relates to any interest rate settings as to a LIBOR Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such LIBOR Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such LIBOR Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a LIBOR Loan denominated in a currency other than US Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; or

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than US Dollars or Euro in respect of a LIBOR Loan denominated in a currency other than US Dollars or Euro, or any other dealings in any currency other than US Dollars or Euro to be carried out pursuant to this Credit Agreement in respect of any such LIBOR Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” means lawful currency of Canada.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with Generally Accepted Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with Generally Accepted Accounting Principles.

“Capitalized Interest Loan” is defined in Section 3.3(d) hereof.

“Capitalized Unused Commitment Fee Loans” is defined in Section 2.12(b) hereof.

“Cash Collateral Account” means a segregated, interest bearing deposit account held at the Administrative Agent for the purposes of holding Cash Collateral that is subject to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer (which documents are hereby consented to by the Lenders).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the Lenders, as collateral for the Letter of Credit Liability, cash or deposit account balances in a Cash Collateral Account. Derivatives of the term “Cash Collateralize” shall have corresponding meanings.

“Cash Control Event” shall occur if, on any date of determination, (a) a mandatory prepayment is required pursuant to Section 2.1(e) of this Credit Agreement as a result of the then outstanding Dollar Equivalent of the Principal Obligations exceeding the Available Commitment, irrespective of whether such prepayment has become due and payable under the grace periods afforded in Section 2.1(e) of this Credit Agreement (including as a result of the issuance of a Demand Notice that has not yet been funded by the Investors); or (b) a mandatory prepayment will be required pursuant to Section 2.1(e) of this Credit Agreement with the passage of time as a result of an event which has occurred with respect to a Borrowing Base Investor which event would make such Investor an Excluded Investor after an applicable grace period provided in Section 2.1(d) of this Credit Agreement shall expire.

“CDOR” means with respect to any Loan denominated in Canadian Dollars and for a particular Interest Period, the simple average of the rates shown on the display referred to as the “CDOR Page” (or any display substituted therefor) published by Reuters (or any successor source from time to time) with respect to the banks and other financial institutions named in such display at the Specified Time for Canadian bankers’ acceptances, as determined by the Administrative Agent. If such rate does not appear on the Reuters Screen CDOR Page (or any display substituted therefor) as provided in the preceding sentence, CDOR on any day shall be calculated as the simple average of the rates for such Interest Period applicable to Canadian Dollar bankers’ acceptances of, and as quoted by, the Schedule I Banks (as published by the Canadian Bankers Association), as of the Specified Time.

“Certificate of Statutory Trust” shall mean the Certificate of Trust of the Initial Borrower, filed on March 26, 2018 with the Delaware Secretary of State, Division of Corporations, as amended, modified, supplemented or restated from time to time.

“Closing Date” means the date hereof; provided that all of the conditions precedent set forth in Section 6.1 hereof shall be satisfied or waived by the Lenders.

“Collateral” is defined in Section 5.1 hereof.

“Collateral Account” is defined in Section 5.2(a) hereof and “Collateral Accounts” means, where the context may require, all Collateral Accounts, collectively.

“Collateral Account Pledge” means a collateral account pledge, as amended, modified, supplemented or restated from time to time, substantially in the form attached hereto as Exhibit D, pursuant to which the Initial Borrower pledges and assigns by way of security to the Administrative Agent, for the benefit of the Secured Parties, a security interest and Lien in and on its right, title and interest in and to all amounts held in or credited to the account into which the applicable Investors are required to deposit Contributions, as more fully described in Section 5.2 hereof in order to secure the Initial Borrower’s Obligations.

“Collateral Documents” is defined in Section 5.1 hereof.

“Commitment” means the “Capital Commitment” (as defined in the Trust Agreement) of the Investors to the Initial Borrower; “Commitments” means, where the context may require, all Commitments, collectively.

“Commitment Fee Rate” has the meaning set forth in the applicable Fee Letter.

“Commitment Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Competitor” means any investment vehicle, Affiliate thereof or Person whose primary business is the management of investment vehicles (including funds of funds or co-investment vehicles focused on achieving diversified exposure to alternative investment vehicles), excluding any commercial or investment bank (including any commercial or investment bank that sponsors investment vehicles); provided that any investment vehicle sponsored by a commercial bank shall be deemed a Competitor.

“Compliance Certificate” is defined in Section 8.1(b) hereof.

“Concentration Limits” means, with respect to each Investor classification, the following concentration limits calculated as a percentage of the aggregate Unused Commitments of all Borrowing Base Investors:

Investor Classification[1]	Concentration Limit (per Investor)	Concentration Limit (in aggregate)
Rated Included Investor (dependent on applicable ratings below)
AAA/Aaa	25.0%	N/A
AA+/Aa1 to AA-/Aa3	20.0%	N/A
A+/A1 to A-/A3	15.0%	N/A
BBB+/Baa1 to BBB-/Baa3	10.0%	N/A
Other Concentration Limits
Non-Rated Included Investor	10.0% - 25.0%	N/A
Corporate Designated Investor	5.0%	N/A
Foreign Sovereign Designated Investor	5.0%	20.0%
Fund-of-Funds Designated Investor	3.0%	15.0%
Institutional Designated Investors	N/A	35.0%
Special HNW Aggregation Investors	100%	N/A
Other HNW Aggregation Investors	1.0% - 10.0%	N/A
Individual HNW Investor	1.0%	N/A

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The first Rating indicated in each case is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. In the event that the Ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two Ratings. In the event an Investor has only one rating, that Rating shall apply.

provided, that for purposes of calculating the above Concentration Limits for any Investor, each Investor and its investing affiliates shall be treated as a single Investor. For purposes of this definition, (a) “Corporate Designated Investor” means any Designated Investor that is not a Foreign Sovereign Designated Investor, a Fund-of-Funds Designated Investor, an HNW Investor or an HNW Aggregation Investor, (b) “Foreign Sovereign Designated Investor” means any Designated Investor that is a foreign sovereign government or any agency, instrumentality or political subdivision of a foreign sovereign government, (c) “Fund-of-Funds Designated Investor” means any Designated Investor that is a fund-of-funds, (d) “Institutional Designated Investor” means any Designated Investor that is an Institutional Investor, (e) “Other HNW Aggregation Investors” means any Designated Investor that is a HNW Aggregation Investor and that is not, for avoidance of doubt, a Special HNW Aggregation Investor and (f) “Individual HNW Designated Investor” means any Designated Investor that is a HNW Investor that is a natural person or that is an investment vehicle or family office where all of the beneficial owners thereof are exclusively natural persons.

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information concerning any Borrower, any Investor or any Affiliate of such Person which is not available to the general public, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of any Borrower, any Investor or any such Affiliate pursuant to this Credit Agreement orally or in writing to any Agent or any Lender or their respective attorneys, certified public accountants or agents, but not any data or information that: (a) was or became generally available to the public at or prior to such time (unless divulged by an Agent or a Lender or such Agent’s or such Lender’s respective attorneys, certified public accountants or agents); or (b) was or became available to an Agent or a Lender or to such Agent’s or Lender’s respective attorneys, certified public accountants or agents on a non-confidential basis from the Borrowers or any Investor or any other source at or prior to such time other than as a result of a prohibited (insofar as the relevant Agent or Lender is aware) disclosure by such other source.

“Constituent Documents” means, for any Person, its constituent or organizational documents, including: (a) in the case of the Initial Borrower, the Certificate of Statutory Trust, the Trust Agreement and bylaws; (b) in the case of any other statutory trust, the related certificate of statutory trust, trust agreement and bylaws; (c) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership, exempted limited partnership, joint venture or other applicable agreement of formation and any agreement, statement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state, Registrar of Exempted Limited Partnerships or other department in the jurisdiction of its formation, in each case as amended from time to time; (d) in the case of any limited liability company, the articles of formation, the articles of association, and operating agreement for such Person; and (e) in the case of a corporation or an exempted company, the certificate, memorandum or articles of incorporation, memorandum and articles of association and/or the bylaws (as applicable) for such Person, in each such case as it may be restated, modified, amended or supplemented from time to time.

“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to a Rollover of a LIBOR Loan from one Interest Period to the next Interest Period.

“Contribution” means the capital contributions made by the Investors to the Initial Borrower with respect to their Unused Commitments; “Contributions” means, where the context may require, all Contributions, collectively.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 1563 of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code, in each case of which the Initial Borrower is a part.

“Conversion Date” means any LIBOR Conversion Date, Reference Rate Conversion Date, or Daily LIBOR Conversion Date, as applicable.

“Conversion Notice” is defined in Section 2.3(c) hereof.

“Convert”, “Conversion”, and “Converted” shall refer to a conversion pursuant to Section 2.3(c) or Section 4 hereof of one Type of Loan into another Type of Loan.

“Cost of Funds” means, with respect to a Loan, the actual cost to a Lender of funding or maintaining such Loan for the relevant Interest Period.

“Cost of Funds Rate” means a rate per annum notified by the applicable Lender as soon as practicable after the occurrence of the events specified in Section 4.2 hereof which expresses as a percentage rate the actual Cost of Funds to such Lender of funding Loans from whatever source it may reasonably select for the applicable Interest Period.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1 forms a part, together with all amendments, modifications and restatements hereof, and supplements and attachments hereto.

“Credit Facility” means the Loans and Letters of Credit provided to the Borrowers by the Lenders under the terms and conditions of this Credit Agreement.

“Credit Provider” means a Person providing a guaranty or other credit support, in form and substance reasonably acceptable to the Administrative Agent, of the obligations of a Borrowing Base Investor to make Contributions.

“Currency” means US Dollars or any Alternate Currency.

“Current Party” is defined in Section 12.12 hereof.

“Daily LIBOR” means for each day during any Interest Period, the London interbank offered rate administered by ICE (or any other person that takes over the administration of such rate) for deposits in US Dollars with a term equivalent to one month, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be reasonably designated by the Administrative Agent from time to time) at the Specified Time, changing when and as such rate changes.

“Daily LIBOR Conversion Date” is defined in Section 2.3(c) hereof.

“Debt Limitations” means the limitations set forth in Section 9.11 hereof.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including, without limitation, the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans or while any Letter of Credit is in effect or any Obligation is outstanding or any Lender or Letter of Credit Issuer has any commitment to extend credit hereunder.

“Default Rate” means (a) when used with respect to any overdue Obligations, other than LIBOR Loans or Letter of Credit fees, an interest rate equal to (i) the Reference Rate plus (ii) the Reference Rate Applicable Margin, if any, applicable to Reference Rate Loans plus (iii) 2% per annum, (b) when used with respect to any overdue LIBOR Loan, an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, and (c) when used with respect to any overdue Letter of Credit fees, a rate equal to the Applicable Margin plus 2% per annum.

“Defaulting Lender” means any Lender that: (a) has failed to make its Pro Rata Share of any disbursement required to be made in respect of any Loan within three (3) Business Days of when due; (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute; (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding; (d) has notified the Borrowers, any Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Credit Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder or a loan under any such other credit agreement and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (e) has, or has an entity that controls such Lender that has, become the subject of a bankruptcy or insolvency proceeding; or (f) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Demand Notice” means the issuance of a “Drawdown Notice” (as defined in the Subscription Agreements of the Initial Borrower) to the Investors for the making of Contributions pursuant to and in accordance with the Constituent Documents of the Initial Borrower; “Demand Notices” means, where the context may require, all Demand Notices, collectively.

“Deposit Account Control Agreement” means the deposit account control agreement among the Initial Borrower, the Administrative Agent and the Depository, as the same may be amended, modified, supplemented or restated from time to time.

“Depository” means State Street Bank and Trust Company or any replacement thereof which is an Eligible Institution.

“Designated Investor” means an Investor that (a) is approved in writing as a Designated Investor by the Lenders, in their sole discretion, and (b) in respect of which, except as otherwise determined by the Lenders, there has been delivered to the Administrative Agent:

(i)

a true and correct copy of the Subscription Agreement executed and delivered by or on behalf of such Investor which shall be acceptable to the Administrative Agent in its reasonable discretion (to the extent such Subscription Agreement contains material changes or any errors or discrepancies from the applicable approved form previously provided to the Administrative Agent), together with the Initial Borrower’s countersignature(s) accepting such Subscription Agreement, and any Constituent Documents of the Initial Borrower executed and delivered by or on behalf of such Investor;

(ii)	a true and correct copy of any Side Letter executed by or on behalf of such Investor, which shall be acceptable to the Administrative Agent in its reasonable discretion; and

(iii)

if such Investor’s Subscription Agreement or any Constituent Document of the Initial Borrower was signed by the Initial Borrower or any Affiliate thereof as an attorney-in-fact on behalf of such Investor, the Administrative Agent shall have received either (A) a copy of the power of attorney or other documentation substantiating the authority of the Initial Borrower (or Affiliate thereof) to sign on behalf of such Investor, such documentation to be in form and substance reasonably acceptable to the Administrative Agent (it being understood and agreed that any power of attorney given by any Investor to the Initial Borrower (or Affiliate thereof) under the Constituent Documents as of the Closing Date is in form and substance reasonably acceptable to the Administrative Agent for purposes of executing any Constituent Document), or (B) a written opinion (addressed to the Administrative Agent) of the Investor’s counsel (or of the Initial Borrower’s counsel, who may assume the Investor’s existence and the Investor’s authorization, execution and delivery of the applicable power of attorney for this purpose and make such other assumptions as are reasonably acceptable to the Administrative Agent) in form and substance satisfactory to the Administrative Agent in its reasonable discretion, that such attorney-in-fact has duly executed and delivered such Subscription Agreement or Constituent Document, as the case may be, on behalf of such Investor, and that such Subscription Agreement or Constituent Document, as the case may be, is as binding upon such Investor as if the Investor had itself signed the same;

provided that (1) any Designated Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be a Designated Investor until such time as all Exclusion Events in respect of such Investor shall have been cured to the satisfaction of the Administrative Agent in its sole discretion; and (2) each approval under clause (a) and each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may reasonably be specified by the Administrative Agent at the time of initial inclusion of such Investor as a Designated Investor. The Designated Investors as of the Closing Date are those specified as being Designated Investors on the Borrowing Base Certificate attached hereto as Exhibit A, as in effect on the Closing Date. If a Designated Investor would not be a Designated Investor but for the guaranty of its Credit Provider as contemplated in the definition of “Credit Provider”, such Designated Investor shall provide evidence satisfactory to the Administrative Agent of such guaranty.

“Distribution” is defined in Section 9.10 hereof.

“Dollar Equivalent” means, at any time on any date of determination: (a) with respect to any amount denominated in US Dollars, such amount; and (b) with respect to any amount denominated in an Alternate Currency, the equivalent amount thereof in US Dollars as reasonably determined by the Administrative Agent or the Letter of Credit Issuer, as applicable, at such time on the basis of the Spot Rate as of the most recent Revaluation Date for the purchase of US Dollars with such Alternate Currency.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority and subject to the Bail-In Legislation; (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition; or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means: (a) a Lender; (b) an Affiliate of a Lender, or (c) subject to the provisions of Section 12.11(c) hereof, any other Person; provided that neither the Initial Borrower nor any Affiliate of the Initial Borrower shall qualify as an Eligible Assignee; and provided, further, that it shall not be unreasonable for the Borrowers to withhold consent to any assignment which (i) could reasonably be expected to create additional obligations of or risk to any Borrower or (ii) is to be made to a person that is a fiduciary with respect to the assets of any ERISA Investor or would result in a nonexempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code (taking into consideration all remedial actions provided for herein).

“Eligible Institution” means State Street Bank and Trust Company or any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, as from time to time in effect.

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Part 4 of Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; (c) a group trust, as described in Revenue Ruling 81-100, as amended; or (d) a partnership or commingled account of an employee benefit plan or plan described in (a) or (b) above, or any other entity whose assets include or are deemed to include Plan Assets.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro Event” is defined in Section 4.11 hereof.

“Euros” mean the single, legal currency of the Participating Member States.

“Event of Default” is defined in Section 10.1 hereof.

“Excluded Investor” is defined in Section 2.1(d) hereof.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income, franchise Taxes (imposed in lieu of net income Taxes), and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such Recipient, as the case may be, is organized, maintains its Applicable Lending Office or otherwise is resident for Tax purposes, or (ii) that are Other Connection Taxes, (b) any Tax imposed by reason of the failure of a Tax Indemnified Party to comply with Section 4.7(e) hereof, (c) any withholding Taxes imposed pursuant to FATCA, and (d) any U.S. federal withholding Taxes imposed on amounts payable to or for the account of a Lender with respect to an applicable interest in a Loan or Lender Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Lender Commitment (other than pursuant to an assignment request by a Borrower under Section 4.10 hereof) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 4.7 hereof, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Lender Commitment or to such Lender immediately before it changed its Applicable Lending Office.

“Exclusion Event” is defined in Section 2.1(d) hereof.

“Extension Fee” has the meaning set forth in the applicable Fee Letter.

“Extension Request” means a written request by the Initial Borrower substantially in the form attached hereto as Exhibit P to extend the initial Stated Maturity Date in accordance with Section 2.14 hereof.

“Facility Increase” is defined in Section 2.13(a) hereof.

“Facility Increase Request” means a notice substantially in the form attached hereto as Exhibit U pursuant to which the Initial Borrower requests an increase of the Maximum Commitment Amount in accordance with Section 2.13 hereof.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code and any current or future regulations or official interpretations thereof (and any similar amendments thereto or successor provisions that are not materially more onerous to comply with), any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreements entered into in connection with the implementation of such Sections and any law, rule, regulation, official agreement or other guidance implementing any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Fee Letter” means each Fee Letter between the Initial Borrower and the Administrative Agent or any Lender, as each may be amended, supplemented or otherwise modified from time to time.

“Funding Ratio” means (a) for a Governmental Plan Investor or other pension plan not covered by clause (b) below, the total fair market value of the assets of the plan divided by the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements and (b) for a Pension Plan Investor, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring the plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recent Form 5500 filed by such plan with the U.S. Department of Labor.

“FX Reserve Amount” means, at any time of determination, the product of (a) the FX Reserve Percentage and (b) the Dollar Equivalent of the sum of the aggregate outstanding principal amount of Loans and the undrawn stated amount of all outstanding Letters of Credit, in each case denominated in an Alternate Currency at such time.

“FX Reserve Percentage” means, as of any date of determination and for each Alternate Currency, a percentage determined in the reasonable discretion of the Administrative Agent to account for foreign exchange volatility, in each case using a methodology that is sufficient to cover the 3-month foreign exchange exposure of the Lenders at such date of determination at a ninety-five percent (95%) confidence interval as calculated using Bloomberg BGN source data on the FXFM screen of Bloomberg (or such other screen as may from time to time be in effect); provided that any such percentage may be reset for any particular Alternate Currency in connection with the delivery of any Borrowing Base Certificate hereunder or on any Revaluation Date in the reasonable discretion of the Administrative Agent if necessary to account for foreign exchange volatility. As of the Closing Date, the FX Reserve Percentage for the below Alternate Currencies is as follows:

Euro	8.06%
Sterling	11.24%
Canadian Dollar	7.30%
Japanese Yen	8.04%
Australian Dollars	9.49%

“Generally Accepted Accounting Principles” means those generally accepted accounting principles and practices that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied for all periods, after the Closing Date, so as to properly reflect the financial position of the applicable Person, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of the said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Government Official” means an official, employee, instrumentality, or agent of a government, political party, state-owned enterprise, or public international organization.

“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States of America, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having or reasonably claiming to have jurisdiction over any Borrower, any Agent, any Lender or the Letter of Credit Issuer, or any of their respective businesses, operations, assets, or properties.

“Governmental Plan Investor” means an Investor that is a pension plan as defined in Section 3(3) of ERISA and that is also a governmental plan as defined in Section 3(32) of ERISA.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent: (a) to purchase any such Indebtedness or other obligation or any property constituting security therefor; (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person; (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such primary obligation; or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof; provided, however, that the term Guaranty Obligations shall not include (w) endorsements of instruments for deposit or collection in the ordinary course of business, (x) deposits or other obligations to secure the performance of bids, trade contracts (other than for borrowed money), (y) contingent obligations under customary “carve outs” in non-recourse loan documentation, including, but not limited to, environmental indemnities, guarantees of environmental indemnities and guarantees of non-recourse carve-outs which are usual and customary in like transactions involving incurrence of such obligations or liabilities made by subsidiaries of such Person, and (z) other contingent obligations and liabilities which are not shown as indebtedness in the financial statements of the Borrowers, including but not limited to completion guaranties. The amount of any Guaranty Obligation of any guaranteeing person shall be deemed to be the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such maximum amount for which such guaranteeing person may be liable is not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing person’s maximum reasonable anticipated liability in respect thereof as determined by such Person in good faith.

“Hedging Agreements” means, collectively, interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“HNW Aggregation Investors” means, collectively, Investors which are dedicated feeder funds established by a Person other than the Investment Advisor, the Administrator and/or any of their respective Affiliates and with their knowledge, primarily to facilitate the participation of certain HNW Investors in the Initial Borrower, and each individually, a “HNW Aggregation Investor”.

“HNW Investor” means an Investor that is a domestic or international individual Investor (or group of individuals organized as a trust or family office) or an entity owned, controlled or established by a domestic or international individual Investor (or group of individuals organized as a trust or family office). For the avoidance of doubt, “HNW Investors” shall not include Special HNW Aggregation Investors.

“ICE” means ICE Benchmark Administration Limited (or any successor thereto if ICE Benchmark Administration Limited is no longer making LIBOR available).

“Included Investor” means an Investor (a) that either (i) meets the Applicable Requirement and at the request of the Initial Borrower has been approved in writing as an Included Investor by the Administrative Agent, in its reasonable discretion (which approval shall not be unreasonably withheld, provided that the failure, after using commercially reasonable efforts, to obtain approval for such Investor shall be deemed reasonable per se) (a “Rated Included Investor”), or (ii) does not meet the Applicable Requirement but at the request of the Initial Borrower has been approved in writing as an Included Investor by all of the Lenders, in their sole discretion (a “Non-Rated Included Investor”); and (b) in respect of which, except as otherwise determined by the Lenders, there has been delivered to the Administrative Agent:

(i)

a true and correct copy of the Subscription Agreement executed and delivered by or on behalf of such Investor which shall be acceptable to the Administrative Agent in its reasonable discretion (to the extent such Subscription Agreement contains material changes or any errors or discrepancies from the applicable approved form previously provided to the Administrative Agent), together with the Initial Borrower’s countersignature(s) accepting such Subscription Agreement, and any Constituent Documents of the Initial Borrower executed and delivered by or on behalf of such Investor;

(ii)	a true and correct copy of any Side Letter executed by or on behalf of such Investor, which shall be acceptable to the Administrative Agent in its reasonable discretion; and

(iii)

if such Investor’s Subscription Agreement or any Constituent Document of the Initial Borrower was signed by the Initial Borrower or any Affiliate thereof as an attorney-in-fact on behalf of such Investor, the Administrative Agent shall have received either (A) a copy of the power of attorney or other documentation substantiating the authority of the Initial Borrower (or Affiliate thereof) to sign on behalf of such Investor, such documentation to be in form and substance reasonably acceptable to the Administrative Agent (it being understood and agreed that any power of attorney given by any Investor to the Initial Borrower (or Affiliate thereof) under the Constituent Documents as of the Closing Date is in form and substance reasonably acceptable to the Administrative Agent for purposes of executing any Constituent Document), or (B) a written opinion (addressed to the Administrative Agent) of the Investor’s counsel (or of the Initial Borrower’s counsel, who may assume the Investor’s existence and the Investor’s authorization, execution and delivery of the applicable power of attorney for this purpose and make such other assumptions as are reasonably acceptable to the Administrative Agent) in form and substance satisfactory to the Administrative Agent in its reasonable discretion, that such attorney-in-fact has duly executed and delivered such Subscription Agreement or Constituent Document, as the case may be, on behalf of such Investor, and that such Subscription Agreement or Constituent Document, as the case may be, is as binding upon such Investor as if the Investor had itself signed the same;

provided that (1) any Included Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be an Included Investor until such time as all Exclusion Events in respect of such Investor shall have been cured, (x) in the case of any Rated Included Investor, to the satisfaction of the Administrative Agent in its sole discretion and (y) in the case of any Non-Rated Included Investor, to the satisfaction of all of the Lenders in their sole discretion; and (2) each approval of a Rated Included Investor or a Non-Rated Included Investor and each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may reasonably be specified by the Administrative Agent at the time of initial inclusion of such Investor as an Included Investor. The Included Investors as of the Closing Date are those specified as being Included Investors on the Borrowing Base Certificate attached hereto as Exhibit A, as in effect on the Closing Date. If an Included Investor would not be an Included Investor but for the guaranty of its Credit Provider as contemplated in the definition of “Credit Provider”, the Initial Borrower shall provide evidence satisfactory to the Administrative Agent of such guaranty.

“Increase Effective Date” is defined in Section 2.13(b) hereof.

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money or with respect to advances of any kind held by such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) all Guaranty Obligations of such Person in respect of Indebtedness of others; (g) all obligations of such Person under: (i) Capital Leases; and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for U.S. federal tax purposes but is classified as an operating lease in accordance with Generally Accepted Accounting Principles; (h) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof; (i) all net obligations of such Person in respect of or under Hedging Agreements; (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and instruments of a like nature or of such Person in respect of bankers’ acceptances; and (k) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person or in a manner that would not be reflected on the balance sheet of such Person in accordance with Generally Accepted Accounting Principles. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture or similar entity for which such Person is legally obligated unless made non-recourse to such Person by written agreement reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, Indebtedness shall not include obligations and liabilities which are not shown as obligations or liabilities on the financial statements of such Person.

“Indemnitee” is defined in Section 12.5(b) hereof.

“Initial Borrower” is defined in the preamble to this Credit Agreement.

“Initial Lender” is defined in the preamble to this Credit Agreement.

“Initial Notice Period” is defined in Section 10.2 hereof.

“Initial Payment Date” is defined in Section 10.2 hereof.

“Institutional Investor” means any Investor that is not a HNW Investor, a HNW Aggregation Investor or a Special HNW Aggregation Investor.

“Interest Option” means either (a) LIBOR or (b) the Reference Rate.

“Interest Payment Date” means: (a) with respect to any Reference Rate Loan, either (i) the LIBOR Conversion Date (if such Reference Rate Loan is converted into a LIBOR Loan pursuant to Section 2.3(c) and the accrued interest is not capitalized as provided in Section 2.3(c)) or (ii) the twelfth (12th) calendar day of each calendar month (or the next succeeding Business Day if such day is not a Business Day) following the last day of each Interest Period for the interest accruing during the preceding Interest Period; (b) with respect to any LIBOR Loan in respect of which the applicable Borrower has selected Daily LIBOR, the twelfth (12th) calendar day of each calendar month (or the next succeeding Business Day if such day is not a Business Day) following the last day of each Interest Period for the interest accruing during the preceding Interest Period; (c) with respect to any other LIBOR Loan (i) in respect of which the applicable Borrower has selected a one-month or three-month Interest Period, the last day of such Interest Period for such LIBOR Loan (or the next succeeding Business Day if such day is not a Business Day), and (ii) in respect of which the applicable Borrower has selected a six-month, or subject to availability, twelve-month Interest Period, the day of the month corresponding to the Borrowing date of such LIBOR Loan occurring each third calendar month during such Interest Period for such LIBOR Loan (or the next succeeding Business Day if such day is not a Business Day); (d) the Maturity Date; and (e) the date of any prepayment of any Loan made hereunder, as to the amount prepaid.

“Interest Period” means (a) with respect to any Reference Rate Loan, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Loan (or the related Reference Rate Conversion Date pursuant to Section 2.3(c) hereof) and ending on (and including) the last calendar day of such month and (ii) thereafter, each period commencing on (and including) the first calendar day of the succeeding calendar month and ending on (and including) the last calendar day of such month; (b) with respect to any LIBOR Loan in respect of which the applicable Borrower has selected Daily LIBOR, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Loan (or the related LIBOR Conversion Date pursuant to Section 2.3(c) hereof) and ending on (and including) the last calendar day of such month and (ii) thereafter, each period commencing on (and including) the first calendar day of the succeeding calendar month and ending on (and including) the last calendar day of such month; and (c) with respect to any other LIBOR Loan, the period commencing on (and including) the date of the initial purchase or funding of such Loan (or the related LIBOR Conversion Date pursuant to Section 2.3(c) hereof) and ending on (but excluding) the corresponding date one month, three months, six months or, subject to confirmation of availability by the applicable Lenders (i.e., a rate for such Interest Period is available for quotation under LIBOR), twelve months, as designated by the applicable Borrower in the applicable Request for Borrowing; provided that:

(A) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the preceding Business Day;

(B) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (A) above, end on the last Business Day of the applicable calendar month; and

(C) in the case of any Interest Period for any Loans which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) such Maturity Date and the duration of each Interest Period which commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment” means an investment made by the Initial Borrower.

“Investment Advisor” means GSO Asset Management LLC, a Delaware limited liability company.

“Investment Advisory Agreement” means the Investment Advisory Agreement, dated as of October 1, 2018, between the Initial Borrower and the Investment Advisor, as the same may be amended, restated, modified, supplemented or amended and restated from time to time.

“Investment Exclusion Event” means the exclusion or excuse of any Investor from participating in a particular Investment pursuant to either (a) such Investor’s Side Letter or (b) such Investor’s Subscription Agreement, in each case, where (i) the Investor is entitled to such exclusion or excuse under the applicable Subscription Agreement or the applicable Side Letter (i.e., the Initial Borrower has no discretion to permit or prevent such exclusion or excuse) or (ii) the failure to so exclude or excuse such Investor could, in the reasonable determination of the Initial Borrower, reasonably be expected to result in a material adverse effect under the applicable Constituent Documents.

“Investment Period” means the “Initial Drawdown Period” as that term is defined in the Trust Agreement.

“Investor” means any Person that is listed as such on the Borrowing Base Certificate attached hereto as Exhibit A (or on a revised Borrowing Base Certificate delivered to the Administrative Agent in accordance with Section 8.1(h) hereof) and incorporated herein by reference or is admitted to the Initial Borrower as a shareholder in accordance with the terms of the Initial Borrower’s Constituent Documents; “Investors” means all of such Persons, collectively.

“Investor Information” is defined in Section 12.17 hereof.

“Joinder Agreement” means an agreement contemplated by Section 12.11(e) hereof, pursuant to which a new lender joins the Credit Facility as a Lender.

“Judgment Currency” is defined in Section 12.20 hereof.

“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders (through the Administrative Agent, as permitted) as may be reasonably required for the Lenders to comply with “know-your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender.

“Laws” means, collectively, all international, foreign, Federal, state and local laws, statutes, treaties, rules, guidelines, directives, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law; provided that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all regulations, rules, guidelines, requests or directives thereunder or issued in connection therewith relating to capital and liquidity requirements and (b) all regulations, rules, guidelines, requests or directives promulgated or issued by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in Law”, regardless of the date enacted, adopted or issued.

“Lender Commitment” means, for each Lender, the amount set forth opposite its name on Schedule II or on its respective Assignment and Acceptance Agreement or Joinder Agreement, as the same may be reduced from time to time by the Initial Borrower, pursuant to Section 3.6 hereof, or by further assignment by such Lender pursuant to Section 12.11(c) hereof. The Lender Commitments shall be denominated in US Dollars.

“Lenders” means Bank of America and each of the other lending institutions that shall become a Lender hereunder pursuant to Section 12.11(c) or Section 12.11(e) hereof.

“Letter of Credit” means any letter of credit issued by the Letter of Credit Issuer pursuant to Section 2.8 hereof either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Issuer” means Bank of America, or any Lender or Affiliate of such Lender so designated, and which accepts such designation, by the Administrative Agent and approved by the Initial Borrowers

“Letter of Credit Liability” means the sum of (a) the aggregate undrawn stated amount of all outstanding Letters of Credit plus (b) the aggregate amount drawn under all Letters of Credit for which the Letter of Credit Issuer and the Lenders, or any one of them, has not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise) as required by Section 2.8 hereof.

“Letter of Credit Sublimit” means an amount equal to fifty percent (50%) of the Maximum Commitment Amount at the time of issuance of any Letter of Credit; provided, however, that Letters of Credit denominated in an Alternate Currency shall comply with the sublimit set forth in the definition of “Alternate Currency Sublimit”.

“LIBOR” means, for any LIBOR Loan:

(a) denominated in US Dollars, at the option of the applicable Borrower, either (x) Daily LIBOR or (y) the rate per annum equal to the London interbank offered rate administered by ICE (or any Person that takes over administration of such rate) or a comparable or successor rate which rate is approved by the Administrative Agent and the Initial Borrower in their commercially reasonable discretion, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be reasonably designated by the Administrative Agent from time to time) at the Specified Time, for deposits in US Dollars (for delivery on the first day of the applicable Interest Period) with a term equivalent to such Interest Period;

(b) denominated in a LIBOR Quoted Currency (other than US Dollars), the rate per annum equal to LIBOR or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be reasonably designated by the Administrative Agent from time to time and approved by the Initial Borrower in their commercially reasonable discretion) at the Specified Time, for deposits in the relevant Currency (for delivery on the first day of the applicable Interest Period) with a term equivalent to such Interest Period;

(c) denominated in Canadian Dollars, CDOR;

(d) denominated in Australian Dollars, BBSY; and

(e) denominated in any other Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Alternate Currency at the time such Alternate Currency is approved by the Administrative Agent and the Lenders;

provided that, if more than one rate is published by Bloomberg (or such other commercially available source providing quotations of LIBOR or CDOR, as applicable, as designated by the Administrative Agent from time to time), the applicable rate shall be the arithmetic mean of all such rates (rounded upwards if necessary to the nearest 1/100 of 1%). If for any reason the rate specified in any of the preceding clauses (i) through (iv) is not available, then “LIBOR” shall mean the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which, as determined by the Administrative Agent in accordance with its customary practices, deposits in the applicable Currency in an amount comparable to the Loans then requested are being offered to leading banks at the Specified Time: (x) in the case of Loans denominated in an Alternate Currency, on the date that is two (2) Business Days prior to the date such rate shall apply for settlement in immediately available funds by leading banks in the London or Canadian interbank market, as applicable, for a period equal to the Interest Period selected, or (y) in the case of Loans denominated in US Dollars, (I) on the same day such rate shall apply for settlement in immediately available funds by leading banks in the London interbank market for a period equal to one month if such rate is to replace the rate specified in clause (a)(x) above or (II) on the date that is two (2) Business Days prior to the date such rate shall apply for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected if such rate is to replace the rate specified in clause (a)(y) above; provided, further that LIBOR shall, in no event, exceed the Reference Rate; provided, further that, to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and as notified to the Borrowers. If the calculation of LIBOR (or any applicable LIBOR Successor Rate adopted together with LIBOR Successor Rate Conforming Changes pursuant to Section 4.12 hereof) results in a LIBOR rate of less than zero (0), LIBOR or such LIBOR Successor Rate, as applicable, shall be deemed to be zero (0) for all purposes under the Loan Documents.

“LIBOR Conversion Date” is defined in Section 2.3(c) hereof.

“LIBOR Cutoff” means the Specified Time.

“LIBOR Loan” means a Loan that bears interest at a rate based on LIBOR.

“LIBOR Quoted Currency” means each of the following currencies: US Dollars, Euros, Pounds Sterling and Yen, in each case as long as there is a published LIBOR rate with respect thereto.

“LIBOR Reserve Requirement” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) by member banks of the Federal Reserve System against: (a) “Eurocurrency liabilities” (as such term is used in Regulation D); (b) any category of liabilities which includes deposits by reference to which Adjusted LIBOR is to be determined; or (c) any category of extensions of credit or other assets which include LIBOR Loans. LIBOR shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Requirement. Each determination by the Administrative Agent of the LIBOR Reserve Requirement shall, in the absence of manifest error, be conclusive and binding.

“LIBOR Successor Rate” is defined in Section 4.12(a) hereof.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Reference Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be mutually agreed by the Administrative Agent and the Initial Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent and the Initial Borrower mutually agree).

“Lien” means any lien, mortgage, security interest, security assignment, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Assignment and Acceptance, each Borrower Guaranty, each Fee Letter and such other agreements and documents, and any amendments or supplements thereto or modifications thereof that are executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered in connection with any such amendment, supplement or modification that the parties thereto agree shall constitute a “Loan Document” hereunder.

“Loans” means the groups of LIBOR Loans and Reference Rate Loans made by the Lenders to the Borrowers pursuant to the terms and conditions of this Credit Agreement and certain other related amounts specified in Section 2.8(g)(i), Section 2.9(f), Section 3.3(c) and Section 3.3(d) hereof shall be treated as Loans pursuant to Section 2.8(g)(i), Section 2.9(f), Section 3.3(c) and Section 3.3(d) hereof, respectively).

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the rights of, or benefits available to, the Lenders under the Loan Documents; (b) the Borrowers’ ability to pay the Obligations when due in accordance with the terms of the Loan Documents; (c) the Borrowers’ (taken as a whole) ability to perform its material obligations under any Loan Document to which it is a party; (d) the legality, validity, binding effect or enforceability of any Loan Document; (e) the ability of the Initial Borrower to issue Demand Notices; or (f) the obligations of the Borrowing Base Investors under the Initial Borrower’s Constituent Documents to make Contributions with respect to their Unused Commitments.

“Material Amendment” is defined in Section 9.4 hereof.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default; (c) 30 days prior to the termination of the Initial Borrower’s Constituent Documents; (d) 30 days prior to the date on which the Initial Borrower’s ability to call Contributions for the purpose of repaying the Obligations is terminated and (e) the date upon which the Initial Borrower terminates all of the Lender Commitments pursuant to Section 3.6 hereof or otherwise.

“Maximum Commitment Amount” means $200,000,000, as the same may be reduced pursuant to Section 3.6 hereof or increased pursuant to Section 2.13 hereof.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable Law on such day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Non-Excluded Taxes” means all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document.

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Non-Rated Included Investor” is defined in the definition of “Included Investor”.

“Notes” means the promissory notes provided for in Section 3.1 hereof, and all promissory notes delivered in substitution or exchange therefor, as such notes may be amended, restated, reissued, extended or modified, and the Qualified Borrower Notes; and “Note” means any one of the Notes.

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrowers to the Lenders, and all renewals and extensions thereof (including, without limitation, Loans, Letters of Credit, or both), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes and each Borrower Guaranty, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all indebtedness, obligations and liabilities of the Borrowers to the Lenders evidenced or arising pursuant to any of the other Loan Documents, and all renewals and extensions thereof, or any part thereof.    For purposes of any Collateral Document, so long as the Credit Facility is in effect, “Obligations” shall also include (x) any liability of any Borrower to any Lender (or Affiliate thereof) under (i) any interest rate, currency and commodity swap agreement, cap agreement or collar agreement, (ii) any other agreement or arrangement with a Lender (or Affiliate thereof) designed to protect such Borrower against fluctuations in interest rates, currency exchange rates or commodity prices or (iii) any option of such Borrower to enter into any of the foregoing and (y) all liabilities to any Lender under or in connection with any arrangement of any Borrower with any Lender (or Affiliate thereof) in respect of overdraft protection, corporate credit cards, corporate purchase cards, automated clearing house services and other treasury, depositary and cash management services.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Operating Company” means an “operating company”, a “venture capital operating company” or a “real estate operating company”, each as defined in the Plan Asset Regulations.

“Other Claims” is defined in Section 5.5 hereof.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” is defined in Section 4.7(c) hereof.

“Participant” is defined in Section 12.11(b) hereof.

“Participant Register” is defined in Section 12.11(b) hereof.

“Participating Member State” means any member state of the European Union that adopts or has adopted (and has not ceased to adopt) the Euro as its lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union.

“Patriot Act” is defined in Section 12.18 hereof.

“Pending Demand Notice” means any Demand Notice that has been issued to Investors and that has not yet been (a) cancelled or withdrawn or (b) funded by the applicable Investor, but with respect to which such Investor is not in default under the terms of the Initial Borrower’s Constituent Documents beyond any notice and cure period specified therein, where applicable.

“Pension Plan Investor” means an ERISA Investor that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is subject to Title IV of ERISA.

“Permitted Liens” is defined in Section 9.2 hereof.

“Permitted RIC Distributions” means, with respect to each taxable year, any Distributions determined by the Initial Borrower in good faith to be required to be made in order to maintain the Initial Borrower’s tax status under Section 851 of the Internal Revenue Code or to avoid the payment of any tax imposed under Section 852(b)(1), Section 852(b)(3) or Section 4982 of the Internal Revenue Code.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, exempted company, limited liability company, nonprofit corporation, partnership, exempted limited partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code, each as established or maintained for employees of any Borrower or any member of the Controlled Group.

“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, et seq., as modified by Section 3(42) of ERISA, as the same may be amended from time to time.

“Plan Assets” means “plan assets” within meaning of the Plan Asset Regulations.

“Potential Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prepayment Notice” is defined in Section 3.5 hereof.

“Prime Rate” means, for any date, a per annum rate equal to the rate of interest announced from time to time by the Administrative Agent to its prime customers as its “prime rate” for such date. The Prime Rate may be, but is not intended to be, the lowest rate of interest charged by the Administrative Agent, any Lender or Letter of Credit Issuer or any other financial institution in connection with extensions of credit to borrowers.

“Principal Obligations” means, on any date of determination, the sum, without duplication, of (a) the aggregate outstanding principal amount of the Loans plus (b) the Letter of Credit Liability.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a) (i) the numerator of which is the Lender Commitment of such Lender; and (ii) the denominator of which is the aggregate Lender Commitments of all Lenders; or (b) in the event the Lender Commitments have been terminated: (i) the numerator of which is the Lender Commitment of such Lender as in effect immediately prior to such termination; and (ii) the denominator of which is the aggregate Lender Commitments of all Lenders as in effect immediately prior to such termination.

“Proceedings” is defined in Section 7.9 hereof.

“Proposed Amendment” is defined in Section 9.4 hereof.

“Qualified Borrower” is defined in Section 2.9(a) hereof.

“Qualified Borrower Note” is defined in Section 2.9(d) hereof.

“Rated Included Investor” is defined in the definition of “Included Investor”.

“Rated Investor” means any Investor that has a Rating (or that has a Credit Provider, Sponsor or Responsible Party that has a Rating). In the event an Investor, its Credit Provider, Sponsor or Responsible Party has more than one Rating, from S&P or Moody’s, then the lowest of such Ratings shall be the applicable Rating. In the event an Investor has only one rating, that Rating will apply.

“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof, such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution or a governmental entity)) from either S&P or Moody’s.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Letter of Credit Issuer, as applicable.

“Reference Rate” means the greatest of: (a) the Prime Rate, (b) the Federal Funds Rate plus fifty (50) basis points, and (c) Adjusted LIBOR (based on Daily LIBOR) plus one hundred (100) basis points. Each change in the Reference Rate shall become effective without prior notice to any Borrower automatically as of the opening of business on the day of such change in the Reference Rate.

“Reference Rate Applicable Margin” has the meaning set forth in the applicable Fee Letter.

“Reference Rate Conversion Date” is defined in Section 2.3(c) hereof.

“Reference Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the Reference Rate.

“Register” is defined in Section 12.11(f) hereof.

“Regulation D,” “Regulation T,” “Regulation U” and “Regulation X” means Regulation D, T, U or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Request for Borrowing” is defined in Section 2.3 hereof.

“Request for Letter of Credit” is defined in Section 2.8(b) hereof.

“Required Lenders” means, at any time: (a) Lenders (other than the Defaulting Lenders) holding an aggregate Pro Rata Share of greater than fifty percent (50%) of the Lender Commitments (excluding the Lender Commitments of any Defaulting Lenders); or (b) at any time that the Lender Commitments are zero (0), Lenders (other than the Defaulting Lenders) owed an aggregate Pro Rata Share of greater than fifty percent (50%) of the Obligations outstanding at such time; provided that if at any time there is only one Lender party hereto, then “Required Lenders” shall mean such Lender.

“Required Payment Time” means, (a) promptly on demand but in no event later than two (2) Business Days following such demand, to the extent such funds are available in a Collateral Account and credited to or held for the Initial Borrower; and (b) otherwise within fifteen (15) Business Days of demand, to the extent that it is necessary for the Initial Borrower to issue Demand Notices (and the Initial Borrower will issue such Demand Notices and the Initial Borrower shall make such payment promptly after the Contributions relating to such Demand Notices are received).

“Responsible Officer” means any President, Chief Operating Officer, Senior Managing Director, General Counsel, Managing Director, Chief Compliance Officer, Director, Chief Financial Officer, Executive Vice President, Vice President, Secretary, Assistant Secretary, Treasurer, Assistant Treasurer, Chief Legal Officer or other duly authorized officer, manager or director of (a) a corporation or an exempted company, (b) the general partner of a limited partnership or an exempted limited partnership or if such general partner is itself a limited partnership or an exempted limited partnership, its general partner, or (c) a limited liability company or the managing member thereof.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

“Revaluation Date” means: (a) each date of the making of any Loan or an issuance, amendment, renewal or extension of a Letter of Credit; (b) the date of any Exclusion Event; and (c) each other date on which any of the Administrative Agent, the Letter of Credit Issuer or a Borrower shall reasonably request (which may not be more than once in any calendar month).

“RIC Distribution Notice” means a written notice setting forth the calculation of any Permitted RIC Distribution with respect to the Initial Borrower and certifying that the Initial Borrower remains a “regulated investment company” under Subchapter M of the Internal Revenue Code.

“Rollover” means the renewal of all or any part of any LIBOR Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3 hereof.

“Rollover Notice” is defined in Section 2.3(b) hereof.

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Sanctioned Country” means a country or territory that is the subject or target of Sanctions (which includes, at the time of this Credit Agreement, Crimea, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means a Person that is (a) currently the subject or target of Sanctions or (b) located, organized or resident in a Sanctioned Country.

“Sanctions” means any sanctions administered or enforced by the United States government, including, without limitation, the U.S. Department of State, the U.S. Department of the Treasury, OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Scheduled Unavailability Date” is defined in Section 4.12(a) hereof.

“Secured Parties” means the Agents, the Lenders and the Letter of Credit Issuers.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Side Letter” means any side letter executed by or on behalf of an Investor with the Initial Borrower with respect to such Investor’s rights and/or obligations under its Subscription Agreement or the Initial Borrower’s Constituent Documents.

“Sole Lead Arranger” is defined in the preamble to this Credit Agreement.

“Solvent” means, with respect to the Initial Borrower, as of any date of determination, that as of such date:

(a) the fair value of the assets of the Initial Borrower and the aggregate Unused Commitments are greater than the total amount of liabilities, including contingent liabilities, of the Initial Borrower;

(b) the fair value of the assets of the Initial Borrower and the aggregate Unused Commitments are not less than the amount that will be required to pay the probable liability of the Initial Borrower on its debts as they become absolute and matured;

(c) the Initial Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts or liabilities become absolute and matured; and

(d) the Initial Borrower is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which its assets and the aggregate Unused Commitments would constitute unreasonably small capital.

For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability.

“Special HNW Aggregation Investor” means an aggregation vehicles sourced by Merrill Lynch Alternative Investments, JPMorgan Private Bank, Morgan Stanley, or any other well-known private wealth management firm approved by the Administrative Agent in its sole discretion, subject to organizational documentation that is reasonably acceptable to Administrative Agent.

“Special HNW Aggregation Investor Letter Agreements” means the letter agreement(s) by and among the applicable Special HNW Aggregation Investor(s) and the Administrative Agent, as amended, restated, supplemented or modified from time to time in accordance with the terms thereof.

“Specified Time” means the applicable day and time determined in accordance with Schedule III.

“Sponsor” means, for any Pension Plan Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan.

“Spot Rate” for an Alternate Currency on any Revaluation Date means the spot rate for the purchase of such Alternate Currency with US Dollars as set forth on the applicable Bloomberg screen page at the Specified Time on such Revaluation Date. In the event that such rate does not appear on the applicable Bloomberg screen page, the Spot Rate with respect to such Alternate Currency shall be determined by reference to such other publicly available service for displaying exchange rates as the Administrative Agent or the Letter of Credit Issuer may determine, in their reasonable discretion; provided, that if at the time of any such Revaluation Date, for any reason, no such Spot Rate is being quoted, the Administrative Agent or Letter of Credit Issuer may obtain such spot rate from another commercially available source reasonably designated by the Administrative Agent or Letter of Credit Issuer.

“Stated Maturity Date” means November 6, 2019, subject to extension as set forth in Section 2.14 hereof.

“Subscription Agreement” means a Subscription Agreement substantially in the form of the applicable subscription agreement previously provided to the Administrative Agent executed by an Investor in connection with the subscription for an equity interest in the Initial Borrower, as amended, restated, supplemented or otherwise modified from time to time. “Subscription Agreements” means, where the context may require, all Subscription Agreements, collectively.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Non-Excluded Taxes or Other Taxes.

“Tax Indemnified Parties” means, collectively, the Lenders and the Agents; and “Tax Indemnified Party” means any of the foregoing.

“Tax Payment” means either the increase in a payment made by a Borrower to a Tax Indemnified Party under Section 4.7(a) hereof or a payment under the indemnity in Section 4.7(d) hereof.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transfer” means to assign, convey, exchange, pledge, sell, set-off, transfer or otherwise dispose.

“Trust Agreement” means the Second Amended and Restated Agreement and Declaration of Trust of the Initial Borrower, dated as of October 1, 2018, as the same may be amended, restated, modified, supplemented or amended and restated from time to time.

“Type of Loan” means a LIBOR Loan or a Reference Rate Loan.

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state from time to time, which governs creation or perfection (and the effect thereof) of security interests in any collateral for the Obligations.

“Uncalled Commitment” means, with respect to any Investor at any time, such Investor’s Unused Commitment minus any portion of such Investor’s Unused Commitment that is subject to a Pending Demand Notice.

“Unused Commitment” means, with respect to any Investor at any time, such Investor’s undrawn capital commitment under the Initial Borrower’s Constituent Documents.

“Unused Portion” is defined in Section 2.12(a) hereof.

“Upfront Fee” means the upfront fees payable to the Lenders in connection with their initial Lender Commitments on the Closing Date or any increases pursuant to Section 2.13 herein, as set forth in the applicable Fee Letter.

“US Dollars” and the sign “$” means lawful currency of the United States of America.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Yen” means lawful currency of Japan.

1.2 Other Definitional Provisions.

(a) All terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document.

(b) Defined terms used in the singular shall import the plural and vice versa.

(c) The words “hereof,” “herein,” “hereunder,” and similar terms when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provisions of this Credit Agreement.

(d) “Including” and similar terms shall be deemed to be followed by “without limitation” unless in fact followed by “without limitation” or a similar term.

(e) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(f) Any reference to the Administrator or the Investment Advisor shall be deemed to be a reference to any successor thereto.

1.3 Exchange Rates; Currency Equivalents. Loans and Letters of Credit shall be available to the Borrowers in the applicable currencies specified herein, provided that, for purposes of determining the remaining Available Commitment, the Principal Obligations shall always be calculated in US Dollars by converting the Principal Obligations in an Alternate Currency into its Dollar Equivalent. The Administrative Agent or the Letter of Credit Issuer shall, as of each Revaluation Date, determine the applicable Spot Rates to be used for making such calculations. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

1.4 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit available to be drawn at such time after giving effect to all increases thereof contemplated by such Letter of Credit or the documentation related thereto, whether or not such maximum face amount is in effect at such time.

1.5 Times of Day. Unless otherwise specified in the Loan Documents, time references are to time in the city of New York, New York.

1.6 Schedules and Exhibits. All references in this Credit Agreement to any schedule or exhibit hereto shall mean such schedule or exhibit, as applicable, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Credit Agreement. Each of the schedules and exhibits to this Credit Agreement may be modified from time to time as matters set forth in such schedule or exhibit, as applicable, are updated or modified in accordance with the terms of this Credit Agreement.

1.7 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Constituent Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 2. REVOLVING CREDIT LOANS AND LETTERS OF CREDIT

2.1 The Lender Commitment.

(a) Committed Amount. Subject to the terms and conditions herein set forth, the Lenders agree, during the Commitment Period to (i) extend to the Borrowers a revolving line of credit and (ii) participate in Letters of Credit issued by the Letter of Credit Issuer for the account of the Borrowers.

(b) Limitation on Borrowings and Re-borrowings. Except as provided in clause (c) below, the Lenders shall not be required to advance any Borrowing or Rollover, if:

(i) after giving effect to such Borrowing or Rollover: (x) the Dollar Equivalent of the Principal Obligations would exceed the Available Commitment or (y) the Alternate Currency Liability would exceed the Alternate Currency Sublimit; provided that the foregoing restrictions with respect to Rollovers shall apply only to the extent of the amount such Rollover exceeds the Available Commitment or the Alternate Currency Sublimit as of such date, as applicable; or

(ii) an Event of Default or, to any Borrower’s or the Administrative Agent’s knowledge, Potential Default under Section 10.1(a), (e), (f), (g), (h), (i), (j), (o) or (p) exists.

(c) Exceptions to Limitations. Conversions to Reference Rate Loans and Rollovers shall be permitted in the situations described in clauses (i) and (ii) of Section 2.1(b) above, in each case, unless the Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Lender Commitments under Section 10.2 hereof.

(d) Exclusion Events. If any of the following events (each, an “Exclusion Event”) shall occur with respect to any Borrowing Base Investor (or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Investor), (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) (such Investor hereinafter referred to as an “Excluded Investor”), such Investor shall no longer be a Borrowing Base Investor until such time as all Exclusion Events in respect of such Investor, shall have been cured in accordance with the definition of Included Investor or Designated Investor, as applicable:

(i) it shall: (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (B) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (C) make a general assignment for the benefit of creditors; (D) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (F) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(ii) (A) an involuntary case or other proceeding shall be commenced against it, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or (B) an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s (or its Sponsor’s, Responsible Party’s or Credit Provider’s, as applicable) reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets;

(iii) other than in connection with an Investment Exclusion Event, such Investor shall (x) repudiate or declare unenforceable its obligation to make Contributions with respect to its Unused Commitment to the capital of the Initial Borrower pursuant to a Demand Notice, (y) shall otherwise disaffirm any material provision of its Subscription Agreement or the applicable Constituent Documents, or (z) give any written notice to the Initial Borrower that (1) it may not fund future Contributions (other than in connection with an Investment Exclusion Event) or comply with the provisions of its Subscription Agreement or the applicable Constituent Documents or (2) it intends to withdraw, retire or resign (excluding any right to do so which is documented in such Investor’s Side Letter, but including any written notice that it intends to exercise such right) from the Initial Borrower;

(iv) other than in connection with an Investment Exclusion Event, such Investor shall fail to make a Contribution with respect to its Unused Commitment when required pursuant to a Demand Notice for a period of ten (10) Business Days beyond the initial due date therefor (without regard to any cure or notice periods provided under the applicable Constituent Documents or such Investor’s Subscription Agreement or Side Letter), or, to the Initial Borrower’s knowledge, shall otherwise be in default under or in breach of any material provision of its Subscription Agreement (or related Side Letter) or the applicable Constituent Documents, and such other default or breach shall continue for a period of ten (10) Business Days; provided that, any Special HNW Aggregation Investor or HNW Aggregation Investor in the Initial Borrower shall only be subject to exclusion from the Borrowing Base under this clause in the event that its underlying interestholders holding 10% or more of such Investor’s total Commitment to the Initial Borrower fail to make a contribution to such Investor within ten (10) Business Days of the initial due date therefor (without regard to any cure or notice periods provided under such Special HNW Aggregation Investor’s or HNW Aggregation Investor’s Constituent Documents);

(v) any representation or warranty made by such Investor under the applicable Constituent Documents, its Subscription Agreement (or related Side Letter), or any guaranty or related document executed by such Investor’s Credit Provider shall prove to be untrue or inaccurate in any material respect, as of the date on which such representation or warranty is made and such circumstance remains uncured for five (5) Business Days after the earlier of (A) the Administrative Agent’s delivery of notice thereof to the Initial Borrower and (B) the Initial Borrower’s actual knowledge of such circumstance;

(vi) such Investor shall Transfer (other than any Transfer comprised of a pledge or other encumbrance which is covered by clause (vii) below) its interest in the Initial Borrower and be released from its obligation under the applicable Constituent Documents to make Contributions, provided that if such Investor shall Transfer less than all of its interest in the Initial Borrower, only the Transferred portion shall be subject to exclusion;

(vii) such Investor shall encumber its interest in the Initial Borrower, provided that if such Investor shall encumber less than all of its interest in the Initial Borrower, only the encumbered portion shall be subject to exclusion; and provided further that, if the Initial Borrower delivers evidence that such encumbrance will not materially affect the creditworthiness of the Investor or the obligation of the Investor under the applicable Constituent Documents and Subscription Agreement to fund Contributions with respect to its Unused Commitment, the Administrative Agent (in consultation with the Lenders) will evaluate such evidence in good faith to determine if a waiver of the exclusion is reasonable, but such waiver shall be in the sole discretion of the Administrative Agent;

(viii) in the case of any such Investor that is a Rated Included Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable), it shall fail to maintain the Applicable Requirement for such Investor required in the definition of “Applicable Requirement” in Section 1 hereof;

(ix) in the case of any such Investor that is a Non-Rated Included Investor or a Designated Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable), the failure to observe or maintain any terms or conditions required by the Administrative Agent in writing in connection with such Investor’s becoming a Non-Rated Included Investor or a Designated Investor (including, for the avoidance of doubt, with respect to any Designated Investor that is a Special HNW Aggregation Investor, the failure of such Investor to maintain the agreements, covenants or representations contained in, or otherwise violate the terms of, any applicable Special HNW Aggregation Investor Letter);

(x) in the case of any such Investor that is a Non-Rated Included Investor or a Designated Investor, the occurrence of any circumstance or event that would reasonably be expected to impair, impede or jeopardize the obligation of such Investor to fulfill its obligations to make Contributions under its Subscription Agreement or the applicable Constituent Documents;

(xi) in the case of any Non-Rated Included Investor (or its Credit Provider), to the Initial Borrower’s knowledge, such Investor shall fail to maintain a net worth (determined in accordance with Generally Accepted Accounting Principles) of at least seventy-five percent (75%) of the net worth (or, if calculated instead, net assets) of such Investor, measured as of the date of the most recent financial statements of such Investor prior to its initial designation as an Included Investor;

(xii) such Investor shall withdraw, retire or resign from the Initial Borrower;

(xiii) the Initial Borrower fails to deliver to the Administrative Agent, from time to time upon the request of the Administrative Agent pursuant to Section 8.18 hereof, a certificate setting forth for such Investor the remaining amount of its Unused Commitment which it is obligated to fund;

(xiv) there is a material breach or written repudiation by such Investor’s Credit Provider of its obligations under its guaranty of the obligations of such Investor or the occurrence of any event contemplated by clause (i), (ii), (viii) or (ix) of this Section 2.1(d) with respect to such Credit Provider;

(xv) the Initial Borrower cancels, reduces, excuses, terminates or abates the Unused Commitment of such Investor without the prior written consent of the Lenders, provided that if an Investor is excused or precluded from a specific Contribution in accordance with the terms of the applicable Constituent Documents or Side Letter (including any Investment Exclusion Event) or its Unused Commitment is otherwise reduced or abated, the portion of the Unused Commitment so excused, precluded, reduced or abated will be excluded from the Available Commitment but such Investor will not be deemed to be subject to an Exclusion Event;

(xvi) the Unused Commitment of such Investor ceases to be Collateral other than through the actions of the Administrative Agent or the Lenders;

(xvii) such Investor becomes listed on any list published by OFAC (or Her Majesty’s Treasury or any other comparable regulatory body having jurisdiction over any Lender) as a Person with whom dealings are prohibited under OFAC regulations (or those of Her Majesty’s Treasury or any other comparable regulatory body having jurisdiction over any Lender) or, to the actual knowledge of the Initial Borrower or any Agent (without making any inquiry), such Investor’s funds used in connection with this transaction are derived from illegal or suspicious activities;

(xviii) with respect to any Non-Rated Included Investor, the Administrative Agent is unable to obtain annual updated financial information for such Investor or such Investor’s Credit Provider within thirty (30) days after written request from the Administrative Agent to the Initial Borrower to the extent such financial information is not otherwise publicly available;

(xix) such Investor shall be (i) a director or executive officer (within the meaning of the Sarbanes-Oxley Act of 2002) or a full-time employee of The Blackstone Group L.P., (ii) a current spouse of any individual described in the foregoing clause (i) or (iii) an entity (including a family office but excluding The Blackstone Group L.P. or any Affiliate thereof) that an individual described in the foregoing clause (i) or (ii) uses for the purpose of making personal investments;

(xx) to the Initial Borrower’s knowledge, any final judgment or decree for the payment of money which in the aggregate exceeds twenty percent (20%) of the net worth (or, if calculated instead, net assets) of such Investor (or its Sponsor, Responsible Party or Credit Provider, as applicable) shall be rendered against such Person, and (A) any such judgment or decree shall not be discharged, paid, bonded or vacated within thirty (30) days, (B) enforcement proceedings shall be commenced by any creditor on any such judgment or decree and shall not be stayed or (C) a reputable insurance company shall provide written notice of its refusal of coverage or defense with respect thereto;

(xxi) in the case of any such HNW Investor that is a natural person, such HNW Investor is deceased;

(xxii) in the case of any such Investor that is a Special HNW Aggregation Investor, its administrator or sponsor (or such other administrator or sponsor acceptable to the Administrative Agent in its sole discretion) ceases to serve as the administrator or sponsor for such Investor; or

(xxiii) such Investor amends its Side Letter in any way (including pursuant to any “most favored nations” clause) that the Administrative Agent determines would materially impair the Lenders’ collateral rights.

(e) Mandatory Prepayment/Excess Loans Outstanding. If, on any day:

(i) the Dollar Equivalent of the aggregate Principal Obligations exceeds the Available Commitment (including, without limitation, as a result of an Exclusion Event) or the aggregate Alternate Currency Liability exceeds the Alternate Currency Sublimit; or

(ii) the Dollar Equivalent of the aggregate Principal Obligations of the Borrowers exceeds the maximum amount of Indebtedness permitted to be incurred under the Constituent Documents of the Borrowers;

then the applicable Borrower shall pay, on or before the Required Payment Time following the earlier of actual knowledge thereof or notice from the Administrative Agent, such excess to the Administrative Agent, for the benefit of the Secured Parties, in immediately available funds (except to the extent any such excess is addressed by Section 2.1(g) hereof). The Initial Borrower hereby agrees that the Administrative Agent may withdraw from any Collateral Account amounts therein credited to or held for the Initial Borrower any Contributions deposited therein for the benefit of the Initial Borrower and apply the same to the Principal Obligations owing by the Initial Borrower until such time as the payment obligations of this Section 2.1(e) have been satisfied in full.

(f) [Reserved].

(g) Excess Letters of Credit Outstanding. If any excess calculated pursuant to Section 2.1(e) hereof is attributable to undrawn Letters of Credit, the applicable Borrower shall pay such excess to the Administrative Agent, for the account of the Letter of Credit Issuer, when required pursuant to the terms of Section 2.1(e) hereof for deposit into the Cash Collateral Account, as security for such portion of the Obligations of such Borrower. Unless otherwise required by law, upon the earlier to occur of: (i) a change in circumstances such that the Dollar Equivalent of the aggregate Principal Obligations of the Borrowers no longer exceeds the Available Commitment (so long as no Event of Default or Potential Default has occurred and is continuing); or (ii) the full and final payment of the Obligations and the expiration or termination of all Letters of Credit, the Administrative Agent shall return to the applicable Borrower(s) any amounts remaining in the Cash Collateral Account.

2.2 Revolving Credit Commitment. Subject to the terms and conditions herein set forth, each Lender severally agrees, on any Business Day, during the Commitment Period, to make Loans in US Dollars or in one or more other Alternate Currencies to each of the Borrowers at any time and from time to time in an aggregate Dollar Equivalent principal amount at any one time outstanding up to such Lender’s Lender Commitment at any such time; provided that, after making any such Loans: (a) the Dollar Equivalent of such Lender’s Principal Obligations would not exceed such Lender’s Lender Commitment; (b) the Dollar Equivalent of the Principal Obligations would not exceed the Available Commitment; and (c) the Alternate Currency Liability would not exceed the Alternate Currency Sublimit; provided, further, that Reference Rate Loans shall only be available in US Dollars. Subject to the foregoing limitation, the conditions set forth in Section 6 hereof and the other terms and conditions hereof, the Borrowers may borrow, repay without penalty or premium, and re-borrow hereunder, during the Commitment Period. Each Borrowing pursuant to this Section 2.2 shall be funded in accordance with Section 2.5 hereof. No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.6 hereof would exceed the Maximum Rate in effect with respect to such Loan.

2.3 Manner of Borrowing. Each Borrowing hereunder shall be made by a single Borrower (it being understood and agreed that any Qualified Borrower’s Obligations shall be guaranteed by the Initial Borrower in accordance with Section 2.9 hereof). The applicable Borrower shall give the Administrative Agent notice at the Agency Services Address of the date of each requested Borrowing hereunder, which notice may be by telephone, if confirmed in writing, facsimile, electronic mail, or other written communication substantially in the form of Exhibit E attached hereto (a “Request for Borrowing”). Each Request for Borrowing: (a) shall be furnished to the Administrative Agent no later than the Specified Time; and (b) must specify: (i) the amount of such Borrowing; (ii) the Interest Option; (iii) in the case of a request for LIBOR Loans, the Interest Period therefor and currency (which shall be, subject to Section 2.2 hereof, US Dollars or an Alternate Currency); and (iv) including a confirmation that such Borrowing will be secured (either directly or indirectly) by a first priority, exclusive security interest and Lien (subject to Permitted Liens), granted to the Secured Parties, in and on 100% of the Unused Commitments of all Investors, which can be satisfied by checking the box next to such confirmation in a Request for Borrowing. If multiple Borrowers are requesting a Borrowing on the same date, then a separate Request for Borrowing shall be submitted by each applicable Borrower (or such Request for borrowing shall specify the respective amounts being requested by each applicable Borrower). Any Request for Borrowing received by the Administrative Agent after the Specified Time shall be deemed to have been given by the applicable Borrower on the next succeeding Business Day. No Request for Borrowing shall be required to be delivered in connection with any Borrowing under Section 2.8(g)(i), 2.9(f), 2.12(b), 3.3(c) or 3.3(d) hereof.

(a) Request for Borrowing. Each Request for Borrowing shall be substantially in the form attached hereto as Exhibit E (with blanks appropriately completed in conformity herewith and signed by a Responsible Officer of the applicable Borrower), shall be delivered to the Agency Services Address, and shall be deemed to constitute a representation and warranty by the applicable Borrower providing such Request for Borrowing (and, additionally, it is agreed by each other Borrower that it shall also be deemed to constitute a representation and warranty by each such Borrower as to itself) that the conditions (other than the qualification that any condition is satisfactory to the Administrative Agent or its counsel) specified in Sections 6.1 (with respect to the initial advance under this Credit Agreement), 6.2 and 6.3 hereof (with respect to the initial advance under this Credit Agreement to a Qualified Borrower) have been satisfied on and as of the date of the applicable Borrowing, and that:

(i) The representations and warranties herein (other than those in Section 7.8 hereof, which shall be replaced with the condition in Section 2.3(a)(ii) below) and in the other Loan Documents are true and correct in all material respects on and as of the date of such Request for Borrowing, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed in writing to the Administrative Agent and do not constitute an Event of Default or a Potential Default or to the extent such representations and warranties relate to an earlier or specific date);

(ii) No Event of Default or, to its knowledge, Potential Default under Section 10.1(a), (e), (f), (g), (h), (i), (j), (o) or (p) exists and is continuing at such date;

(iii) Other than as disclosed to the Administrative Agent in writing, the Borrowers have no knowledge or reason to believe any Investor would be entitled to exercise an excuse or exemption right (including any Investment Exclusion Event) under the Initial Borrower’s Constituent Documents, any Subscription Agreement or any Side Letter with respect to any Investment being acquired in whole or in part with any proceeds of the related Loan (provided, that if the Borrowers have disclosed a potential excuse or exemption right (including any Investment Exclusion Event) to the Administrative Agent in writing, the excused portion of the applicable Investor’s or Investors’ Unused Commitment shall be excluded from the calculation of the Available Commitment with respect to the applicable Borrowing, but the requesting Borrower(s) shall not be prohibited from Borrowing upon satisfaction of the other conditions therefor); and

(iv) After giving effect to such Borrowing (i) the Dollar Equivalent of the Principal Obligations as of such date will not exceed the Available Commitment as of such date and (ii) the Alternate Currency Liability as of such date will not exceed the Alternate Currency Sublimit as of such date.

Each Request for Borrowing shall be revocable, subject to Section 2.3(h) and Borrowers’ compliance with Section 4.6 hereof.

(b) Rollovers. No later than the Specified Time, the applicable Borrower shall give the Administrative Agent written notice at the Agency Services Address (which notice may be via fax, electronic mail, or by telephone, if confirmed in writing promptly thereafter) substantially in the form of Exhibit G attached hereto (the “Rollover Notice”) whether it desires to renew a LIBOR Loan (other than a LIBOR Loan bearing interest based on Daily LIBOR). The Rollover Notice shall also specify the length of the Interest Period selected by the applicable Borrower with respect to such Rollover. Each Rollover Notice shall be revocable, subject to the applicable Borrowers’ compliance with Section 4.6 hereof and the provisions of this paragraph. If the applicable Borrower fails to timely give the Administrative Agent the Rollover Notice with respect to any LIBOR Loan, such Borrower shall be deemed to have elected to continue such LIBOR Loan as a LIBOR Loan with an Interest Period of one (1) month commencing on the expiration of the preceding Interest Period.

(c) Conversions. Any Borrower shall have the right, with respect to: (i) any Reference Rate Loan, on any Business Day (a “LIBOR Conversion Date”), to convert such Reference Rate Loan to a LIBOR Loan; (ii) any LIBOR Loan denominated in US Dollars, on any Business Day (a “Reference Rate Conversion Date”), to convert such LIBOR Loan to a Reference Rate Loan; or (iii) any Reference Rate Loan or LIBOR Loan denominated in US Dollars (other than a LIBOR Loan bearing interest based on Daily LIBOR), on any Business Day (a “Daily LIBOR Conversion Date”), to convert such Loan to a LIBOR Loan bearing interest based on Daily LIBOR; provided that the applicable Borrower shall, on such Conversion Date, make the payments required by Section 4.6 hereof, if any, in either case, by giving the Administrative Agent written notice at the Agency Services Address (which notice may be via fax, electronic mail, or by telephone (if confirmed in writing promptly thereafter)) substantially in the form of Exhibit G attached hereto (a “Conversion Notice”) of such selection no later than the Specified Time. Each Conversion Notice shall be revocable, provided that the Borrowers shall indemnify each Lender against any loss or expense (other than loss of margin or spread) actually incurred by such Lender, either directly or indirectly. Notwithstanding the foregoing, upon the Borrowing of each Reference Rate Loan hereunder (including, for the avoidance of doubt, in connection with any Borrowing related to the drawing under a Letter of Credit under Section 2.8(g) hereof), the applicable Borrower shall be deemed to have simultaneously delivered to the Administrative Agent (i) a Conversion Notice to convert such Reference Rate Loan to a LIBOR Loan bearing interest based on Daily LIBOR and with a LIBOR Conversion Date that is three (3) Business Days after such date of Borrowing and (ii) a notice that it elects to capitalize the interest due on such Reference Rate Loan as of the related LIBOR Conversation Date pursuant to Section 3.3(d) hereof unless, in the case of any such Borrowing of a Reference Rate Loan, the applicable Borrower provides notice in the related Request for Borrowing that they elect not to convert such Reference Rate Loan into a LIBOR Loan.

(d) Lender Funding Shall be Proportional. Except to the extent provided in Section 2.3(g) or 2.8(f), each Lender shall make each requested Loan in accordance with its Pro Rata Share thereof.

(e) Interest Periods. No more than a total of fifteen (15) LIBOR Loans may be outstanding hereunder at any one time during the Commitment Period.

(f) Administrative Agent Notification of the Lenders. The Administrative Agent shall promptly notify each Lender (and will use good faith efforts to make such notification on the day such notice is timely received from the applicable Borrower(s)) of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount of such Lender’s share of the applicable Loans, the date the Borrowing is to be made, the Interest Option and currency, the Interest Period selected, if applicable, and the applicable rate of interest.

(g) Loan Allocations. In accordance with Section 2.8(f), the Letter of Credit Issuer may participate exclusively in the Letter of Credit Liability. As a result of such exclusive participation, the aggregate Principal Obligations may from time to time be allocated among the Lenders in proportions other than their Pro Rata Share. As a result, and notwithstanding anything herein to the contrary, the funding of Loans by the Lenders shall be allocated as provided in this Section 2.3(g). If at any time a Borrowing is requested when there is no Letter of Credit Liability outstanding and the existing Loans are allocated in accordance with each Lender’s Pro Rata Share, such Loan shall be funded by each Lender in accordance with its Pro Rata Share. If at any time a Borrowing is requested at a time when there is Letter of Credit Liability outstanding or if the Loans are not currently allocated among all Lenders in accordance with their Pro Rata Share, the Administrative Agent shall allocate the funding of such Borrowing on a nonratable basis to the Lenders until the Dollar Equivalent of the aggregate Principal Obligations are again allocated among all Lenders in accordance with their Pro Rata Share; the purpose of such nonratable allocation being to keep each Lender in a utilized position as close to its Pro Rata Share as possible. In addition, (i) in the event that a Borrower seeks to obtain the issuance of a Letter of Credit pursuant to Section 2.8 but the Commitment of the Lender that is the Letter of Credit Issuer is insufficient to support such issuance, the Administrative Agent shall reallocate Loans to the other Lenders so as to create sufficient available Commitment from the Letter of Credit Issuer for the relevant Letter of Credit (and to the extent the Letter of Credit Issuer has an insufficient Commitment to cover such Letter of Credit, then ratably from the other Lenders that participate in such excess Letter of Credit amount pursuant to Section 2.8(c)), provided that (A) such Borrower will be liable in all respects for any breakage or other costs in accordance with Section 4.6 resulting from such reallocation, and (B) any such reallocation pursuant to this Section 2.3(g) which requires a Lender to make a funding shall be subject to the notice and timing provisions with respect to Loans set forth in Section 2.3 and (ii) in the event a Letter of Credit Issuer funds a drawing under a Letter of Credit and such drawing is not reimbursed by the relevant Borrower as set forth in Section 2.8(g), resulting in the aggregate Principal Obligations then being funded in the Currency of such Letter of Credit among the Lenders other than in accordance with their Pro Rata Share, then so long as no Event of Default or, to the knowledge of any Borrower, Potential Default shall have occurred and be continuing, on the next Interest Payment Date or the next date of a Rollover or Conversion with respect to such Loan, as applicable, the Administrative Agent shall reallocate Loans to the other Lenders so that all Principal Obligations are funded by the Lenders as close as reasonably possible to their Pro Rata Share, provided that any such reallocation pursuant to this Section 2.3(g) which requires a Lender to make a funding shall be subject to the Administrative Agent giving advance notice sufficient to comply with the applicable time period in Section 2.3 to each such Lender.

(h) Revocability of Requests for Borrowing. Requests for Borrowings for Reference Rate Loans shall be irrevocable. Each Request for Borrowing for LIBOR Loans completed and signed by the applicable Borrower in accordance with Section 2.3(a) shall be revocable by such Borrower so long as such revocation is received by the Administrative Agent no later than one (1) Business Day prior to the requested date of the Borrowing; provided that the Borrowers shall indemnify each Lender against any loss or expense (other than loss of margin or spread) actually incurred by such Lender, either directly or indirectly, as a result of any failure by the applicable Borrower to complete such Borrowing, including, without limitation, any loss or expense (other than loss of margin or spread) reasonably incurred by the Administrative Agent or any Lender, either directly or indirectly, by reason of the liquidation or reemployment of funds acquired by such Lender

(including funds obtained by issuing promissory notes or obtaining deposits or loans from third parties) in order to fund such Borrowing except to the extent such loss or expense is due to the gross negligence or willful misconduct of such Person. A certificate of the Administrative Agent or applicable Lender setting forth the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the applicable Borrower and shall, in the absence of a manifest error, be conclusive and binding.

2.4 Minimum Loan Amounts. Each Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000 (or, if applicable, the Dollar Equivalent of such amounts) (or such other amounts as reasonably agreed by the Administrative Agent); provided that in addition to the foregoing, a Reference Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the total Lender Commitments or that is required to finance the reimbursement of a Letter of Credit under Section 2.8(g) hereof or that is equal to the amount of any interest payment or unused commitment fees that are permitted to be capitalized as a Capitalized Interest Loan or a Capitalized Unused Commitment Fee Loan, as applicable, in accordance with Section 2.12(b) or Section 3.3(d) hereof, as applicable.

2.5 Funding. Subject to fulfillment of all applicable conditions set forth herein, by no later than the Specified Time, each Lender shall wire-transfer the proceeds of its Pro Rata Share of each Borrowing in immediately available funds to the Administrative Agent for the account of the applicable Borrower for value and, upon fulfillment of all applicable conditions set forth herein, by no later than the Specified Time, the Administrative Agent shall (i) if the account specified in the related Request for Borrowing is maintained with the Administrative Agent, deposit such proceeds, in immediately available funds, into such account, and (ii) otherwise, initiate a wire transfer of such proceeds to the account specified in the related Request for Borrowing. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any such Borrowing required to be advanced hereunder. Absent contrary written notice from a Lender, the Administrative Agent may assume that each Lender has made its Pro Rata Share of the requested Borrowing available to the Administrative Agent on the applicable borrowing date, and the Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the applicable Borrower a corresponding amount. If a Lender fails to make its Pro Rata Share of any requested Borrowing available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount: (a) from such Lender, on demand, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to the applicable Borrower by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Lender; or (b) if such Lender fails to pay such amount within three (3) Business Days of the Administrative Agent’s demand, then from the applicable Borrower by the Required Payment Time; together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from such Borrower. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Each Lender hereunder shall be liable to the Borrowers only for the amount of its respective Lender Commitment.

2.6 Interest.

(a) LIBOR. The unpaid principal amount of each LIBOR Loan shall bear interest at a rate per annum which shall be equal to the Adjusted LIBOR plus the Applicable Margin for the applicable Interest Period.

(b) Reference Rate. The unpaid principal amount of each Reference Rate Loan shall bear interest at a rate per annum which shall from day to day be equal to the Reference Rate in effect from day to day plus the Reference Rate Applicable Margin.

(c) Change in Rate; Past Due Amounts; Calculations of Interest. Interest on the unpaid principal balance of (i) each LIBOR Loan shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days (provided that LIBOR Loans denominated in Pounds Sterling or Australian Dollars shall be calculated on the basis of the actual days elapsed in a year consisting of 365 days (or 366 days, as the case may be)) and (ii) each Reference Rate Loan (other than when the Reference Rate is calculated based off LIBOR) shall be calculated on the basis of the actual days elapsed in a year consisting of 365 days (or 366, as the case may be). If any principal of, or interest on, the Obligations is not paid when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), then (in lieu of the interest rate provided in Section 2.6(a) or (b) above, as applicable) such overdue amount shall bear interest at the Default Rate until such amount is paid. If any fee payable under this Credit Agreement or any Fee Letter is not paid when due, such overdue amount shall bear interest at a per annum rate equal to the Default Rate until such amount is paid.

2.7 Determination of Rate. The Administrative Agent shall calculate each interest rate applicable to LIBOR Loans and Reference Rate Loans hereunder in accordance with the terms set forth in this Credit Agreement. The Administrative Agent shall give prompt notice to each Borrower and to the Lenders of each rate of interest so calculated, and its calculation thereof shall be conclusive and binding in the absence of manifest error.

2.8 Letters of Credit.

(a) Letter of Credit Commitment. Subject to the terms and conditions hereof, on any Business Day during the Commitment Period, the Letter of Credit Issuer shall issue Letters of Credit in such aggregate face amounts and currencies as any Borrower may request; provided that: (i) on the date of issuance, the Dollar Equivalent of the Letter of Credit Liability (after giving effect to the issuance of any such Letter of Credit) will not exceed an amount equal to the lesser of: (A) the remainder of: (1) the Available Commitment as of such date minus (2) the Dollar Equivalent of the Principal Obligations (excluding the Letter of Credit Liability) as of such date and (B) the Letter of Credit Sublimit on such date; (ii) the expiry date of each Letter of Credit shall not be later than the earlier of (A) twelve (12) months after the date of issuance without the Administrative Agent’s and the Letter of Credit Issuer’s consent, in their sole discretion, or (B) thirty (30)

days prior to the Stated Maturity Date, provided, however, that (1) a Borrower may request, and the Letter of Credit Issuer shall issue, a Letter of Credit that has extension provisions for an automatic extension for twelve (12) months from the initial expiry date thereof or any future expiry date, so long as such Letter of Credit permits the Letter of Credit Issuer to elect not to extend the Letter of Credit for any such additional period by written notice to such Borrower and beneficiary at least thirty (30) days prior to the relevant expiry date, and (2) the Letter of Credit Issuer may issue one or more Letters of Credit with expiry dates later than the date set forth in the foregoing clause (B), so long as the Borrowers, with respect to any Letter of Credit with an expiry date beyond the Stated Maturity Date, obtain the Letter of Credit Issuer’s consent, in their sole discretion, and Cash Collateralize such Letter(s) of Credit (in the Currency of such Letter(s) of Credit unless otherwise consented to by all Lenders in their sole discretion) at least thirty (30) calendar days prior to the Stated Maturity Date in an amount equal to the undrawn stated amount of the applicable Letter of Credit (it being understood that, without the consent of the Letter of Credit issuer in its sole discretion, no Letter of Credit shall mature beyond or be extended beyond the date that is 364 days after the Stated Maturity Date); and (iii) the Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if, after the Closing Date (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it and for which the Letter of Credit Issuer is not reimbursed hereunder, (B) the applicable Borrower has not provided the information necessary for the Letter of Credit Issuer to complete the form of Letter of Credit, or (C) the issuance of such Letter of Credit would violate applicable Laws or one or more policies of the Letter of Credit Issuer applicable to Letters of Credit generally.

(b) Request for Letter of Credit. Each request for a Letter of Credit (a “Request for Letter of Credit”) shall be submitted to the Administrative Agent and the Letter of Credit Issuer by the applicable Borrower in substantially the form attached hereto as Exhibit J (with blanks appropriately completed in conformity herewith) on or before the Specified Time, including a confirmation that such Letter of Credit will be secured (either directly or indirectly) by a first priority, exclusive security interest and Lien (subject to Permitted Liens), granted to the Secured Parties, in and on the Collateral. If multiple Borrowers are requesting the issuance of Letters of Credit on the same date, then a separate Request for Letter of Credit shall be submitted by each applicable Borrower. No Request for Letter of Credit shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section. Upon each such application, the applicable Borrower shall be deemed to have automatically made to the Administrative Agent, each Lender, and the Letter of Credit Issuer the following representations and warranties (and, additionally, it is agreed by each other Borrower that it shall also be deemed to constitute a representation and warranty by each such Borrower as to itself) that:

(i) As of the date of the issuance of the Letter of Credit requested, the representations and warranties herein and in the other Loan Documents (other than those in Section 7.8 hereof, which shall be replaced with the condition in Section 6.2(b) hereof) are true and correct in all material respects on and as of the date of such issuance, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed in writing to the Administrative Agent and do not constitute an Event of Default or a Potential Default or to the extent such representations and warranties relate to an earlier or specific date) and that all other conditions (other than the qualification that any condition is satisfactory to the Administrative Agent or its counsel) specified in Sections 6.1 (with respect to the initial extension of credit under this Credit Agreement), 6.2 and 6.3 hereof (with respect to the initial extension of credit under this Credit Agreement to a Qualified Borrower) have been satisfied;

(ii) (A) The Dollar Equivalent of the Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) will not exceed the lesser of: (x) the remainder of: (1) the Available Commitment as of such date; minus (2) the Dollar Equivalent of the Principal Obligations (excluding the Letter of Credit Liability) as of such date; and (y) the Letter of Credit Sublimit on such date; and (B) the Alternate Currency Liability (after giving effect to the issuance of the requested Letter of Credit) will not exceed the Alternate Currency Sublimit on such date;

(iii) Other than as disclosed to the Administrative Agent in writing, the Borrowers have no knowledge or reason to believe any Investor would be entitled to exercise an excuse or exemption right under the Initial Borrower’s Constituent Documents, any Side Letter or any Subscription Agreement with respect to any Investment which is related to the applicable Letter of Credit (or is otherwise not participating in such Investment); provided, that if the Borrowers have disclosed a potential excuse or exemption right or other non-participation to the Administrative Agent in writing, the excused portion of the applicable Investor’s Unused Commitment shall be excluded from the calculation of the Available Commitment with respect to the applicable Letter of Credit, but the requesting Borrower(s) shall not be prohibited from having the applicable Letter of Credit issued upon satisfaction of the other conditions therefor; and

(iv) Not more than fifteen (15) issued but undrawn Letters of Credit are then outstanding.

(c) Further Information. Each Request for Letter of Credit shall be accompanied or preceded by: (A) a Borrowing Base Certificate dated the date of such Request for Letter of Credit (which can be satisfied by attaching the required information and calculations to such Request for Letter of Credit); (B) an Application for Letter of Credit; and (C) such documents as are required to satisfy any applicable conditions precedent as provided in Sections 6.1 (with respect to the initial advance under this Credit Agreement), 6.2 and 6.3 (with respect to the initial extension of credit under this Credit Agreement to a Qualified Borrower), as applicable, all of which shall be delivered directly to the Letter of Credit Issuer.

(d) Notification of Lenders; Notification of the Administrative Agent. The Letter of Credit Issuer shall promptly (but in any event prior to 3:00 p.m. (New York time) on the date of issuance) notify the Administrative Agent of the issuance of any Letter of Credit and provide a copy of each issued Letter of Credit to the Administrative Agent (as well as any renewals, amendments or cancellations). The Administrative Agent shall promptly notify each Lender of such issuance of a Letter of Credit and the terms of the requested Letter of Credit.

(e) Request for Letter of Credit Revocable. Each Letter of Credit hereunder shall be issued on behalf of a Borrower. Each Request for Letter of Credit completed and signed by the applicable Borrower(s) in accordance with Section 2.8(b) hereof shall be revocable by such Borrower so long as such revocation is received by the Administrative Agent and Letter of Credit Issuer prior to such Borrower’s approval of the requested Letter of Credit pursuant to Section 2.8(h) hereof but in any event prior to the actual issuance of the requested Letter of Credit by the Letter of Credit Issuer; provided that the Borrowers shall indemnify the Letter of Credit Issuer against any loss or expense (other than loss of margin or spread) actually and reasonably incurred by such Letter of Credit Issuer, either directly or indirectly, as a result of such revocation or any failure by the specified beneficiary of such Letter of Credit to accept such Letter of Credit, including, without limitation, any loss or expense (other than loss of margin or spread) reasonably incurred by the Letter of Credit Issuer, either directly or indirectly by reason of the liquidation or reemployment of funds acquired by the Letter of Credit Issuer in order to issue such Letter of Credit except to the extent such loss or expense is due to the gross negligence or willful misconduct of the Letter of Credit Issuer. A certificate of the Letter of Credit Issuer setting forth the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to the applicable Borrower(s) and shall, in the absence of a manifest error, be conclusive and binding.

(f) Exclusive Participation by the Letter of Credit Issuer. Each Letter of Credit will be exclusively participated in by the Letter of Credit Issuer to the extent the Letter of Credit Issuer’s Commitment is sufficient to support the requested issuance of such Letter of Credit, such that when there is a drawing under a Letter of Credit, only the applicable Letter of Credit Issuer will have an obligation to fund such drawing except to the extent the Letter of Credit Issuer’s Commitment is insufficient to support the amount of such Letter of Credit, in which case, the other Lenders shall participate ratably in such excess amount. The Letter of Credit Issuer (and the other Lenders to the extent of their respective participation in a Letter of Credit, if applicable) shall have: (i) the right to receive from the Administrative Agent its Pro Rata Share of any reimbursement of the amount of each draft drawn under each Letter of Credit, including any interest payable with respect thereto; (ii) the right to receive from the Administrative Agent its Pro Rata Share of the Letter of Credit fee pursuant to the applicable Fee Letter; (iii) the right to receive from the Administrative Agent its additional costs pursuant to Section 4.1 hereof; and (iv) the obligation to pay to the Administrative Agent or the Letter of Credit Issuer, as the case may be, in immediately available funds, its Pro Rata Share of any unreimbursed drawing under a Letter of Credit.

(g) Payment of Letter of Credit.

(i) In consideration of the issuance by the Letter of Credit Issuer of the Letters of Credit for the account of a Borrower, such Borrower hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties and the Letter of Credit Issuer, to disburse directly, as a Borrowing hereunder by such Borrower, to the Letter of Credit Issuer, with notice to such Borrower, in immediately available funds (in the Currency of such Letter of Credit unless otherwise consented to by all Lenders in their sole discretion), an amount equal to the stated amount of each draft drawn under each such Letter of Credit plus all interest, reasonable costs and expenses, and fees due to the Letter of Credit Issuer pursuant to this Credit Agreement in respect of Letters of Credit issued for the benefit of such Borrower. To the extent Lenders other than the Letter of Credit Issuer are participants in any Letter of Credit and subject to receipt of notice from the Administrative Agent, each such Lender shall pay to the Administrative Agent such Lender’s Pro Rata Share of the amount to be disbursed by the Administrative Agent to the Letter of Credit Issuer on the Business Day on which the Letter of Credit Issuer honors any such draft or incurs or is owed any such interest, costs, expenses or fees, whereupon the Administrative Agent shall disburse such Lender’s payment to the Letter of Credit Issuer. By no later than 4:00 p.m. (New York time) on the date of any disbursement under a Letter of Credit, the Administrative Agent shall promptly notify the Borrower on whose behalf the applicable Letter of Credit was issued of the disbursement by the Letter of Credit Issuer with respect to such draft and any such payments made by the Lenders pursuant to this Section 2.8(g)(i); provided that the failure to give such notice will not affect the validity of such disbursement by the Letter of Credit Issuer or any such payments by the Lenders. Any such payments made by the Lenders to the Administrative Agent on account of a Letter of Credit shall be deemed a Reference Rate Loan (or, in the case of any such Loan in an Alternate Currency, a LIBOR Loan) to the applicable Borrower, and such Borrower shall be deemed to have given to the Administrative Agent, in accordance with the terms and conditions of Section 2.3(a) hereof, a Request for Borrowing with respect to such Loan; and such payments shall be made without regard to the minimum and multiple amounts specified in Section 2.4 hereof. The Administrative Agent and the Lenders may conclusively rely on the Letter of Credit Issuer as to the amount due the Letter of Credit Issuer by reason of any draw under a Letter of Credit or due the Letter of Credit Issuer under any Application for Letter of Credit. The obligations of a Lender to make payments to the Administrative Agent for the account of the Letter of Credit Issuer under this Section 2.8(g)(i) shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall, irrespective of the satisfaction of the conditions to the making of any Loans or issuance of any Letter of Credit described in Sections 2.1, 2.3, 6.1, 6.2 and/or 6.3 hereof, as applicable, be honored in accordance with this Section 2.8(g)(i) under all circumstances, including, without limitation, any of the following circumstances: (A) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any of the other Loan Documents; (B) the existence of any claim, counterclaim, setoff, defense or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Credit Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit); (C) any draft, demand, certificate or any other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a draw under a Letter of Credit; (D) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (E) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or (F) the occurrence of any Event of Default or Potential Default.

(ii) If a Lender fails to make available to the Administrative Agent any amount required of such Lender under Section 2.8(g)(i) hereof, then the Letter of Credit Issuer may recover such amount: (a) from such Lender, on demand, together with interest at the Federal Funds Rate for the period commencing on the date such amount was due from such Lender and ending on (but excluding) the date the Letter of Credit Issuer recovers such amount from such Lender; or (b) if such Lender fails to pay such amount upon the Letter of Credit Issuer’s demand, then from the applicable Borrower by the Required Payment Time; together with interest at the Reference Rate for the period commencing on the date such amount was due from the applicable Lender under Section 2.8(g)(i) hereof and ending on (but excluding) the date the Letter of Credit Issuer recovers such amount from such Borrower.

(h) Borrower Inspection. The applicable Borrower shall have the right to examine any Letter of Credit (or amendment thereto) prior to the issuance thereof and shall promptly notify the Letter of Credit Issuer of any claim of noncompliance with such Borrower’s instructions, irregularity or any other comments thereto. Such Borrower shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

(i) Role of Letter of Credit Issuer. Each of the Lenders and the Borrowers agrees that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer in the absence of gross negligence or willful misconduct shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The applicable Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not preclude any Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any agreement. None of the Letter of Credit Issuer, the Administrative Agent, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (A) through (F) of Section 2.8(g)(i) hereof. In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(j) Acceleration of Undrawn Amounts. Should the Administrative Agent demand payment of the Obligations hereunder prior to the Maturity Date pursuant to Section 10.2 hereof, the Administrative Agent, by written notice to the Borrowers, may take one or more of the following actions: (i) declare the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder terminated, whereupon such obligation shall forthwith terminate without any other notice of any kind; or (ii) declare the outstanding Letter of Credit Liability to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived, and demand that each Borrower Cash Collateralize, as security for its Obligations, an amount equal to the aggregate undrawn stated amount of all Letters of Credit issued for the account of any member of such Borrower and outstanding at the time such notice is given. Unless otherwise required by law, upon the full and final payment of the outstanding Obligations and termination and expiration of all Letters of Credit, the Administrative Agent shall return to each such Borrower its ratable share of any amounts remaining in the Cash Collateral Account.

(k) Minimum Letter of Credit Amounts. Each Letter of Credit shall be in an amount which is not less than $500,000 (or such lesser amount as the Administrative Agent and the Letter of Credit Issuer may agree to in writing).

2.9 Addition of Qualified Borrowers, Payment of the Borrower Guaranty and Qualified Borrower Note.

(a) In order for an entity to be approved as a Qualified Borrower: (i) the Initial Borrower must obtain the consent of the Administrative Agent, such consent not to be unreasonably withheld; provided that the Administrative Agent shall approve such entity as a Qualified Borrower, subject to satisfaction of Section 6.3(h), unless such entity is formed or organized, as applicable, in a jurisdiction in which the applicable Lenders cannot make Loans or the Letter of Credit Issuer cannot issue Letters of Credit; (ii) such entity shall be one in which the Initial Borrower owns a direct or indirect ownership interest, or through which the Initial Borrower may acquire an investment, the indebtedness of which entity can be guaranteed by the Initial Borrower pursuant to the terms of its Constituent Documents (such entity, a “Qualified Borrower”); and (iii) the provisions of this Section 2.9 and Section 6.3 hereof shall be satisfied.

(b) Upon the satisfaction of the requirements of subsection (a) above, the Qualified Borrower shall be bound by the terms and conditions of this Credit Agreement as if it were a Qualified Borrower hereunder. Each such Qualified Borrower shall be severally liable for its Obligations hereunder.

(c) The Initial Borrower shall provide to the Administrative Agent and each of the Lenders an unconditional guaranty of payment substantially in the form of Exhibit K attached hereto (the “Borrower Guaranty”, and such guaranties, collectively, the “Borrower Guaranties”), enforceable against the Initial Borrower for the payment of a Qualified Borrower’s debt or obligation to the Lenders.

(d) Each Qualified Borrower shall execute and deliver a promissory note, substantially in the form of Exhibit I attached hereto (a “Qualified Borrower Note”), payable to the Administrative Agent, for the benefit of the Secured Parties in the principal amount of its related Obligations.

(e) [Reserved].

(f) In consideration of the Lenders’ agreement to advance funds to a Qualified Borrower pursuant to Sections 2.2 and 2.3 hereof, to cause Letters of Credit to be issued for the account of a Qualified Borrower pursuant to Section 2.8 hereof, and to accept the applicable Borrower Guaranties in support thereof, the Initial Borrower hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties, within the limits of the Available Commitment, to disburse directly to the Lenders, with notice to the Initial Borrower, in immediately available funds, an amount equal to the amount due and owing under any Qualified Borrower Note or any Borrower Guaranty, together with all interest, reasonable costs and expenses and fees due to the Lenders pursuant thereto, as a Borrowing hereunder by the Initial Borrower, in the event the Administrative Agent shall have not received payment of such Obligations when due. The Administrative Agent will promptly notify the Initial Borrower of any disbursement made to the Lenders pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Administrative Agent to the Lenders shall be deemed to be a LIBOR Loan pursuant to Section 2.3 hereof in the amount so paid, and the Initial Borrower shall be deemed to have given to the Administrative Agent in accordance with the terms and conditions of Section 2.3 hereof, a Request for Borrowing with respect thereto, and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4 hereof. The Administrative Agent may conclusively rely on the Lenders as to the amount of any such Obligations due to the Lenders, absent manifest error.

(g) If a Qualified Borrower has no Obligations outstanding (including any Loans or Letters of Credit issued for its benefit), such Qualified Borrower shall be permitted to withdraw from the Credit Facility as a Qualified Borrower upon ten (10) days advance written notice (or such shorter period reasonably acceptable to the Administrative Agent) to the Administrative Agent. Upon request of such withdrawing Qualified Borrower, the Administrative Agent will return or destroy any Qualified Borrower Note issued by such Qualified Borrower. Notwithstanding any withdrawal by a Qualified Borrower, such Qualified Borrower (and the Initial Borrower pursuant to the applicable Borrower Guaranty) shall remain liable for any amounts due to the Secured Parties pursuant to Sections 4 and 12.5 of this Credit Agreement from such Qualified Borrower, which provisions shall survive any withdrawal by a Qualified Borrower and the termination of this Credit Agreement.

2.10 Use of Proceeds, Letters of Credit and Borrower Guaranties.

(a) The proceeds of the Loans and the Letters of Credit shall be used solely to provide working capital or for other purposes permitted under the applicable Borrower’s Constituent Documents and all related documentation (including the Initial Borrower’s Subscription Agreements and Side Letters). Each Borrower agrees to respond promptly to any reasonable requests for information related to its use of Loan and Letter of Credit proceeds to the extent required by any Lender in connection with such Lender’s determination of its compliance with Section 23A of the Federal Reserve Act (12 U.S.C. § 371c) and the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223). No Borrower shall use the proceeds of any Borrowing hereunder to purchase securities (as defined in the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223.3(ff)) from Merrill Lynch, Pierce, Fenner & Smith Incorporated or any Affiliate thereof. In connection with each Request for Borrowing hereunder, the requesting Borrower shall be deemed to have represented and warranted to the Administrative Agent on the date of such Borrowing that, to its actual knowledge, as of the date of the requested Borrowing, the proceeds of such Borrowing will not be used by such Borrower to, directly or indirectly, either (x) purchase securities (as defined in the Federal Reserve Board’s Regulation W (12 C.F.R. Part 223.3(ff)) issued by any Lender or Affiliate thereof or (y) invest in any fund sponsored by a Lender or Affiliate thereof. For the avoidance of doubt, notwithstanding anything to the contrary herein, it is acknowledged that no Borrower shall have increased costs, collateral requirements or additional fees imposed in connection with any such Lender’s compliance obligations under Section 23A of the Federal Reserve Act and Regulation W, except to the extent that such costs, requirements or fees are a direct result of such Borrower’s breach of this Section 2.10.

(b) [Reserved].

(c) Neither the Lenders nor the Agents shall have any liability, obligation, or responsibility whatsoever with respect to the applicable Borrower’s use of the proceeds of the Loans, the Letters of Credit or execution and delivery of the Borrower Guaranties, and neither the Lenders nor the Agents shall be obligated to determine whether or not such Borrower’s use of the proceeds of the Loans or the Letters of Credit are for purposes permitted under its Constituent Documents, all related documentation (including the Initial Borrower’s Subscription Agreements and Side Letters) or the Constituent Documents of the Initial Borrower. Nothing, including, without limitation, any Borrowing, any Rollover, any issuance of any Letter of Credit, or acceptance of any other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or the Agents as to whether any investment by a Borrower is permitted by the terms of its Constituent Documents or the Constituent Documents of the Initial Borrower.

2.11 Fees. The Borrowers shall pay the Upfront Fees to the Lenders and, to the Administrative Agent, fees in consideration of the arrangement and administration of the Lender Commitments, which fees shall be payable in amounts and on the dates set forth in the applicable Fee Letter.

2.12 Unused Commitment Fee.

(a) In addition to the payments provided for in Section 3 hereof, the Borrowers shall pay or cause to be paid to the Administrative Agent, for the account of each Lender, according to its Pro Rata Share, an unused commitment fee on the average daily amount of the Maximum Commitment Amount less the Principal Obligations outstanding on such date (the “Unused Portion”), during the immediately preceding calendar month calculated on the basis of actual days elapsed in a year consisting of 360 days at the Commitment Fee Rate, payable in arrears on the twelfth (12th) calendar day of the first calendar month (or the next succeeding Business Day if such day is not a Business Day) of each calendar quarter for the unused commitment fees accruing during the preceding calendar quarter. For purposes of this Section 2.12, the fee shall be calculated on an average daily basis and shall be payable in US Dollars. The Administrative Agent will bill the Borrowers for unused commitment fees due and payable pursuant to this Section 2.12 for all Lenders. The Borrowers and the Lenders acknowledge and agree that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes.

(b) Notwithstanding anything in this Credit Agreement to the contrary, if the Initial Borrower notifies the Administrative Agent not later than the Specified Time that it elects to capitalize such fees as a Loan, then the amount of such fees shall be capitalized and deemed to be a Loan under this Credit Agreement (each such Loan, a “Capitalized Unused Commitment Fee Loan”); provided that such fees shall be automatically capitalized and deemed to be a Loan under this Credit Agreement to the extent the Administrative Agent has not delivered a written invoice setting forth such fees to the Initial Borrower by 9:00 a.m. (New York time) at least four (4) Business Days prior to such payment date; provided further that on any such payment date for unused commitment fees pursuant to Section 2.12(a) above, (i) no Event of Default or Potential Default shall have occurred and be continuing, (ii) each of the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects on and as of such date, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed to the Administrative Agent and do not constitute an Event of Default or Potential Default or to the extent such representations and warranties expressly relate to an earlier or specific date), and (iii) after giving effect to such Capitalized Unused Commitment Fee Loan, the Dollar Equivalent of the Principal Obligations will not exceed the Available Commitment. The initial Capitalized Unused Commitment Fee Loan hereunder shall be a new Loan bearing interest based on Daily LIBOR. Any subsequent Capitalized Unused Commitment Fee Loan, unless otherwise specified by the Initial Borrower in writing, shall become part of the initial Capitalized Unused Commitment Fee Loan, on the same terms and conditions as such initial Capitalized Unused Commitment Fee Loan.

2.13 Increase in the Maximum Commitment Amount.

(a) Request for Increase. Provided there exists no Event of Default or Potential Default, and subject to compliance with the terms of this Section 2.13, upon delivery of a Facility Increase Request to the Administrative Agent (which shall promptly notify the Lenders), the Borrowers may request an increase in the Maximum Commitment Amount to an aggregate amount not exceeding $400,000,000. Such increase may be effected in one or more requested increases, in an amount equal to at least $25,000,000 or increments of $5,000,000 in excess thereof (or such lesser amounts as agreed to by the Administrative Agent) (each such increase shall be referred to herein as a “Facility Increase”). At the time of sending such Facility Increase Request, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each applicable Lender is requested to respond to such request.

(b) Effective Date and Allocations. The Administrative Agent and the Borrowers shall determine the effective date of any Facility Increase (the “Increase Effective Date”), which shall be a Business Day. The Administrative Agent shall promptly notify the Borrowers and the Lenders of the final allocation of each such increase and the applicable Increase Effective Date. On any Increase Effective Date with respect to any Facility Increase (whether pursuant to a new Lender joining the Credit Facility or an existing Lender increasing its Lender Commitment), the Administrative Agent shall reallocate the outstanding Loans (including any Loans made by any new or increasing Lender pursuant to this Section 2.13) in accordance with Section 2.3 such that, after giving effect thereto, all Principal Obligations are funded by the Lenders as close as reasonably possible to their Pro Rata Share. For the avoidance of doubt, such reallocation may require the reallocation of Loans from an existing Lender to a new or increasing Lender. In connection with any such reallocation of the outstanding Loans, (i) the Administrative Agent shall give advance notice sufficient to comply with the applicable time period in Section 2.3 to each Lender that is required to fund any amount or receive any partial repayment in connection therewith and (ii) the applicable Lender or Lenders shall fund such amounts up to their respective shares of the Loans being reallocated and the

Administrative Agent shall remit to any applicable Lender its applicable portion of such funded amount if necessary to give effect to the reallocation of such Loans. In connection with such repayment made with respect to such reallocation (to the extent such repayment is required), the applicable Borrowers shall pay (x) all interest due on the amount repaid to the date of repayment on the immediately following Interest Payment Date and (y) any amounts due pursuant to Section 4.6 as a result of such reallocation occurring on any date other than an Interest Payment Date.

(c) Conditions to Effectiveness of Increase. The following are conditions precedent to such increase:

(i) the Initial Borrower shall have delivered to the Administrative Agent a Facility Increase Request signed by a Responsible Officer on behalf of such Borrower certifying and attaching the resolutions adopted by or on behalf of each Borrower approving or consenting to such increase;

(ii) on or prior to the proposed date of such Facility Increase, the Initial Borrower shall have paid to the Administrative Agent: (A) the applicable Upfront Fee, and (B) to the extent invoiced at least two (2) Business Days prior to the required payment date, all others fees due and owing hereunder or under any other Loan Document;

(iii) if requested by any applicable Lender, the Initial Borrower shall execute a Note payable to such Lender (or, in the case of a Qualified Borrower, to the Administrative Agent) reflecting the Facility Increase;

(iv) on the Increase Effective Date, (x) an existing Lender or Lenders shall increase its Lender Commitment to support any Facility Increase, in its sole discretion, and/or (y) an additional Lender or Lenders shall have joined the Credit Facility in accordance with Section 12.11(e) and, after giving effect thereto, the aggregate Lender Commitments of such increasing and additional Lenders shall be at least equal to the amount of such Facility Increase; and

(v) if so requested by the Administrative Agent prior to the Increase Effective Date, the Borrowers shall have delivered to the Lenders a new or updated Beneficial Ownership Certification, as applicable, in relation to each Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

For the avoidance of doubt, any Facility Increase shall be on the same terms as contained herein with respect to the Credit Facility. No Lender shall be required to commit to, nor shall any Lender have any preemptive right, to provide any portion of any Facility Increase. On each Increase Effective Date, Schedule II hereof shall be automatically updated to reflect the corresponding increase in the Lender Commitments.

2.14 Extension of Stated Maturity Date. The Borrowers shall have an option to extend the Stated Maturity Date then in effect for two (2) additional consecutive terms not longer than 364 days each, subject to satisfaction of the following conditions precedent:

(a) the Administrative Agent and the extending Lenders shall consent to such extension in their sole discretion;

(b) the Borrowers shall have paid the Extension Fee to the Administrative Agent;

(c) no Event of Default or Potential Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (d) or on the then applicable Stated Maturity Date; and

(d) the Borrowers shall have delivered an Extension Request with respect to the Stated Maturity Date to the Administrative Agent not less than thirty (30) days prior to the Stated Maturity Date then in effect, or such shorter period reasonably acceptable to the Administrative Agent (which shall be promptly forwarded by the Administrative Agent to each Lender).

To the extent any Lender does not consent to extend its Lender Commitment under this Section 2.14, the Obligations outstanding to such Lender as of the then effective Stated Maturity Date shall be due and payable to such Lender on such date; provided that, at the discretion of the Administrative Agent and the Initial Borrower, such non-extending Lender may be required to assign on the Stated Maturity Date all or part of its Lender Commitment to one or more extending Lenders (or new Lenders) who have consented to increase their Lender Commitments and have agreed to such extended Stated Maturity Date. Upon the payment of amounts due under the prior sentence to the non-extending Lender (and, if requested by the Administrative Agent and the Initial Borrower, such aforementioned assignment), such non-extending Lender shall cease to be a Lender hereunder.

2.15 Borrower Appointment. Each Qualified Borrower hereby irrevocably appoints the Initial Borrower as its agent for all purposes relevant to this Credit Agreement and each of the other Loan Documents, including (a) the giving and receipt of notices, b) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (c) unless otherwise provided in the applicable notice of borrowing, the receipt of the proceeds of any Loans made by the Lenders to any such Qualified Borrower hereunder. Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by such Qualified Borrowers, or by each Qualified Borrower acting singly, shall be valid and effective if given or taken only by the Initial Borrower whether or not any such other Qualified Borrower joins therein. Any notice, demand, consent, acknowledgment, direction, certification or other communication delivered to the Initial Borrower in accordance with the terms of this Credit Agreement shall be deemed to have been delivered to each related Qualified Borrower.

Section 3. PAYMENT OF OBLIGATIONS

3.1 Revolving Credit Notes. The Administrative Agent may request that Loans made under this Credit Agreement be evidenced by the separate promissory notes of the Initial Borrower. In such event, the Initial Borrower shall execute and deliver a promissory note payable to each Lender in the amount of the Lender Commitments of such Lender. Any such note issued by the

Initial Borrower shall be substantially in the form of Exhibit B attached hereto (with blanks appropriately completed in conformity herewith). The Initial Borrower agrees, from time to time, upon the request of a Lender, to reissue a new Note, in accordance with the terms and in the form heretofore provided, to such Lender, in renewal of and substitution for the Note previously issued by such Borrower to such Lender, and such previously issued Note shall be returned to such Borrower marked “replaced”.

3.2 Payment of Obligations. The unpaid principal amount of the Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon and any other outstanding Obligations, shall be due and payable on the Maturity Date.

3.3 Payment of Interest.

(a) Interest. Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by the Administrative Agent, consistent with the provisions of Section 2.5 hereof, notwithstanding whether any Borrower received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the applicable Borrower in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Agent to the Administrative Agent’s account described in Section 3.4 hereof, or any other account of the Administrative Agent which the Administrative Agent designates in writing to the Borrowers.

(b) Interest Payment Dates. Accrued and unpaid interest on the Obligations (i) shall be due and payable in the Currency of the related Obligations (unless otherwise consented to in writing by the Lenders in their sole discretion) in arrears on each Interest Payment Date, and on the Maturity Date, (ii) shall be due and payable on each other date of any reduction of the Principal Obligations hereunder (solely with respect to the portion of the Principal Obligations so prepaid), and (iii) with respect to any Obligation with respect to which any Borrower is in default, shall be due and payable at any time and from time to time following such default upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c) Direct Disbursement. If, at any time, the Administrative Agent or the Letter of Credit Issuer shall not have received on the date due, any payment of interest upon the Loans (other than as provided in Section 3.3(d) hereof), or any fee described herein, the Administrative Agent may direct the disbursement to the Lenders of funds from the amounts credited to or held for the Initial Borrower in a Collateral Account to the extent available therein for payment of any such amount; provided that, the amount so debited from any Collateral Account shall not exceed the amount so owing by such Borrower. Thereafter, if the amount so available in a Collateral Account is not sufficient for the full payment of such amounts due from such Borrower, the Administrative Agent may, without prior notice to or the consent of the Initial Borrower, within the limits of the Available Commitment, disburse to the Lenders or the Letter of Credit Issuer, in accordance with the terms hereof, in immediately available funds an amount equal to the interest or fee due to the Lenders, which disbursement shall be deemed to be a Reference Rate Loan (or a LIBOR Loan with respect to an Alternate Currency) to the applicable Borrower pursuant to Section 2.3 hereof, and such Borrower shall be deemed to have given to the Lenders in accordance with the terms and conditions of Section 2.3 hereof a Request for Borrowing with respect thereto. After any disbursement of funds from a Collateral Account to the Lenders as contemplated in this Section 3.3(c), the Administrative Agent shall promptly deliver written notice of such disbursement to the Initial Borrower; provided that the failure of the Administrative Agent to give such notice will not affect the validity of such disbursement, and the Administrative Agent shall provide the Lenders with notice thereof.

(d) Capitalization of Interest and Fees. Notwithstanding anything in this Credit Agreement to the contrary, if the Initial Borrower notifies the Administrative Agent no later than the Specified Time, that it elects to capitalize such interest or fees, as applicable, then the amount of such interest or fees shall be capitalized and deemed to be a Loan under this Credit Agreement (each such Loan, a “Capitalized Interest Loan”); provided that such interest or fees shall be automatically capitalized and deemed to be a Loan under this Credit Agreement to the extent the Administrative Agent has not delivered a written invoice setting forth such interest or fees to the Initial Borrower by 9:00 a.m. (New York time) at least four (4) Business Days prior to such payment date; provided further that on any such Interest Payment Date or Letter of Credit fee payment date, as applicable, (i) no Event of Default or Potential Default shall have occurred and be continuing, (ii) each of the representations and warranties set forth herein and in the other Loan Documents shall be true and correct in all material respects on and as of such date, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed to the Administrative Agent in writing and do not constitute an Event of Default or to the extent such representations and warranties expressly relate to an earlier or specific date), and (iii) after giving effect to such Capitalized Interest Loan, the Dollar Equivalent of the Principal Obligations will not exceed the Available Commitment. Unless otherwise specified by the Initial Borrower in writing, any such Capitalized Interest Loan shall be either (i) a LIBOR Loan, if the applicable Lender can consolidate such Loan with an existing LIBOR Loan or (ii) a Reference Rate Loan (provided that such Reference Rate Loans shall be automatically converted into LIBOR Loans in accordance with Section 2.3(c) hereof). Such Loan will not be subject to the minimum and multiple amount limitations in Section 2.4 hereof.

3.4 Payments on the Obligations. All payments of principal of, and interest on, the Obligations under this Credit Agreement by the applicable Borrowers to or for the account of the Lenders, or any of them, shall be made without condition or deduction for any counterclaim, defense or recoupment by the applicable Borrower for receipt by the Administrative Agent on the relevant due date therefor in federal or other immediately available funds to the Administrative Agent at account number 001291068205 at Bank of America, N.A., ABA No. 026 009 593,

account name: Bilateral Clearing, reference: “GSO Secured Lending Fund”, or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrowers. Funds received after 1:00 p.m. (New York time) shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds. Except as provided in Sections 2.3(g), 2.14 and 12.11 hereof, each Lender shall be entitled to receive its Pro Rata Share of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. The Administrative Agent and each Lender hereby agree that payments to the Administrative Agent by each Borrower of principal of, and interest on, the Obligations of such Borrower to or for the account of the Lenders in accordance with the terms of this Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of such Borrower’s obligations with respect to any such payments, and the Administrative Agent shall indemnify, and each Lender shall hold harmless, such Borrower from any claims asserted by any Lender in connection with the Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4. At all times when no Event of Default has occurred and is continuing, all payments made by a Borrower on the Obligations shall be credited as directed by the applicable Borrower. At all times when an Event of Default has occurred and is continuing, all payments made by a Borrower on the Obligations (including all amounts received by the Administrative Agent pursuant to the exercise of remedies hereunder or under any Collateral Document) shall be credited, to the extent of the amount thereof, in the following manner: (a) first, against all costs, expenses and other fees (including attorneys’ fees) arising under the terms hereof or under any Collateral Document; (b) second, against the amount of interest accrued and unpaid on the Obligations of such Borrower as of the date of such payment; (c) third, against all principal due and owing on the Obligations of such Borrower as of the date of such payment; (d) fourth, to all other amounts constituting any portion of the Obligations of such Borrower, other than the portion of the Obligations described in the last sentence of the definition of “Obligations” and (e) fifth, to all other amounts constituting any portion of the Obligations of such Borrower pursuant to the last sentence of the definition of “Obligations”.

3.5 Voluntary Prepayments. The Borrowers may, without premium or penalty, with written notice to the Administrative Agent by the Specified Time, which notice shall be substantially in the form of Exhibit F hereto (a “Prepayment Notice”), prepay the principal of the Obligations then outstanding, in whole or in part, at any time or from time to time; provided that (a) any partial prepayment shall be in the minimum amount of $1,000,000 or a higher integral multiple of $100,000 (or, if applicable, the Dollar Equivalent of such amounts) (or such other amounts as reasonably agreed by the Administrative Agent) and (b) if any Borrower shall prepay the principal of any LIBOR Loan (other than a Loan bearing interest at Daily LIBOR) on any date other than the last day of the applicable Interest Period applicable thereto, such Borrower shall make the payments required by Section 4.6 hereof. Any payment received after 1:00 p.m. New York time shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such amount.

3.6 Reduction or Early Termination of Lender Commitments. The Initial Borrower may terminate the Lender Commitments, or from time to time reduce the Maximum Commitment Amount, by giving prior written notice to the Administrative Agent (which notice may be by telephone, if confirmed in writing promptly thereafter, by fax, electronic mail or other written communication) of such termination or reduction three (3) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Initial Borrower in such notice): (a) in the case of complete termination of the Lender Commitments, upon prepayment by the applicable Borrowers of all of the outstanding Obligations, including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.5 hereof; or (b) in the case of a reduction of the Maximum Commitment Amount, upon prepayment of the amount by which the Dollar Equivalent of the Principal Obligations exceeds the reduced Available Commitment resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.5 hereof; provided that the Maximum Commitment Amount may not be terminated or reduced such that the Available Commitment would be less than the aggregate stated amount of outstanding Letters of Credit. Notwithstanding the foregoing: (i) any reduction of the Maximum Commitment Amount shall be in an amount equal to $5,000,000 or multiples thereof; and (ii) in no event shall a reduction by the Initial Borrower reduce the Maximum Commitment Amount to less than $50,000,000 (except for a termination of all the Lender Commitments). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment Amount shall reduce the Lender Commitments of the Lenders on a pro rata basis.

3.7 Lending Office. Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its Applicable Lending Office (and the office to whose accounts payments are to be credited) for any Loan; and (b) change its Applicable Lending Office from time to time by notice to the Administrative Agent and the Borrowers. Each Lender shall be entitled to fund all or any portion of any Loan in any manner it reasonably deems appropriate, consistent with the provisions of Section 2.5 hereof, but for the purposes of this Credit Agreement such Lender shall, regardless of such Lender’s actual means of funding, be deemed to have funded each Loan in accordance with the Interest Option selected from time to time by the applicable Borrower for such Interest Period.

Section 4. CHANGE IN CIRCUMSTANCES

4.1 Increased Cost and Reduced Return; Change in Law.

(a) Subject to Section 4.1(b) hereof, if any Lender or Letter of Credit Issuer determines that as a result of the (i) introduction of after the date hereof, or if later, with respect to any Lender or Letter of Credit Issuer, after the date such Person became a Lender or Letter of Credit Issuer hereunder, or any change in, or in the interpretation by any Governmental Authority of, any Law or (ii) the compliance, application or implementation by such Lender or Letter of Credit Issuer (or its Applicable Lending Office) of the foregoing clause (i), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Loans or (as the case may be) issuing or participating in Letters of Credit by virtue of the participation arrangement provided in Section 2.8(f) hereof, or a reduction in the amount received or receivable by such Lender or Letter of Credit Issuer in connection with any of the foregoing (excluding for purposes of this Section 4.1(a) any such increased costs or reduction in amount resulting from (i) Excluded Taxes, Non-Excluded Taxes or Other Taxes covered by Section 4.7 hereof, (ii) changes in the basis of taxation of net income or gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender or Letter of Credit Issuer is organized or has its Applicable Lending Office or has a present or former connection, and (iii) reserve requirements utilized in the determination of Adjusted LIBOR, then from time to time upon demand of such Lender or Letter of Credit Issuer (with a copy of such demand to the Administrative Agent), the applicable Borrowers shall pay to such Lender or Letter of Credit Issuer such additional amounts (subject to Section 4.8 hereof and without duplication of amounts paid or payable under this Section 4.1(a) or Section 4.7 hereof) as will compensate such Lender or Letter of Credit Issuer for such increased cost or reduction by the Required Payment Time (provided that such amounts shall be consistent with amounts that such Lender or Letter of Credit Issuer, as applicable, is generally charging other borrowers similarly situated to the Borrowers; it being understood that the amount of such increased cost or reduced return between similarly situated borrowers may be different after consideration of facility pricing, structure, usage patterns, capital treatment and banking relationship).

(b) Change in Law: Reduced Return. Subject to this Section 4.1(b), if any Lender or Letter of Credit Issuer determines that (i) the introduction after the date hereof, or if later, with respect to any Lender or Letter of Credit Issuer, after the date such Person became a Lender or Letter of Credit Issuer hereunder, of any Law regarding capital adequacy or any change therein, or in the interpretation by any Governmental Authority thereof, or (ii) the compliance, application or implementation by such Lender or Letter of Credit Issuer (or its Applicable Lending Office) with the foregoing clause (i), has the effect of reducing the rate of return on the capital of such Lender or Letter of Credit Issuer or any entity controlling such Lender or Letter of Credit Issuer as a consequence of such Lender’s or Letter of Credit Issuer’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s, Letter of Credit Issuer’s or entity’s desired return on capital), then from time to time upon demand of such Lender or Letter of Credit Issuer (with a copy of such demand to the Administrative Agent), the applicable Borrowers shall (subject to Section 4.8 hereof) pay to such Lender or Letter of Credit Issuer such additional amounts as will compensate such Lender or Letter of Credit Issuer for such reduction by the Required Payment Time (provided that such amounts shall be consistent with amounts that such Lender or Letter of Credit Issuer, as applicable, is generally charging other borrowers similarly situated to the Borrowers; it being understood that the amount of such increased cost or reduced return between similarly situated borrowers may be different after consideration of facility pricing, structure, usage patterns, capital treatment and banking relationship).

(c) Notice. The applicable Borrowers shall not be required to compensate the applicable Lender or Letter of Credit Issuer pursuant to this Section 4.1 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date such Lender or Letter of Credit Issuer notifies the applicable Borrowers of such Lender’s intention to claim compensation pursuant to this Section 4.1; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such one hundred eighty (180) day period referenced above shall be extended to include the period of retroactive effect. Each Lender and Letter of Credit Issuer agrees to designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the good faith judgment of such Lender or Letter of Credit Issuer, be otherwise disadvantageous to it.

4.2 Limitation on Types of Loans. If the Administrative Agent reasonably determines in connection with any request for a LIBOR Loan or Conversion to or Continuation thereof that: (a) deposits in the applicable currency are not being offered to banks in the applicable offshore market for the applicable amount and Interest Period of such LIBOR Loan; (b) adequate and reasonable means do not exist for determining LIBOR for such LIBOR Loan; or (c) LIBOR for such LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such LIBOR Loan, the Administrative Agent will promptly notify the Borrowers and all Lenders. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans in the applicable currency shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending Request for Borrowing, Conversion or Continuation of such LIBOR Loans or, failing that, with respect to a Loan in US Dollars, will be deemed to have Converted such Request for Borrowing of LIBOR Loans into a Request for Borrowing for Reference Rate Loans and, with respect to a Loan in Alternate Currency, will be deemed to have Converted such Request for Borrowing of LIBOR Loans into a Request for Borrowing for such Loans based on the Cost of Funds Rate for the applicable Alternate Currency, if available.

4.3 Illegality.

(a) If any Lender reasonably determines that any Law adopted after the date hereof or if later, with respect to any Lender, after the date such Lender became a Lender hereunder, has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund LIBOR Loans in any applicable currency (including, for the avoidance of doubt, any Non-LIBOR Quoted Currency) or to determine or charge interest rates based upon the applicable LIBOR, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or Continue such Loans or to Convert to such Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon the prepayment of any such Loans, the applicable Borrower shall also pay interest on the amount so prepaid. Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender or result in increased taxes to any Borrower.

(b) In the event that the Initial Borrower, Lender or Agent obtains actual knowledge that the Initial Borrower “directly or indirectly, or acting through or in concert with one or more persons, owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (within the meaning of 12 U.S.C. § 375b(9)(F) and Regulation O of the Board of Governors of the Federal Reserve System) of any Lender, of a Bank Holding Company of which any Lender is a subsidiary, or of any subsidiary of a Bank Holding Company of which any Lender is a subsidiary, and such circumstance causes the applicable Lender to be in violation of Regulation O, the Initial Borrower, the Administrative Agent and such Lender shall cooperate in good faith to find a solution or remedy that would permit the applicable Lender to be in compliance with Regulation O, including if necessary such Lender assigning its Lender Commitment to a new Lender in accordance with Section 12.11(c) hereof (provided that such Lender shall not be required to accept less than the full amount of the Obligations due and owing to such Lender on the date of such assignment). In the event that after thirty (30) days the Initial Borrower, the Administrative Agent and the applicable Lender have not satisfactorily remedied such circumstance and caused such Lender to be in compliance with Regulation O or such Lender has not been able to assign its Lender Commitment in accordance with Section 12.11(c) hereof, then the applicable Borrowers shall repay all Obligations due and owing to such Lender within fifteen (15) Business Days and, upon receipt of such payment, the applicable Lender will resign from the Credit Facility and its Lender Commitment shall be extinguished in all respects.

4.4 Unavailability of Alternate Currency. If before the LIBOR Cutoff a Lender notifies the Administrative Agent that any Alternate Currency requested is not readily available to it in the amount required, then the Administrative Agent will give notice to the relevant Borrower to that effect by the LIBOR Cutoff. In this event, any Lender that gives notice pursuant to this Section 4.4 will be required to participate in the Loan in US Dollars (in an amount equal to such Lender’s pro rata share of such Loan or, in respect of a Rollover, an amount equal to such Lender’s pro rata share of the Rollover that is due to be made) and its participation will be treated as a separate Loan denominated in US Dollars during that Interest Period.

4.5 Treatment of Affected Loans. If the obligation of any Lender to make or to Continue a LIBOR Loan, or to Convert Loans into such Type of Loan, shall be suspended pursuant to Section 4.2 or 4.3 hereof, such Lender’s applicable LIBOR Loans shall be automatically Converted (and re-denominated into US Dollars, if applicable) into Reference Rate Loans on the last day(s) of the then current Interest Period(s) for such Loans (or, in the case of a Conversion required by Section 4.3 hereof or this Section 4.5, on such earlier date as such Lender may specify to the Borrowers with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 4.2 or Section 4.3 hereof that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Loans shall be applied instead to its Converted Loans; and

(b) all Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made instead as Reference Rate Loans, and all Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Reference Rate Loans.

If such Lender gives notice to the Borrowers (with a copy to the Administrative Agent) that the circumstances specified in Section 4.2 or Section 4.3 hereof that gave rise to the Conversion of such Lender’s Loans pursuant to this Section 4.5 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other

Lenders are outstanding, such Lender’s Reference Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts and Interest Periods) in accordance with their respective Lender Commitments.

4.6 Compensation. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the applicable Borrower shall promptly compensate such Lender for any cost or expense actually incurred by it (other than loss of margin or spread) as a result of:

(a) any Conversion, payment or prepayment by such Borrower of any LIBOR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); provided that no Borrower shall be required to pay any of the foregoing amounts to the Lenders due to a prepayment pursuant to clause (b) of Section 2.5 hereof as a result of a Lender failing to make its share of any requested Borrowing; or

(b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan, and including, without limitation, the failure of any condition precedent specified in Section 6 hereof to be satisfied) to prepay, borrow, or Continue or Convert any LIBOR Loan or Reference Rate Loan on the date or in the amount notified by the Borrowers including any loss or expense (other than loss of margin or spread) arising from the liquidation of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

The applicable Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

4.7 Taxes.

(a) Payments Free of Taxes. Any and all payments by any Borrower to or for the account of a Tax Indemnified Party under any Loan Document shall be made free and clear of and without deduction for any and all present or future Taxes with respect thereto, unless required by Law. If any Borrower or the Administrative Agent shall be required by any Laws to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to or for the account of a Tax Indemnified Party: (i) in the event that the applicable Borrower is required to deduct or withhold Non-Excluded Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.7), such Tax Indemnified Party receives an amount equal to the sum it would have received had no such deductions of Non-Excluded Taxes been made, (ii) the applicable Borrowers or the Administrative Agent shall make such deductions of Taxes, and (iii) the applicable Borrowers or the Administrative Agent shall pay the full amount deducted to the Governmental Authority in accordance with applicable Laws.

(b) Notice of Non-Excluded Taxes. The Borrowers shall promptly, upon becoming aware that a Borrower must deduct or withhold any non-United States federal Tax on a payment under a Loan Document (or that there is any change in the rate or the basis of a non-United States federal Tax required to be deducted or withheld), notify the Administrative Agent accordingly. Similarly, any other Tax Indemnified Party shall notify the Administrative Agent on becoming so aware in respect of a payment payable to such Tax Indemnified Party. If the Administrative Agent receives such notification from a Tax Indemnified Party it shall notify the Borrowers.

(c) Other Taxes. In addition, each Borrower agrees to pay any and all present and future stamp duty, stamp duty reserve tax, stamp duty land tax, court or documentary taxes and any other similar excise or property taxes or charges or levies or penalties that arise from any payment made by it under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document to which it is a party other than any “prohibited transaction” excise tax arising from any Lender’s violation of applicable law and/or use of Plan Assets to fund any portion of any Loan under any Loan Document (hereinafter referred to as “Other Taxes”); provided that the Borrowers shall not be responsible hereunder to pay any such Other Taxes imposed on any assignment (except to the extent requested by a Borrower pursuant to Section 4.10 hereof) or participation.

(d) Indemnification. (i) Each Borrower agrees to indemnify each Tax Indemnified Party for (A) the full amount of Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 4.7) paid by such Tax Indemnified Party, and (B) any liability (including penalties, interest or reasonable expenses, including reasonable legal expenses incurred in the enforcement of this Credit Agreement against the Administrative Agent or the Borrowers, but excluding any penalties, interest or expenses attributable to the gross negligence or willful misconduct of any Tax Indemnified Party or any of their affiliates) arising therefrom or with respect thereto, in each case whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this Section 4.7(d) shall be made by the Required Payment Time. Nothing in this Section 4.7(d) shall require the Borrowers to indemnify the Tax Indemnified Parties to the extent that the Non-Excluded Taxes, Other Taxes or liabilities are or will be compensated for under Section 4.7(a) hereof. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Tax Indemnified Party (other than the Administrative Agent) shall indemnify the applicable Borrower and the Administrative Agent against any Excluded Taxes and any and all related losses, claims, liabilities, penalties, interest and reasonable expenses (including the fees, charges and disbursements of any counsel for such Borrower or the Administrative Agent, as applicable) incurred by or asserted against such Borrower or the Administrative Agent, as applicable, by the relevant Governmental Authority for not properly withholding such Excluded Taxes, except to the extent that any such amount or payment (A) results from the gross negligence or willful misconduct of such Borrower or the Administrative Agent, as applicable, (B) with respect to penalties or interest, results from such

Borrower’s or the Administrative Agent’s failure to promptly notify the applicable Tax Indemnified Party under Section 4.7(b) hereof, or (C) represents an amount required to be deducted or withheld from additional amounts payable for Non-Excluded Taxes under Section 4.7(a) hereof. The agreements in this Section 4.7(d) hereof shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, any other Tax Indemnified Party, and the repayment, satisfaction or discharge of all other Obligations.

(e) Prescribed Forms.

(i) Each Tax Indemnified Party, on or prior to the date on which such Person becomes a Tax Indemnified Party hereunder (and from time to time thereafter upon the request of a Borrower or the Administrative Agent, but only to the extent that such Person is legally entitled to do so), shall deliver to the Borrowers and the Administrative Agent two duly completed copies of (A) a properly completed and valid Internal Revenue Service Form W-9 or applicable successor form, (B) a properly completed and valid Internal Revenue Service Form W-8BEN or W-8BEN-E, or applicable successor form, (I) claiming eligibility of such Tax Indemnified Party for a complete exemption from U.S. federal withholding Tax pursuant to the benefits of an income tax treaty to which the United States is a party, or (II) accompanied by a certificate for the “portfolio interest” rule of Section 881(c) of the Internal Revenue Code, in a form reasonably satisfactory to the Borrowers and the Administrative Agent, stating that such Tax Indemnified Party is not (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (y) a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code or (z) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code, (C) a properly completed and valid Internal Revenue Service Form W-8ECI, or an applicable successor form, (D) to the extent such Tax Indemnified Party is not the beneficial owner, a properly completed and valid Internal Revenue Service Form W-8IMY, or any applicable successor form, together with all required attachments, evidencing a complete exemption from U.S. federal withholding Tax, or (E) such other documentary evidence satisfactory to the Borrowers and the Administrative Agent establishing that such Tax Indemnified Party is entitled to a complete exemption from U.S. federal withholding Tax.

(ii) Any Tax Indemnified Party that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times reasonably requested by such Borrower or the Administrative Agent, such properly completed and duly executed documentation reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Tax Indemnified Party, if reasonably requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Tax Indemnified Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clause (e)(i) above or clause (e)(iii) below) shall not be required if in such Tax Indemnified Party’s reasonable judgment such completion, execution or submission would subject such Tax Indemnified Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Tax Indemnified Party.

(iii) If a payment made to a Tax Indemnified Party under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Tax Indemnified Party fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), (A) such Tax Indemnified Party shall deliver to the Borrowers and the Administrative Agent a certification signed by the chief financial officer, principal accounting officer, treasurer or controller, and (B) such Tax Indemnified Party shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such other documentation reasonably requested by the Borrowers and the Administrative Agent sufficient for the Borrowers and the Administrative Agent to comply with their obligations thereunder and to determine that such Tax Indemnified Party has complied with such applicable reporting requirements or to determine the amount to deduct and withhold from such payment. Solely for purposes of this subparagraph (iii), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

If such Person fails to deliver the above forms, or other documentation, that otherwise would have entitled such Person to a complete exemption from U.S. federal withholding tax on payments of interest, then the Borrowers and the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by the Internal Revenue Code, without reduction. Each Tax Indemnified Party agrees that if any form or certification it previously delivered expires or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(f) Selection of Lending Office. If any Borrower is or is likely to be required to pay additional amounts to or for the account of any Tax Indemnified Party pursuant to this Section 4.7, then such Tax Indemnified Party will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office, if applicable, so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the good faith judgment of such Tax Indemnified Party, is not otherwise materially disadvantageous to such Tax Indemnified Party.

(g) Evidence of Payment. Within thirty (30) days after the date of any payment of Taxes under a Loan Document by any Borrower, such Borrower shall furnish to the Administrative Agent the original or a certified copy of a receipt evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(h) Tax Refunds and Credits. Each Tax Indemnified Party agrees that if such Person determines in its sole discretion exercised in good faith that it subsequently recovers or receives a Tax Credit attributable to a Tax Payment (including the payment of additional amounts by any Borrower pursuant to this Section 4.7), such Person shall promptly pay such Borrower such Tax Credit (but only to the extent of the Tax Payments made with respect to the Taxes giving rise to such Tax Credit), net of all out-of-pocket expenses (including Taxes) of such Person and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Credit); provided that if, due to subsequent adjustment of such Tax Credit, such Person is required to repay such amount to the relevant Governmental Authorities, such Borrower agrees to repay such Person, as the case may be, the amount required to be repaid, plus any interest imposed by the Governmental Authority in respect thereof.

4.8 Requests for Compensation.

(a) Certificate. If requested by the Borrowers in connection with any demand for payment pursuant to Section 4.1, 4.6 or 4.7 hereof, a Lender shall provide to the Borrowers with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrowers to such Lender and satisfaction of the condition set forth in subsection (b) below. Such certificate shall, in the absence of manifest error, be conclusive and binding.

(b) No Duplication. Any amount payable by the Borrowers on account of Section 4.1, 4.6, or 4.7 hereof shall not be duplicative of: (i) any amount paid under any other such sections, or (ii) any amounts included in the calculation of the LIBOR or the Reference Rate.

(c) Refund. Any amount determined to be paid by any Borrower in error pursuant to Section 4.1, 4.6, or 4.7 hereof shall be, if no Event of Default or Potential Default has occurred and is continuing, promptly refunded to such Borrower, or applied to amounts owing by such Borrower hereunder, as such Borrower may elect.

4.9 Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, all of the Borrowers’ obligations under this Section 4 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Lender Commitments or the termination of this Credit Agreement or any provision hereof. Each Lender shall notify the Borrowers of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under Section 4.1, 4.6 or 4.7 hereof as promptly as practicable, but in any event within one hundred eighty (180) days, after such Lender obtains actual knowledge thereof; if any Lender fails to give such notice within one hundred eighty (180) days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable under Section 4.1, 4.6, or 4.7 hereof, only be entitled to payment for such compensation relating to the period from and after the date one hundred eighty (180) days prior to the date that such Lender does give such notice.

4.10 Replacement of Lenders. If any Lender (a) requests compensation under this Section 4, (b) becomes a Defaulting Lender or (c) does not provide its consent to an amendment, modification or waiver that requires the consent of each Lender or each affected Lender, as applicable, and such amendment, modification or waiver receives the consent of the Required Lenders, then, if there is no Event of Default, the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.11 hereof), all of its interests, rights and obligations under this Credit Agreement and the related Loan Documents to an Eligible Assignee who agrees to assume such obligations; provided that:

(a) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under this Section 4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);

(b) in the case of any such assignment resulting from a claim for compensation under this Section 4, such assignment will result in a reduction in such compensation or payments thereafter;

(c) such assignment does not conflict with applicable Law; and

(d) a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

4.11 Euro Event. In the event that the Euro is no longer used as the common currency of the European Union (such event, a “Euro Event”), each Borrower shall, in its sole discretion, either: (a) repay all Euro denominated Loans made to it (and Cash Collateralize all Euro denominated Letters of Credit issued for its account) in US Dollars or an Alternate Currency other than Euro (in either case based on the applicable Spot Rate on the date of such repayment) and/or (b) convert such Loans to (or replace such Letters of Credit with those denominated in) US Dollars or an Alternate Currency other than Euro, in each case within thirty (30) days of such Euro Event.

4.12 LIBOR Successor Rate. (a) Notwithstanding anything to the contrary in this Credit Agreement or any other Loan Document, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrowers) that the Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because LIBOR is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of LIBOR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR;

then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, (x) the Administrative Agent shall notify the Borrowers and the Lenders and (y) the Administrative Agent and the Initial Borrower may amend this Credit Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark, if any, incorporated therein), giving due consideration to any evolving or then existing convention for similar syndicated credit facilities denominated in US Dollars for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Initial Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

(b) If no LIBOR Successor Rate has been determined and the circumstances under Section 4.12(a)(i) exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent shall promptly so notify the Borrowers and the Lenders. Thereafter, (i) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or Interest Periods) and (ii) the Adjusted LIBOR component shall no longer be utilized in determining the Reference Rate. Upon receipt of such notice, the Borrowers may revoke any pending Request for Borrowing of, or Rollover Notice or Conversion Notice for the conversion to or Continuation of, LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, the applicable Borrower(s) will be deemed to have converted each such LIBOR Loan to a Reference Rate Loan pursuant to Section 2.3(f) (subject to the foregoing clause (ii)).

Notwithstanding any other provision of this Credit Agreement, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero (0) for purposes of this Credit Agreement.

Section 5. SECURITY

5.1 Liens and Security Interest.

(a) Commitment and Demand Notices. Subject to the terms of its Borrower Security Agreement, the Initial Borrower will grant, by way of pledge and assignment by way of security to the Administrative Agent for the benefit of the Secured Parties, a security interest and Lien in and to all of the collateral described therein, whether now owned or hereafter acquired or arising, including (i) its right under its Constituent Documents, any applicable Side Letters and Subscription Agreements to issue Demand Notices and receive Contributions with respect to the Unused Commitment of its Investors, (ii) its rights under its Constituent Documents, any applicable Side Letters and Subscription Agreements to enforce payment of Contributions with respect to the Unused Commitments of its Investors, duly called in accordance with the terms of its Constituent Documents, any applicable Side Letters and Subscription Agreements and (iii) all of its other remedies, to the extent related to the foregoing, in each case, for purposes of repaying its Obligations.

(b) Collateral Accounts. Subject to the terms of the applicable Collateral Documents, as additional collateral, the Initial Borrower shall pledge and assign to the Administrative Agent, for the benefit of the Secured Parties, a security interest and Lien in and on its right, title and interest in and to all amounts held in or credited to the applicable Collateral Account constituting Contributions to the Initial Borrower to secure its Obligations.

(c) Reliance. The Initial Borrower agrees that the Administrative Agent and each Lender has entered into this Credit Agreement, extended credit hereunder and at the time of each Loan or each issuance of a Letter of Credit, will make such Loan or issue such Letter of Credit in reasonable reliance on the obligations of the Investors to fund their respective Unused Commitments as shown in their Subscription Agreements delivered in connection herewith and in accordance with the Initial Borrower’s Constituent Documents and accordingly during the continuance of an Event of Default, subject to the limitations in Section 10.2 hereof, such Unused Commitments may be enforced in the name of the Initial Borrower by the Administrative Agent, on behalf of the Secured Parties, pursuant to the terms of the Loan Documents, directly against the Investors without further action by the Initial Borrower and notwithstanding any compromise of any such Unused Commitment by the Initial Borrower as provided in 6 Del. C. §17-502(b)(1); provided that in no event shall any Investor be required to fund Contributions to any Person other than the Initial Borrower (it being understood that each Investor shall be required to fund Contributions to an account in the name of the Initial Borrower).

The collateral security set forth in subsections (a) and (b) of this Section 5.1 shall be collectively referred to herein as the “Collateral”. The security agreements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant a security interest in the Collateral, including, without limitation, the Borrower Security Agreement, the Collateral Account Pledges and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents.”

5.2 The Collateral Accounts; Investor Demand Notices.

(a) The Collateral Accounts. The Initial Borrower shall establish an account at the Depository, which account shall be established prior to the Closing Date, and such account (and any replacement thereof in the name of the Initial Borrower) shall be subject to a Collateral Account Pledge and a Deposit Account Control Agreement and specified on Schedule I hereto, as amended, restated, modified or supplemented from time to time (each a “Collateral Account” and, collectively, the “Collateral Accounts”). The Initial Borrower shall direct all Contributions received by it into the applicable Collateral Account.

(b) [Reserved].

(c) Use of and Location of the Collateral Accounts. The Initial Borrower may withdraw funds from a Collateral Account only in compliance with Section 9.12 hereof. If the Depository with respect to a Collateral Account ceases to be an Eligible Institution, the Initial Borrower shall have thirty (30) days following notice from the Administrative Agent (or by such later date that is reasonably acceptable to the Administrative Agent) to move such Collateral Account to a replacement Depository that is an Eligible Institution. If a Depository for a Collateral Account terminates the Deposit Account Control Agreement, the Initial Borrower shall open a new collateral account that is subject to a new Deposit Account Control Agreement (or, if the Depository is the Administrative Agent, an acknowledgment from the Depository) with a replacement Depository within thirty (30) days of such termination (or by such later date that is reasonably acceptable to the Administrative Agent).

(d) Investor Demand Notices. The Initial Borrower irrevocably appoints the Administrative Agent in the name of the Initial Borrower, upon the occurrence and during the continuation of an Event of Default (but subject to the final paragraph of Section 10.2 hereof), to make all Demand Notices. During the continuation of an Event of Default, except as otherwise provided in the final paragraph of Section 10.2 hereof, any Investor Demand Notice not issued by the Administrative Agent or at the direction of the Administrative Agent shall be void. The Initial Borrower shall promptly deliver to the Administrative Agent any notice to its Investors to amend, delay or rescind any Demand Notice at any time prior to the payment due date thereof.

(e) No Liability of Administrative Agent or Lenders. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that neither the Administrative Agent nor the Lenders undertake any duties, responsibilities, or liabilities with respect to the Demand Notices issued by the Initial Borrower. Neither the Administrative Agent nor the Lenders shall be required to refer to the Constituent Documents of the Initial Borrower, the Collateral Account Pledges, the Subscription Agreements, or take any other action with respect to any other matter that might arise in connection with the foregoing. Neither the Administrative Agent nor the Lenders have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of the Initial Borrower or any of the Investors. Neither the Administrative Agent nor any Lender has any duty to inquire into the use, purpose, or reasons for the making of any Demand Notice or the investment or use of the proceeds thereof.

(f) Investor Demand Notices; Investor Demand Notices by Administrative Agent. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent shall have the right, at any time during the continuation of such Event of Default, to direct the Initial Borrower to withdraw funds credited to or held from a Collateral Account, for the purpose of paying amounts not paid when due hereunder or under any other Loan Document (after the passage of any applicable grace period); provided that promptly after any disbursement of funds from any such account to the Lenders, as contemplated in this Section 5.2(f), the Administrative Agent shall deliver a written notice of such disbursement to the Initial Borrower. Subject to the final paragraph of Section 10.2 hereof, the Administrative Agent, on behalf of the Lenders, is hereby authorized, in the name of the Initial Borrower, at any time or from time to time during the existence of an Event of Default, to issue one or more Demand Notices in order to pay the Obligations of the Initial Borrower. With or without such general notification, when an Event of Default exists, the Administrative Agent, on behalf of the Lenders may, subject to Section 10.2 hereof: (i) initiate one or more Demand Notices to the Investors of the Initial Borrower in order to pay the Loans or the Letter of Credit Liability then due and owing by the Initial Borrower, or both; (ii) take or bring in the Initial Borrower’s name, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect possession or collection of payments of the capital contributions with respect to the Unused Commitments which are called to repay the Obligations of the Initial Borrower; (iii) complete any contract or agreement of the Initial Borrower to enforce payment to the Initial Borrower with respect to the Unused Commitments pursuant to Demand Notices duly delivered in accordance with the applicable Constituent Documents, any applicable Side Letters and Subscription Agreements to repay the Obligations of the Initial Borrower; (iv) compromise any claims related to the payment of Contributions with respect to the Unused Commitments which are called to repay the Obligations; or (v) exercise any other right, privilege, power, or remedy provided to the Initial Borrower under and in accordance with its Constituent Documents, any Side Letters and Subscription Agreements, as applicable, with respect to the payment of Contributions with respect to the Unused Commitments which are called to repay the Obligations of the Initial Borrower. The Administrative Agent, on behalf of the Lenders, shall be granted an irrevocable power of attorney by the Initial Borrower to carry out the aforementioned acts and to exercise the aforementioned powers during the continuance of an Event of Default (subject to the final paragraph of Section 10.2 hereof). Regardless of any provision hereof, in the absence of gross negligence or willful misconduct by the Administrative Agent or the Lenders, neither the Administrative Agent nor the Lenders shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Demand Notices or the Unused Commitments or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Collateral, subject to the Internal Revenue Code. The Administrative Agent shall give the Initial Borrower notice of actions taken pursuant to this Section 5.2(f) concurrently with, or promptly after, the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Initial Borrower’s obligations hereunder.

(g) Additional Action by the Administrative Agent. During the existence of an Event of Default, issuance by the Administrative Agent on behalf of the Lenders of a receipt to any Person obligated to pay any Contribution for the purposes of repaying the Obligations shall be a full and complete release, discharge, and acquittance to such Person to the extent of any amount so paid to a Collateral Account for the direct or indirect, by way of collateral assignment, benefit of the applicable Secured Parties. In furtherance of the foregoing, the Administrative Agent, on behalf of the Lenders, is hereby authorized and empowered, during the existence of an Event of Default, on behalf of the Initial Borrower, to endorse the name of the Initial Borrower upon any check, draft, instrument, receipt, instruction, or other document or items, including, but not limited to, all items evidencing payment upon a Contribution of any Person to the Initial Borrower coming into the Administrative Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. The Administrative Agent, on behalf of the Lenders, is hereby granted an irrevocable power of attorney, which is coupled with an interest and given by way of security to secure the performance of the Obligations, to execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of the Initial Borrower either before or after demand of payment of the Obligations but only during the existence of an Event of Default (and subject to Section 10.2 hereof), as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion, reasonably exercised, of the Administrative Agent, to protect the security interests and Liens in (and priority thereof) the Commitments for the repayment of the Obligations secured thereby, and neither the Administrative Agent nor the Lenders, in the absence of gross negligence and willful misconduct, shall incur any liability in connection with or arising from its exercise of such power of attorney. Notwithstanding anything to the contrary herein or in any other Loan Document, in no event shall the Administrative Agent (or any Lender) be permitted to require any Investor to fund its Contributions other than to an account in the name of the Initial Borrower.

The application by the Lenders of such funds shall, unless the Administrative Agent shall agree otherwise in writing, be the same as set forth in Section 3.4 hereof. The Initial Borrower acknowledges that all funds so transferred for its benefit into the applicable Collateral Account shall be the property of the Initial Borrower subject to the security interest of the Administrative Agent therein for the Obligations secured thereby.

(h) No Representations. Neither the Administrative Agent nor the Lenders shall be deemed to make at any time any representation or warranty as to the validity of any Demand Notice nor shall the Administrative Agent or the Lenders be accountable for the Initial Borrower’s use of the proceeds of any Contribution.

5.3 Lender Offset. In addition to the rights granted to the Administrative Agent and the Lenders under Section 5.2 hereof, each Borrower hereby grants to each Lender a right of offset, to secure repayment of the Obligations of such Borrower when due to the Secured Parties (after the passage of any applicable grace period), upon any and all monies, securities, or other property of such Borrower and the proceeds therefrom, now or hereafter held or received by or in transit to the Lenders, from or for the account of such Borrower, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of such Borrower and any and all claims of such Borrower, against the Lenders at any time existing. The Lenders are hereby authorized at any time and from time to time during the existence of an Event of Default, without notice to the applicable Borrower, to offset, appropriate, apply, and enforce such right of offset against any and all items referred to above against the Obligations of such Borrower. Each Borrower shall be deemed directly indebted to the Lenders in the full amount of its Obligations, and the Lenders shall be entitled to exercise the rights of offset provided for above. The rights of the Lenders under this Section 5.3 are subject to Section 12.2 hereof. The Administrative Agent, and the Lenders, as applicable, shall give the Borrowers prompt notice of any action taken pursuant to this Section 5.3, but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of the Borrowers with respect to such action.

5.4 Agreement to Deliver Additional Collateral Documents. The Initial Borrower shall deliver such security agreements, financing statements, financing change statements, assignments, notices and other acknowledgments and other collateral documents (all of which security agreements shall be deemed part of the Collateral Documents), in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent acting on behalf of the Lenders may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Lenders, security interests in the Collateral with respect to which the Initial Borrower is granting a security interest to the Administrative Agent, together with other assurances of the enforceability of the Lenders’ Liens and assurances of due recording and documentation of the Collateral Documents or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the Liens and security interests (or the priority thereof) granted or purported to be granted pursuant to this Section 5.

5.5 Subordination. During the occurrence and continuation of an Event of Default, if there are any Obligations outstanding under the Credit Facility, the Initial Borrower shall not make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to any Investor whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”), unless such payments or advances are first applied, directly or indirectly, to such Obligations. All Other Claims, together with all liens, security interests, and all other encumbrances or charges on assets securing the payment of all or any portion of the Other Claims shall at all times during the continuance of an Event of Default, if there are any Obligations outstanding under the Credit Facility, be subordinated to and inferior in right and in payment to the Obligations and all liens, security interest, and all other encumbrances or charges on assets securing all or any portion of the Obligations, and the Borrowers agree to take any actions reasonably requested by the Administrative Agent as are necessary to provide for such subordination between it and any other Borrower, inter se, including but not limited to including provisions for such subordination in the documents evidencing the Other Claims. Notwithstanding the foregoing, there shall be no other restriction or limitation on the right of the Investment Advisor or Administrator (or Affiliate of any thereof) to receive management or other fees (including incentive management fees) or expenses payable to the Investment Advisor or Administrator (or such Affiliate) under or pursuant to the Investment Advisory Agreement and Administration Agreement except as set forth in Section 9.10 hereof.

Section 6. CONDITIONS PRECEDENT TO LENDING.

6.1 Obligations of the Lenders. The obligation of the Lenders to enter into this Credit Agreement shall not become effective until the date on which (i) the Administrative Agent shall have received each of the following documents and (ii) each of the other conditions listed below is satisfied or waived:

(a) Credit Agreement. This Credit Agreement, duly executed and delivered by the Initial Borrower;

(b) Security Agreement. The Borrower Security Agreement, duly executed and delivered by the Initial Borrower;

(c) Collateral Account.

(i) The Collateral Account Pledge, duly executed and delivered by the Initial Borrower; and

(ii) The Deposit Account Control Agreement, duly executed and delivered by the Initial Borrower and the Depository, in form and substance reasonably acceptable to the Administrative Agent in its reasonable discretion.

(d) Notes. The Notes, duly executed and delivered by the Initial Borrower to each requesting Lender in accordance with Section 3.1 hereof (for the avoidance of doubt, Bank of America has not requested any Note as of the Closing Date);

(e) Financing Statements.

(i) Searches of UCC filings (or their equivalent) in each jurisdiction where a filing would need to be made in order to perfect the Secured Parties’ first priority security interest (subject to any Permitted Liens) in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens (other than Permitted Liens) exist on the Collateral, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

(ii) UCC financing statement(s) satisfactory to the Administrative Agent with respect to the Collateral in the Administrative Agent’s sole discretion, to perfect the first priority security interest (subject to any Permitted Liens) of the Administrative Agent (on behalf of the Secured Parties) in the Collateral.

(f) Responsible Officer Certificates. A certificate from a Responsible Officer of the Initial Borrower, substantially in the form of Exhibit M;

(g) The Initial Borrowers’ Constituent Documents. True and complete copies of the Constituent Documents of the Initial Borrower, together with certificates of existence and good standing (or other similar instruments) of the Initial Borrower, in each case as in effect on the date hereof (or, in the case of a good standing certificate, dated as of a recent date) and in each case satisfactory to the Administrative Agent in its sole discretion;

(h) Authority Documents. Certified resolutions (or the equivalent in the applicable jurisdiction) on behalf of the Initial Borrower authorizing the entry into the transactions contemplated herein and in the other Loan Documents to which the Initial Borrower is a party;

(i) Incumbency Certificate. A signed certificate of a Responsible Officer of the Initial Borrower who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents to which it is a party and the other documents or certificates to be delivered pursuant to the Loan Documents by or on behalf of the Initial Borrower, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the Persons named in such further certificate;

(j) Opinions. A favorable opinion or opinions of (i) Simpson Thacher & Bartlett LLP, New York counsel to the Initial Borrower and (ii) Richards, Layton & Finger, P.A., Delaware counsel to the Initial Borrower, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Closing Date; and

(k) Fees; Costs and Expenses. Payment of all fees and other amounts due and payable on or prior to the date hereof, including pursuant to any applicable Fee Letters, and, to the extent invoiced at least two (2) Business Days prior to the date hereof, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by the Initial Borrower hereunder, including the reasonable fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such initial Borrowing;

(l) Special HNW Aggregation Investor Letter Agreement and Special Investor Letter Agreement. An executed Special HNW Aggregation Investor Letter Agreement from each Special HNW Aggregation Investor (or its administrator on its behalf), in each case in favor of the Administrative Agent, which addresses certain restrictions including material amendments to any Special HNW Aggregation Investor’s Constituent Documents, in form and substance acceptable to the Administrative Agent in its sole discretion; and

(m) “Know Your Customer” Information and Documents. Such information and documentation as is requested by the Lenders so that the Initial Borrower has become KYC Compliant.

6.2 Conditions to all Loans and Letters of Credit. The obligation of the Lenders to advance each Borrowing (including, without limitation, the initial Borrowing) or to cause the issuance of Letters of Credit (including, without limitation, the initial Letter of Credit) hereunder is subject to the conditions precedent that:

(a) Representations and Warranties. The representations and warranties (other than those in Section 7.8 hereof, which shall be replaced with the condition in Section 6.2(b) below) set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of the advance of such Borrowing or issuance of such Letter of Credit, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed to the Lenders and do not constitute an Event of Default or a Potential Default or to the extent such representations and warranties relate to an earlier or other specific date);

(b) No Default. No event shall have occurred and be continuing, or would result from the Borrowing or issuance of such Letter of Credit, which constitutes an Event of Default or a Potential Default under Section 10.1(a), (e), (f), (g), (h), (i), (j), (o) or (p) of this Credit Agreement;

(c) Request for Borrowing. The Administrative Agent shall have received a Request for Borrowing or Request for Letter of Credit; and

(d) Application. In the case of a Letter of Credit, the Letter of Credit Issuer shall have received an Application for Letter of Credit executed by the applicable Borrower.

6.3 Conditions to Qualified Borrower Loans and Letters of Credit. The obligation of the Lenders to advance a Borrowing to a Qualified Borrower, or of the Letter of Credit Issuer to issue a Letter of Credit for the account of a Qualified Borrower, is subject to the conditions that, on or prior to the first such credit extension:

(a) Qualified Borrower Note. The Administrative Agent shall have received a duly executed Qualified Borrower Note, as applicable, complying with the terms and provisions hereof;

(b) Authorizations of Qualified Borrower. The Administrative Agent shall have received from such Qualified Borrower appropriate evidence of the authorization of such Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Note, duly adopted by such Qualified Borrower, as required by law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(c) Incumbency Certificate. The Administrative Agent shall have received from such Qualified Borrower a signed certificate of the appropriate Person of such Qualified Borrower which shall certify the names of the Persons authorized to sign the Qualified Borrower Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person;

(d) Qualified Borrowers’ Constituent Documents. True and complete copies of the Constituent Documents of such Qualified Borrower, together with certificates of existence and good standing (or other similar instruments) of such Qualified Borrower, as in effect on the date such Qualified Borrower joins the Credit Facility and as reasonably satisfactory to the Administrative Agent;

(e) The Borrower Guaranty. The Administrative Agent shall have received from the Initial Borrower a duly executed Borrower Guaranty complying with the terms and provisions hereof;

(f) Opinion of Counsel to Qualified Borrower. The Administrative Agent shall have received a favorable opinion of counsel for such Qualified Borrower, in form and substance reasonably satisfactory to the Administrative Agent and addressed to the Administrative Agent for the benefit of the Lenders;

(g) Opinion of Counsel to the Initial Borrower. The Administrative Agent shall have received a favorable opinion of counsel for the Initial Borrower, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and addressed to the Administrative Agent for the benefit of the Lenders, that the subject Borrower Guaranty: (i) has been duly authorized, executed and delivered by the Initial Borrower, and (ii) is a valid and binding obligation and agreement of the Initial Borrower, enforceable in accordance with its terms, except to the extent that it may be limited by bankruptcy, insolvency, moratorium and other laws affecting creditors’ rights generally, and by general equitable principles (whether considered in a proceeding in equity or at law). The Initial Borrower hereby directs such counsel to prepare and deliver such legal opinion to the Administrative Agent for the benefit of the Lenders;

(h) “Know Your Customer” Information and Documents. Unless otherwise consented to in writing by the Administrative Agent, (i) true and complete copies of the articles of incorporation or the certificate of formation and operating agreement of such Qualified Borrower, (ii) the name and address of each Person that has an ownership interest in such Qualified Borrower and the percentage of such Qualified Borrower owned by such Person, (iii) the name of each director of such Qualified Borrower, (iv) to the extent available, the most recent audited financial statements for such Qualified Borrower or the most recent audited annual report of such Qualified Borrower and (v) if such Qualified Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Qualified Borrower;

(i) Fees, Costs and Expenses. Payment of all fees and other invoiced amounts due and payable by any Borrower on or prior to the date of such Borrowing or issuance of a Letter of Credit and, to the extent invoiced at least two (2) Business Days prior to the required payment date, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by any Borrower hereunder, including the reasonable fees and disbursements invoiced through the date of such extension of credit of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, which, in each case, may be deducted from the proceeds of such Borrowing; and

(j) Additional Information. The Administrative Agent shall have received such other information and documents as may reasonably be required by the Administrative Agent and its counsel.

Section 7. REPRESENTATIONS AND WARRANTIES

To induce the Lenders to make the Loans and cause the issuance of Letters of Credit hereunder, each Borrower hereby represents and warrants (each as to itself) to the Agents and the Lenders that:

7.1 Organization and Good Standing. Each Borrower is duly formed, validly existing and, except where such failure would not result in a Material Adverse Effect, in good standing under the laws of its jurisdiction of formation, and in each case such Borrower has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and each Borrower, except where such failure would not result in a Material Adverse Effect, is qualified to do business in every jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification.

7.2 Authorization and Power. Each Borrower has the requisite power and authority to execute, deliver and perform its obligations under this Credit Agreement, the Notes, any applicable Constituent Documents, the Subscription Agreements and each of the other Loan Documents to be executed by it, as the case may be; each Borrower is duly authorized to, and has taken all action necessary to authorize it to, execute, deliver and perform its obligations under this Credit Agreement, the Notes, the applicable Constituent Documents, the Subscription Agreements and each of the other Loan Documents to which it is a party.

7.3 No Conflicts or Consents. None of the execution and delivery of this Credit Agreement or the other Loan Documents to which it is a party, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or with the terms and provisions thereof, will contravene or conflict, in any material respect, with any provision of law, statute or regulation to which each Borrower is subject or any material judgment, license, order or permit applicable to such Borrower or any material indenture, mortgage, deed of trust or other material agreement or instrument to which such Borrower is a party or by which such Borrower may be bound, or to which such Borrower may be subject. No material consent, approval, authorization or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by any Borrower of the Loan Documents to which it is a party or to consummate the transactions contemplated hereby or thereby, except (a) the consents, approvals, authorizations, filings and notices that have been obtained or made and are in full force and effect and (b) the filings and regulations referred to in Section 6.1(e) hereof.

7.4 Enforceable Obligations. This Credit Agreement, the Notes and the other Loan Documents to which each Borrower is a party are the legal and binding obligations of such Borrower, enforceable against it in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered a proceeding in equity or at law).

7.5 Priority of Liens. Subject to compliance with Sections 6.1(e)(ii) and 8.12 hereof, Collateral Documents to which it is a party create, as security for the Obligations of the Initial Borrower, valid and enforceable security interests in and Liens on all of the Collateral in which the Initial Borrower has any right, title or interest, in favor of the Administrative Agent for the benefit of the Secured Parties, and such Liens are prior to all other Liens on the Collateral (other than Permitted Liens), except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such security interests in and Liens on the Collateral in which the Initial Borrower has any right, title or interest shall (subject to Permitted Liens) be superior to and prior to the rights of all third parties in such Collateral, and, other than in connection with any future change in Law or in the Initial Borrower’s name, identity or structure, or its jurisdiction of organization, as the case may be, no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements, financing change statements or their equivalent in accordance with applicable Law. Each Lien referred to in this Section 7.5 is and shall be the sole and exclusive Lien (other than Permitted Liens) on the Collateral in which the Initial Borrower has any right, title or interest.

7.6 Financial Condition. The Initial Borrower has delivered to the Administrative Agent copies of the financial statements and reports, if any, required to be delivered in Section 8.1 hereof on the Closing Date. The Initial Borrower is Solvent.

7.7 Full Disclosure. There is no fact that such Borrower has not disclosed to the Administrative Agent in writing which could reasonably be expected to have a Material Adverse Effect. No information heretofore furnished by such Borrower, in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby (or, to the extent such information was provided to a Borrower by an Investor, to the knowledge of such Borrower) contains any untrue statement of material fact that could reasonably be expected to result in a Material Adverse Effect.

7.8 No Default. No event has occurred and is continuing which constitutes an Event of Default or a Potential Default.

7.9 No Litigation. As follows: (a) for purposes of this representation and warranty as of the Closing Date, there are no material actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or governmental authority (“Proceedings”) pending, or to the knowledge of such Borrower threatened, against any Borrower, other than any such Proceeding that is disclosed in writing by such Borrower to the Administrative Agent before the Closing Date, and (b) for purposes of this representation and warranty as of the date of the advance of any Borrowing or the issuance of any Letter of Credit, there are no such Proceedings pending, or to the knowledge of such Borrower threatened, against such Borrower, other than any such Proceeding that would not be reasonably likely to have a Material Adverse Effect.

7.10 Intentionally Omitted.

7.11 Taxes. Except, in each case, as would not (individually or in the aggregate) be reasonably likely to result in a Material Adverse Effect, all Tax returns required to be filed by any Borrower in any jurisdiction have been filed and all Taxes (including mortgage recording Taxes), assessments, fees, and other governmental charges upon such Borrower or upon any of its properties, income or franchises have been paid prior to the time that such Taxes, assessments, fees or charges become delinquent (other than any Tax, assessment, fee or charge which is currently being contested in good faith). To the knowledge of any Borrower, there is no proposed tax assessment against any Borrower or any basis for such assessment that is material and is not being contested in good faith.

7.12 Principal Office; Jurisdiction of Formation. As of the Closing Date, (a) each of the principal office, chief executive office and principal place of business of the Initial Borrower are correctly listed on Schedule I hereto and the Initial Borrower has maintained such principal office, chief executive office and principal place of business at such location(s) since its formation and (b) the jurisdiction of formation of the Initial Borrower is correctly listed on Schedule I hereto, and the Initial Borrower is not organized under the laws of any other jurisdiction.

7.13 ERISA. Assuming that no portion of the assets used by any Lender in connection with the transactions contemplated under the Loan Documents constitutes Plan Assets, the execution, delivery and performance of this Credit Agreement and the other Loan Documents by the Initial Borrower which is a party hereto and thereto, and the borrowing and repayment of amounts under this Credit Agreement by the Initial Borrower, do not and will not constitute a non-exempt “prohibited transaction” under Section 406(a) of ERISA or Section 4975(c)(1)(A)—(D) of the Internal Revenue Code.

7.14 Compliance with Law. Such Borrower is in compliance with all laws, rules, regulations, orders, and decrees which are applicable to it or its properties, except where non-compliance would not be reasonably likely to have a Material Adverse Effect.

7.15 Environmental Matters. There have been no past, and there are no pending or, to the knowledge of such Borrower, threatened, claims, complaints, notices, or governmental inquiries against such Borrower regarding any alleged violation of, or potential liability under, any environmental laws that could reasonably be expected to have a Material Adverse Effect. Such Borrower’s properties are in compliance with all environmental laws and related licenses and permits, except where non-compliance would not be reasonably likely to have a Material Adverse Effect. No conditions exist at, on or under any property now owned or leased by such Borrower or existed at, on or under any property previously owned or leased by such Borrower at the last date so owned or leased that, in either case, could give rise to liability under any environmental law that could reasonably be expected to have a Material Adverse Effect.

7.16 Investor Commitments and Contributions. All the Investors in the Initial Borrower on the date hereof are set forth on the Borrowing Base Certificate attached hereto as Exhibit A and incorporated herein by reference (or on a revised subsequent Borrowing Base Certificate delivered to the Administrative Agent in accordance with Section 8.1(h) hereof), and the Commitment of each Investor is set forth on the Borrowing Base Certificate attached hereto as Exhibit A (or on any such revised Borrowing Base Certificate). No Demand Notices have been delivered to any Investors other than any that have been disclosed, or will be disclosed pursuant to Section 8.1(c) hereof, in writing to the Administrative Agent. The applicable Subscription Agreement (and any related Side Letter) and the Initial Borrower’s Constituent Documents set

forth each Investor’s entire agreement regarding its Commitment. As of the date hereof, the aggregate amount of the Commitments of the Investors; and the aggregate Unused Commitments that could be subject to a Demand Notice are set forth on the Borrowing Base Certificate attached hereto as Exhibit A. Each Side Letter for the Investors as set forth on the Borrowing Base Certificate attached hereto as Exhibit A (or on any such revised Borrowing Base Certificate) has been provided to the Administrative Agent on or prior to the Closing Date or the date such Investor first becomes a Borrowing Base Investor hereunder.

7.17 Fiscal Year. The fiscal year of the Initial Borrower is the calendar year, or in the case of the first and last fiscal years of the Initial Borrower, the fraction thereof commencing on the effective date or ending on the date on which winding up of the Initial Borrower is completed, as the case may be.

7.18 Margin Stock. Neither the execution and delivery by the Borrowers of the Loan Documents nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrowers will or will cause any Lender to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System applicable to Margin Stock or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect.

7.19 Investment Company Act.

(a) The Initial Borrower has elected to be regulated as a “business development company” within the meaning of the Investment Company Act.

(b) The business and other activities of the Initial Borrower, including the making of the Loans and the issuance of the Letters of Credit hereunder to the Initial Borrower, the application of the proceeds and repayment thereof by the Initial Borrower and the consummation of the transactions contemplated by the Loan Documents, do not result in a material violation or breach in any respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the United States Securities and Exchange Commission thereunder, in each case, that are applicable to the Initial Borrower.

7.20 No Defenses. No Responsible Officer of the Initial Borrower has actual knowledge of any default or circumstance which with the passage of time and/or giving of notice would constitute an event of default by the Initial Borrower under its Constituent Documents or any Subscription Agreement which would constitute a defense to the obligations of any Investor to make Contributions to the Initial Borrower in accordance with such Investor’s Subscription Agreement or the Initial Borrower’s Constituent Documents and has no actual knowledge of any claims of offset or any other claims of any Investor against the Initial Borrower which would or could materially and adversely affect the obligations of such Investor to make Contributions and fund Demand Notices in accordance with such Investor’s Subscription Agreement (and any related Side Letters) or the Initial Borrower’s Constituent Documents other than, in each case, that which has been disclosed in writing by the Initial Borrower to the Administrative Agent.

7.21 Organizational Structure. The information contained in Schedule I (as updated by the Borrowers in writing to the Administrative Agent from time to time) is accurate in all material respects.

7.22 Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No Borrower and no Person or Persons owning 50% or more of a Borrower (a) is a Sanctioned Person; (b) to each Borrower’s knowledge is under investigation for an alleged breach of Sanctions by a governmental authority that enforces Sanctions; or (c) will fund any repayment of the Obligations with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause any Lender or any other party to this Credit Agreement to be in breach of any Sanctions. To each Borrower’s knowledge, no Investor is a Sanctioned Person. To the knowledge of each Borrower, no Investor’s funds used in connection with this transaction are derived from illegal or suspicious activities. Each Borrower has policies and procedures in place that are reasonably designed to comply with all applicable Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions. No Borrower, to its knowledge, is under investigation for any alleged breach of Anti-Money Laundering Law or Anti-Corruption Law by any Governmental Authority that enforces Anti-Money Laundering Laws or Anti-Corruption Laws. Each Borrower is in compliance in all material respects with all applicable Anti-Money Laundering Laws and all applicable Anti-Corruption Laws.

7.23 [Reserved].

7.24 Investor Commitments. Other than as disclosed in writing to the Administrative Agent, no Investor has (a) been excused from funding any Contribution, (b) requested in writing to be permitted to withdraw from the Initial Borrower, (c) been precluded from participating in any Investment, (d) elected not to participate in any Investment in accordance with the Initial Borrower’s Constituent Documents, or (e) informed the Initial Borrower in writing of its intent to transfer its interest in the Initial Borrower.

7.25 Beneficial Ownership Certification. As of the Closing Date, to the best of the applicable Responsible Officer’s knowledge, the information included in such Borrower’s Beneficial Ownership Certification, to the extent such certification is required to have been provided, is complete and correct in all respects.

Section 8. AFFIRMATIVE COVENANTS OF THE BORROWERS

So long as the Lenders have any commitment to lend hereunder or to cause the issuance of any Letters of Credit hereunder, and until the performance and payment in full of the Obligations (other than Letter of Credit Obligations that have been fully cash collateralized and contractual Obligations that by their terms survive termination of this Credit Agreement) under this Credit Agreement and the other Loan Documents, each Borrower agrees (as to itself) that, unless the Administrative Agent shall otherwise consent in writing based upon the approval of the Required Lenders (unless the approval of the Administrative Agent alone or a different number of the Lenders is expressly permitted below):

8.1 Financial Statements, Reports and Notices. The Initial Borrower shall deliver to the Administrative Agent (and the Administrative Agent shall provide to the Lenders promptly upon receipt) each of the following:

(a) Financial Reports.

(i) Annual Reports. Within one hundred and twenty (120) days after the end of each fiscal year of the Initial Borrower, or as soon as delivered to the Investors, a report setting forth, as of the end of such fiscal year, the Initial Borrower’s audited balance sheet and income statement, prepared in accordance with Generally Accepted Accounting Principles, except where determined by the Administrator that such Generally Accepted Accounting Principles would not reflect the activities of a statutory trust, as more particularly provided in the Constituent Documents of the Initial Borrower, together with the unqualified opinion of a firm of nationally-recognized independent certified public accountants; and

(ii) Quarterly Reports. As soon as available, but no later than sixty (60) days after the end of each of the first three (3) fiscal quarters of the Initial Borrower, or as soon as practical thereafter, but in no event later than when such statements and reports are distributed to Investors, a copy of the capital statements as of the end of such fiscal quarter as delivered to Investors.

(b) Compliance Certificate. As soon as available, but no later than two (2) Business Days following the delivery of any quarterly financial reports are delivered pursuant to Section 8.1(a)(ii) hereof or any annual audited financial reports are delivered pursuant to Section 8.1(a)(i) hereof, a compliance certificate substantially in the form of Exhibit W hereto (the “Compliance Certificate”), and (i) stating whether any Event of Default or, to such Responsible Officer’s knowledge, any Potential Default has occurred and is continuing; (ii) stating whether the Initial Borrower is in compliance with the Debt Limitations contained in Section 9.11 hereof and containing the calculations evidencing such compliance; (iii) stating that, to the Initial Borrower’s actual knowledge, no Exclusion Event has occurred with respect to any Borrowing Base Investor or if one has occurred, the nature of such Exclusion Event (it being understood and agreed that no Borrower shall have any obligation to monitor the Rating or net worth of any Investor, which shall not in any way limit the Initial Borrower’s obligation to report any related Exclusion Event to the extent it has actual knowledge thereof); and (iv) setting forth (or attaching, as applicable): (A) in the case of a Compliance Certificate delivered in connection with a fiscal quarter-end report, a copy of any Investment information delivered by the Initial Borrower to its Investors generally on a quarterly basis; (B) in the case of a Compliance Certificate delivered in connection with a fiscal year-end report, a copy of any Investment information delivered by the Initial Borrower), to its Investors generally on an annual basis; (C) the aggregate Unused Commitments of the Investors and, separately, the aggregate Unused Commitments of the Borrowing Base Investors; (D) the changes, if any, in the names or notice information for any Investor; (E) a listing of all new and substitute Investors who have not satisfied each of the applicable requirements set forth in Section 9.5(d) hereof, if any; (F) a listing of all Investors who have been declared defaulting Investors under Section 7.1(c) of the Trust Agreement as of the end of such quarter, if any; and (G) a listing of the amounts and dates of any Demand Notices made upon Investors as of the end of such quarter;

(c) Investor Demand Notices. (i) Promptly following the issuance thereof, a copy of the form of each Demand Notice delivered to the Investors of the Initial Borrower; and (ii) to the extent not previously reported pursuant to this Section 8.1(c) or Section 8.1(b) or 8.15 hereof, a report of all Investors failing to fund their Contributions within ten (10) Business Days of when such Contributions are initially due pursuant to the related Demand Notice therefor (other than in connection with an Investment Exclusion Event), delivered promptly thereafter (but in no event later than the close of business of the fifth (5th) Business Day following such tenth (10th) Business Day), along with documentation of all Contributions, if any, received in the Collateral Accounts as of the end of such Business Day with respect to such Investors and thereafter on any Business Day when such information changes;

(d) Notice of Certain Withdrawals. Promptly, but no later than three (3) Business Days following receipt thereof, copies of any notice of withdrawal by any Investor of the Initial Borrower pursuant to the Initial Borrower’s Constituent Documents;

(e) Notice of Action to Terminate. No later than the next Business Day after becoming aware of any proposed vote of the Investors for approval, or similar action to be taken, to terminate or dissolve any Borrower pursuant to the applicable Constituent Documents, notice of any such vote or other similar action;

(f) Funding Deficiencies. No later than ten (10) days after becoming aware thereof, notice of any material funding deficiencies with respect to any Plan;

(g) [Reserved];

(h) Borrowing Base Certificates. The Initial Borrower shall provide to the Administrative Agent a revised Borrowing Base Certificate certified by a Responsible Officer of the Initial Borrower to be true and correct in all material respects setting forth a calculation of the Available Commitment in reasonable detail as of such date: (i) in connection with the delivery of each quarterly Compliance Certificate in accordance with Section 8.1(b) hereof; (ii) in connection with any new Borrowing or issuance of Letter of Credit (which can be satisfied by attaching the required information and calculations to the related Request for Borrowing or Request for Letter of Credit, as applicable); (iii) within two (2) Business Days following the issuance of Demand Notices to Investors (delivered to the Administrative Agent along with the copies of the form of such Demand Notices and calculated after giving effect to the related Contributions requested by such Demand Notices); (iv) promptly following the admission of any Investor as such delivery is required pursuant to Section 9.5(d) hereof; and (v) promptly following the occurrence of any Exclusion Event and a Borrower obtaining actual knowledge thereof (calculated after giving effect thereto).

(i) Other Reporting. Promptly following the delivery to the Investors of the Initial Borrower, copies of all other financial statements and reports from time to time prepared by the Initial Borrower and furnished to its Investors generally and that are material to the interests of the Lenders;

(j) Know Your Customer Information. Promptly following any request therefor by the Administrative Agent, or any Lender through the Administrative Agent, (i) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable Anti-Money Laundering Laws and Anti-Corruption Laws, or (ii) information and documentation to update the Beneficial Ownership Certification (if any) for such Borrower to the extent required by the Beneficial Ownership Regulation; and

(k) Other Information. Such other information concerning the business, properties, or financial condition of such Borrower (as the Administrative Agent shall reasonably request, and which information is not otherwise subject to confidentiality restrictions with third parties.

8.2 Payment of Taxes. Except, in each case, as would not (individually or in the aggregate) result in a Material Adverse Effect, such Borrower will, and will require each Borrower to, file, or cause to be filed, all Tax returns required to be filed by it in any jurisdiction, and pay all Taxes (including mortgage recording Taxes), assessments, fees, and other governmental charges or levies imposed upon it or upon any of its properties, income or franchises prior to the time that such Taxes, assessments, fees, charges or levies become delinquent; provided that no Borrower shall be required to pay any such Tax, assessment, fee charge, or levy if and so long as the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings and appropriate reserves therefor have been established.

8.3 Maintenance of Existence and Rights. Subject to the provisions of the Loan Documents, such Borrower will preserve and maintain its existence and all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which would reasonably be expected to result in a Material Adverse Effect.

8.4 Notice of Default. Such Borrower will furnish to the Administrative Agent, promptly upon becoming aware (and in no event later than the next Business Day after obtaining actual knowledge at all times when any Principal Obligations are outstanding, and within three (3) Business Days, at all times when no Principal Obligations are outstanding) of the existence of any condition or event which constitutes an Event of Default or a Potential Default, a written notice specifying the nature and period of existence thereof and the action which such Borrower is taking or proposes to take with respect thereto.

8.5 Other Notices.

(a) Prior to or simultaneously with any delivery of a Request for Borrowing, the applicable Borrower shall disclose in writing to the Administrative Agent all material Proceedings pending, or to the knowledge of such Borrower, threatened against the Borrowers which could reasonably be expected to have a Material Adverse Effect.

(b) The applicable Borrowers will, promptly upon receipt of knowledge thereof, notify the Administrative Agent of any of the following events if such event would reasonably be expected to result in a Material Adverse Effect: (i) any change in the financial condition or business of any Borrower; (ii) any default under any material agreement, contract, or other instrument to which any Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any material Indebtedness owing by a Borrower; (iii) any uninsured claim against or affecting a Borrower or any of its properties; and (iv) the commencement of, and any material determination in any Proceeding affecting any Borrower.

(c) [Reserved].

(d) The Administrative Agent shall provide any written disclosure or written notice received from the Borrowers under this Section 8.5 to the Lenders promptly upon receipt.

8.6 Compliance with Loan Documents and Constituent Documents. Unless otherwise approved in accordance with the terms of this Credit Agreement (which approval, by such terms, may require more or fewer Lenders than the Required Lenders), such Borrower will promptly comply with any and all covenants and provisions applicable to it of this Credit Agreement, the Notes, and all of the other Loan Documents executed by it. Such Borrower will use the proceeds of any Demand Notice only for such purposes as are permitted by its Constituent Documents.

8.7 Operations and Properties. Such Borrower will act in accordance with its Constituent Documents in managing or operating its assets, properties, business, and investments so as not to have a Material Adverse Effect.

8.8 Books and Records; Access. Following five (5) Business Days prior written notice, the Borrowers will give any representative of any Agent or the Lenders, or any of them, access during ordinary business hours to, and permit such representative to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of the Borrowers and relating to their affairs; provided that, so long as no Event of Default exists, any such inspection, which shall be at the Borrowers’ expense, shall be conducted no more than once in any twelve (12) month period. The right of inspection described in this Section 8.8 shall not apply to any information regarding customers (as defined by Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and applicable implementing regulations) of any Borrower to the extent any such Borrower is prohibited from providing such information by Title V of the Gramm-Leach-Bliley Act of 1999, as amended, and the applicable implementing regulations thereunder.

8.9 Compliance with Law. Such Borrower will comply in all material respects with all material laws, rules, regulations, and all orders of any Governmental Authority, including, without limitation, ERISA, if applicable, except where the failure to comply would not reasonably be expected to result in a Material Adverse Effect. Each Borrower shall maintain policies and procedures reasonably designed to ensure compliance with applicable Sanctions.

8.10 Insurance. Such Borrower will maintain insurance in respect of its properties and business against such loss or damage as is customary in the case of Persons engaged in the same or similar businesses and similarly situated, except where the failure to maintain could not reasonably be expected to result in a Material Adverse Effect.

8.11 Authorizations and Approvals. Such Borrower will promptly obtain, from time to time at its own expense, all such material governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Borrowers to comply with their respective obligations hereunder, under the other Loan Documents to which it is a party and its Constituent Documents.

8.12 Maintenance of Liens. The Initial Borrower will perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Secured Parties to file and record every instrument that the Administrative Agent may reasonably deem necessary in order to perfect and maintain the Administrative Agent’s first priority security interests (subject to any Permitted Liens) in and Liens on the Collateral and otherwise to preserve and protect the rights of the Secured Parties in respect of such security interests and Liens.

8.13 Further Assurances. The Initial Borrower will take any and all such other action as the Administrative Agent may, from time to time, reasonably deem necessary or proper in connection with this Credit Agreement or any of the other Loan Documents, the obligations of the Initial Borrower hereunder or thereunder for better assuring and confirming unto the Lenders all or any part of the security for any of such obligations.

8.14 Collateral Accounts. The Initial Borrower shall ensure that, at all times, the Administrative Agent shall have electronic monitoring access to its Collateral Account.

8.15 Investor Financial and Rating Information. The Initial Borrower will promptly notify the Administrative Agent in writing (but in no event later than five (5) Business Days) upon obtaining actual knowledge of: (a) any decline in the Rating of any Borrowing Base Investor, or decline in the capital status of any Investor that is a Bank Holding Company, where such change results in an Exclusion Event; (b) notice of any portion of a Borrowing Base Investor’s Unused Commitment that has been excused, precluded, reduced or abated (including in connection with any Investment Exclusion Event) and will be excluded from the Available Commitment pursuant to the proviso in Section 2.1(d)(xv) hereof; and (c) any other Exclusion Event with respect to a Borrowing Base Investor.

8.16 [Reserved].

8.17 Environmental Compliance. Such Borrower will use and operate all of the facilities and properties owned directly by it in material compliance with all environmental laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all hazardous materials in material compliance with all applicable environmental laws, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

8.18 Confirmation of Unused Commitments. If at any time the Administrative Agent reasonably believes that a certification delivered by the Initial Borrower with respect to the Unused Commitment of an Investor or the Investors is inaccurate in any material respect, the Administrative Agent shall have the right to request that the Initial Borrower obtain such certification directly from the Investor or the Investors and that the Initial Borrower provide a certification to the Administrative Agent confirming the amount of the Unused Commitments of its Investors within ten (10) Business Days of such request.

8.19 Investment Period. The Initial Borrower shall give prompt written notice to the Administrative Agent of the termination of the Investment Period.

8.20 Covenant to Call Capital. During each twelve (12)-month period commencing on the first day after the end of the Initial Closing Period (as defined in the Trust Agreement), the Initial Borrower will request that all Investors fund at least one (1) Demand Notice, unless such requirement is otherwise waived in writing by the Administrative Agent. The Initial Borrower shall give prompt written notice to the Administrative Agent informing it of the occurrence of the first day after the end of the Initial Closing Period.

8.21 [Reserved].

8.22 Notices to Defaulting Investors. At all times when an Event of Default has occurred and is continuing and any Investor has failed to fund any Contributions when due or otherwise defaulted on any of its obligations to the Initial Borrower, then the Initial Borrower shall exercise its available remedies as to such Investor only with the written consent of the Administrative Agent, at the direction of the Required Lenders.

8.23 ERISA. Such Borrower agrees to use commercially reasonable efforts to promptly provide notice to the Administrative Agent in writing if such Borrower has reason to believe that the assets of such Borrower constitute Plan Assets.

8.24 Investment Company Act. The Initial Borrower will maintain its status as a “business development company” under the Investment Company Act.

Section 9. NEGATIVE COVENANTS OF THE BORROWERS

So long as the Lenders have any commitment to lend hereunder or to cause the issuance of any Letters of Credit hereunder, and until payment and performance in full of the Obligations (other than Letter of Credit Obligations that have been fully cash collateralized and contractual Obligations that by their terms survive termination of this Credit Agreement) under this Credit Agreement and the other Loan Documents, each Borrower agrees (as to itself) that, unless the Administrative Agent shall otherwise consent in writing, based upon the approval of the Required Lenders (unless the approval of the Administrative Agent alone or a different number of the Lenders is expressly permitted below):

9.1 Mergers, Etc. Except as otherwise provided in the Loan Documents, such Borrower shall not take any actions (a) to merge or consolidate with or into any Person, unless a Borrower is the surviving entity, or (b) except as permitted by clause (a), that will dissolve or terminate such Borrower.

9.2 Negative Pledge. Such Borrower shall not create, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract) upon the Collateral, other than the following (“Permitted Liens”): (a) to the Administrative Agent, for the benefit of the Secured Parties; (b) Liens of the Depository holding any Collateral Account which arise as a matter of law on items in the course of collection or encumbering deposits or other similar liens (including the right of set-off); and (c) non-consensual Liens, if any, imposed on the property of any Borrower not yet delinquent or being contested in good faith by appropriate proceedings.

9.3 Fiscal Year and Accounting Method. Such Borrower shall not change its fiscal year or its method of accounting, other than in accordance with the terms of its Constituent Documents.

9.4 Constituent Documents. Except as otherwise provided in this Credit Agreement, the Initial Borrower shall not alter, amend, modify, terminate, or change any provision of its Trust Agreement, if any such Proposed Amendment (hereinafter defined) would (a) affect the Initial Borrower’s or the Investors’ (as applicable) debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of the Initial Borrower (as applicable), in any case, relating to any Demand Notices, Commitments or Contributions, including any Investor’s obligation to fund Contributions with respect to its Unused Commitment, (b) have a Material Adverse Effect on the rights, titles, first priority security interests (subject to any Permitted Liens) and Liens, and powers and privileges of the Lenders hereunder or (c) remove or reduce (or affect in a similar manner) the Debt Limitations imposed on the Initial Borrower (each a “Material Amendment”). With respect to any proposed alteration, amendment, modification, termination or change (each, a “Proposed Amendment”) to the Trust Agreement, the Initial Borrower shall notify the Administrative Agent of such proposal (except as provided below). The Administrative Agent shall determine, in its sole commercially reasonable discretion (i.e., the determination of the other Lenders shall not be required) and on its good faith belief, whether such Proposed Amendment to the Trust Agreement would constitute a Material Amendment within three (3) Business Days of the date on which it is deemed to have received such notification in accordance with Section 12.6 hereof and shall promptly notify the Initial Borrower of its determination. If the Administrative Agent determines that the Proposed Amendment is a Material Amendment, the approval of the Required Lenders will be required (unless the approval of all Lenders is otherwise required consistent with the terms of this Credit Agreement), and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by the Initial Borrower. Subject to Section 12.1 hereof, the Lenders shall have ten (10) Business Days from the date of such notice from the Administrative Agent to deliver their approval or denial thereof; provided that such Lender shall be deemed to have consented to any such Material Amendment to the extent such Lender does not provide an express approval or denial thereof within such ten (10) Business Day period. If the Administrative Agent determines that the Proposed Amendment is not a Material Amendment, the Initial Borrower may make such amendment without the consent of the Lenders. Notwithstanding the foregoing, the Initial Borrower may, without the consent of the Administrative Agent or the Lenders (and without submitting the Proposed Amendment to the Administrative Agent for determination as described above), amend the Trust Agreement: (i) to cure any ambiguity, correct or supplement any provision of the Trust Agreement which is incomplete or inconsistent with any other provision thereof (the effect of which shall be immaterial to the Lenders), correct any printing, stenographic or clerical error or effect changes of an administrative or ministerial nature which do not materially increase the authority of the Initial Borrower or adversely affect the rights of the Lenders or to fix any other obvious error or any other error or omission of a technical or immaterial nature; (ii) to admit new Investors in accordance with Section 9.5(b) below; (iii) to reflect transfers of interests in the Initial Borrower in accordance with Section 9.5(a) below and any action permitted under Section 9.6 hereof; and (iv) to reflect any withdrawals in accordance with Section 9.5(f) below; provided that the Initial Borrower shall promptly provide to the Administrative Agent a copy of any such executed amendment which does not require the consent of the Administrative Agent or the Lenders.

9.5 Transfer of Interests; Admission of Investors.

(a) Transfers by Investors. The Initial Borrower will, promptly upon receipt thereof, deliver a copy to the Administrative Agent of any notice from any Investor in the Initial Borrower of such Investor’s bona fide intention to Transfer all or a portion of any interest in the Initial Borrower under its Constituent Documents, and will, promptly upon receipt thereof, deliver to the Administrative Agent copies of any assignment agreement, Subscription Agreement and other documentation delivered to, or required of such Investor by, the Initial Borrower in connection with such Transfer.

(b) Admission of Investors. Any admission of an assignee of an interest in the Initial Borrower as a substitute Investor and any admission of a Person as a new Investor of the Initial Borrower will be subject to compliance with OFAC and the requirements of Section 9.5(d) below. The Initial Borrower will, promptly upon receipt thereof, deliver to the Administrative Agent copies of any Subscription Agreement, Side Letter and other documentation delivered to, or required of such Investor by, the Initial Borrower promptly following such admission.

(c) [Reserved].

(d) Documentation and Funding Requirements; Amendment of the Borrowing Base Certificate. The Initial Borrower will require that any existing Investor that is an assignee will provide confirmation of its obligations under its Subscription Agreement with respect to any increase in its Commitment relating to such assignment. If any substitute Investor to which an assignment of an interest in the Initial Borrower is made by a Borrowing Base Investor is not designated as a Borrowing Base Investor by the Administrative Agent, with the same or greater Unused Commitment as the assignor Investor and if the transferring Investor is released from its obligation to fund Contributions under the applicable Constituent Documents, the calculation described in Section 2.1(e) hereof will be made prior to the effectiveness of such substitution or assignment, as applicable, but taking into consideration the Commitments of the Investors as if such substitution or assignment will have occurred, and to the extent such substitution or assignment would cause a mandatory prepayment event, then the Initial Borrower will initiate a Demand Notice for the purpose of making such prepayment, and such assignor or assignee Investor must fund its share of the Demand Notice prior to such substitution or assignment. In the event any Person is admitted as an additional or substitute Investor, the Initial Borrower will promptly deliver to the Administrative Agent a revised Borrowing Base Certificate to this Credit Agreement, containing the name of each Investor in the Initial Borrower and such Investor’s Commitment. The Borrowing Base Certificate shall specify whether or not an Investor satisfied the conditions set forth in the definition of “Included Investor” or “Designated Investor”, as applicable. The Initial Borrower shall use reasonable best efforts to give the Administrative Agent at least five (5) Business Days’ prior written notice to any transfer of an interest in the Initial Borrower if such transferring Investor is being released from its obligations, provided that in the event the Initial Borrower fails to deliver such (5) Business Days’ notice and as a result the Administrative Agent is unable to determine whether such transferee Investor satisfies the requirements of “Included Investor” or “Designated Investor” prior to the effective date of the transfer, then such transferee Investor shall be deemed not to have satisfied such requirements until such time as the Administrative Agent can make such determination in accordance with the definition of “Included Investor” or “Designated Investor” and the Initial Borrower shall make any resulting mandatory prepayment pursuant to Section 2.1(e) hereof prior to the consummation of such transfer.

(e) [Intentionally Omitted].

(f) Notice of Withdrawals. The Initial Borrower shall not permit any Investor to withdraw its interest in the Initial Borrower without the prior written consent of the Administrative Agent in its sole discretion unless (i) such withdrawal is in accordance with the terms of the Initial Borrower’s Constituent Documents or the applicable Side Letter or Subscription Agreement (i.e., the Investor is permitted to withdraw without the discretion of the Initial Borrower or where the Initial Borrower has the discretion to permit such withdrawal because, in the reasonable determination of the Initial Borrower, the failure to permit such withdrawal could reasonably be expected to result in a material adverse effect under the Initial Borrower’s Constituent Documents) and (ii) the Initial Borrower complies with the mandatory prepayment provisions of Section 2.1(e) hereof, if applicable, prior to the effectiveness of such withdrawal.

(g) [Reserved.]

(h) Other Transfers of Unused Commitments. The Initial Borrower shall not cause Contributions to be made or Commitments to be transferred to (i) any Affiliate or (ii) directly to any Investment.

9.6 Commitments. The Initial Borrower shall not: (a) except in connection with a Transfer or withdrawal of an Investor in accordance with Section 9.5 hereof, cancel, reduce, excuse, or abate the Unused Commitment of any Investor other than (i) in accordance with the Initial Borrower’s Constituent Documents or the applicable Subscription Agreement or Side Letter under circumstances where the Initial Borrower has no discretion (i.e., the applicable Investor is entitled to such cancellation, reduction, excuse or abatement under the terms of the Initial Borrower’s Constituent Documents or the applicable Subscription Agreement or Side Letter) or where the Initial Borrower has the discretion to permit such cancellation, reduction, excuse or abatement under the terms of the Initial Borrower’s Constituent Documents or the applicable Subscription Agreement or Side Letter because, in the reasonable determination of the Initial Borrower, the failure to do so could reasonably be expected to result in a material adverse effect under the Initial Borrower’s Constituent Documents and (ii) upon advance prepayment of any amounts that will become due in accordance with Section 2.1(e) hereof after giving effect to such cancellation, reduction, excuse, or abatement; or (b) relieve, delay, postpone, compromise or abate any Investor from the making of any Contribution under the Initial Borrower’s Constituent Documents or the applicable Subscription Agreement or Side Letter, other than (i) in accordance with the Initial Borrower’s Constituent Documents or the applicable Subscription Agreement or Side Letter under circumstances where the Initial Borrower has no discretion (i.e., the applicable Investor is entitled to such relief, delay, postponement, compromise or abatement under the terms of the Initial Borrower’s Constituent Documents or the applicable Subscription Agreement or Side Letter) or where the Initial Borrower has the discretion to permit such relief, delay, postponement, compromise or abatement under the terms of the Initial Borrower’s Constituent Documents or the applicable Subscription Agreement or Side Letter because, in the reasonable determination of the Initial Borrower, the failure to do so could reasonably be expected to result in a material adverse effect under the Initial Borrower’s Constituent Documents and (ii) upon advance prepayment of any amounts that will become due in accordance with Section 2.1(e) hereof after giving effect to such relief, delay, postponement, compromise or abatement. The Initial Borrower shall promptly provide the Administrative Agent notice of any other reduction of any Investor’s Uncalled Commitment. The Initial Borrower shall not agree to any amendment or modification (including, without limitation, any waiver) of any Side Letter or any new Side Letter which, in either case, would have a Material Adverse Effect on the right, title, security interest and Liens of the Lenders without the prior written consent of the Administrative Agent (it being understood and agreed that any provisions in Side Letters in existence on the Closing Date that the Initial Borrower is required to grant to a particular Investor pursuant to a most favored nations clause shall not require the Administrative Agent’s consent to the extent such provisions are included in Side Letters after the Closing Date, although such inclusion may result in such Investor not being approved as a Borrowing Base Investor). The Initial Borrower shall promptly provide any such new or amended Side Letter to the Administrative Agent. Notwithstanding any of the foregoing, if an Investor has the right under the Initial Borrower’s Constituent Documents or the applicable Subscription Agreement or Side Letter or such excuse is reasonably required by applicable law to be excused from an Investment, the Initial Borrower shall be permitted to excuse such Investor from its Contribution with respect to such Investment and any obligations incurred with respect to such Investment, so long as any resulting prepayment to become due in accordance with Section 2.1(e) hereof as a result of such excuse is made prior to giving effect thereto.

9.7 ERISA Compliance. Such Borrower shall not permit the imposition of a lien on the assets of such Borrower or any member of its Controlled Group under Section 303(k) or Section 4068 of ERISA which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Such Borrower shall not take any action that would cause it to fail to meet an exception under the Plan Asset Regulations which prevents the assets of such Borrower from being subject to Title I of ERISA, which would result in a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Internal Revenue Code.

9.8 Dissolution. Except as permitted by Section 9.1 hereof, without the prior written consent of all Lenders (in their sole discretion), the Initial Borrower shall not take any action to terminate or dissolve.

9.9 Compliance with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. No Borrower shall directly or, to the knowledge of such Borrower, indirectly use the proceeds of any Loan hereunder, or lend, contribute, or otherwise make available such proceeds to any subsidiary, joint venture partner, or other Person (a) for the purpose of funding any activities or business of or with a Sanctioned Person, to the extent such transactions would be prohibited by Sanctions if conducted by Persons subject to U.S. jurisdiction, (b) in any manner that would be prohibited by Sanctions or would otherwise cause a Lender to be in breach of any Sanctions, or (c) in any manner that would violate Anti-Corruption Laws.

9.10 Limitations on Distributions. The Initial Borrower will not make, pay or declare any Distribution (as defined below) at any time except as permitted pursuant to the Initial Borrower’s Constituent Documents; provided, however, that at any time during the continuance of an Event of Default or, to the knowledge of the Initial Borrower, a Potential Default under Section 10.1(a), (h) or (i) hereof, no Distributions (other than Permitted RIC Distributions, provided that the Initial Borrower delivers a RIC Distribution Notice to the Administrative Agent at least five (5) days prior to any such Permitted RIC Distribution (or such shorter period agreed to by the Administrative Agent)) shall be permitted to be made, paid or declared if there are any Obligations outstanding under this Credit Facility; provided further, that during the existence of an Event of Default under Section 10.1(a), (h) or (i) hereof, or where the Administrative Agent has accelerated the unpaid balance of the Obligations of the Borrowers pursuant to Section 10.2 hereof, the Initial Borrower shall not make, pay or declare any Permitted RIC Distribution, or withdraw Permitted RIC Distributions from the Collateral Account. “Distribution” means any distributions (whether or not in cash) on account of any partnership interest or other equity interest in the Initial Borrower, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such partnership interest or other equity interest. For the avoidance of doubt, (i) for so long as no Event of Default has occurred and is continuing, each Investor shall be entitled to receive Distributions to which it is entitled under the Initial Borrower’s Constituent Documents and Subscription Agreement; and (ii) there shall be no limitation on the right of the Investment Advisor, the Administrator or any of their respective Affiliates to receive management or other fees or expenses under the Investment Advisory Agreement and Administration Agreement.

9.11 Limitation on Indebtedness. The Borrowers shall not incur Indebtedness in an aggregate amount which would violate the limitations on Indebtedness imposed on such Borrowers in the applicable Constituent Documents (including, without limitation, in the case of the Initial Borrower, Section 3.5 of the Trust Agreement) and, if applicable, under the Investment Company Act (collectively, the “Debt Limitations”).

9.12 Limitation on Withdrawals From the Collateral Account. Without the prior written consent of the Administrative Agent, no Borrower will make or cause the making of any withdrawal or transfer of funds from the Collateral Account if: (i) an Event of Default has occurred and is continuing; (ii) a Potential Default has occurred and is continuing unless such withdrawal shall be applied first, to the payment of any amounts then due and payable by such Borrower under this Credit Agreement and thereafter to cure any other such Potential Default; (iii) a mandatory prepayment is required pursuant to Section 2.1(e) hereof as a result of the Dollar Equivalent of the Principal Obligations exceeding the Available Commitment, irrespective of whether such prepayment has become due and payable under the grace periods afforded in Section 2.1(e) hereof, unless such withdrawal shall be applied to such prepayment; or (iv) a mandatory prepayment will be required pursuant to Section 2.1(e) hereof with the passing of time as a result of an event with respect to a Borrowing Base Investor which event will make such Investor an Excluded Investor after an applicable grace period provided in Section 2.1(d) hereof shall expire unless such withdrawal shall be applied to such prepayment; provided that, notwithstanding the foregoing, the Initial Borrower may withdraw Permitted RIC Distributions from the Collateral Account at all times, except as set forth in Section 9.10 hereof.

9.13 Demand Notices. The Initial Borrower shall not issue any Demand Notice or otherwise request, notify, or demand that any Investor fund any Demand Notice if doing so would create a Borrowing Base Deficit, unless the proceeds thereof shall be used in payment of the Obligations of the Initial Borrower such that, after giving effect to such payment, no Borrowing Base Deficit will exist.

9.14 Deposits to the Collateral Accounts. Such Borrower shall not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Collateral Account cash or cash proceeds other than Contributions; provided that, in the event any deposit is made into a Collateral Account by the Initial Borrower that does not consist of Contributions or the proceeds thereof as the result of a good faith error, the Initial Borrower shall promptly notify the Administrative Agent of such error and, so long as no Cash Control Event has occurred and is continuing, transfer such amounts out of such Collateral Account to correct such error within two (2) Business Days of obtaining knowledge thereof.

Section 10. EVENTS OF DEFAULT

10.1 Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) (i) any Borrower shall fail to pay when due any principal of its Obligations, including any failure to pay any amount required to be paid by it under Section 2.1(e) hereof; or (ii) any Borrower shall fail to pay when due any interest on its Obligations or any fee, expense, indemnity or other payment required to be paid by it hereunder, and such failure under this clause (ii) shall continue for three (3) Business Days following the date the Administrative Agent notifies the applicable Borrower in writing of such failure (except for the failure to pay its Obligations in full on the Maturity Date, for which no notice shall be required, and except for the failure to prepay any amount required to be paid by it under Section 2.1(e) hereof, for which no additional notice shall be required);

(b) any representation or warranty made by or on behalf of the Borrowers (in each case, as applicable) under this Credit Agreement, or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Lenders or any one of them by the Borrowers (in each case, as applicable) pursuant hereto, in connection herewith or with the Loans, or in connection with any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after written notice thereof is delivered to the Borrowers by the Administrative Agent;

(c) default shall occur in the performance of: (i) any of the covenants or agreements contained herein (other than the covenants contained in Sections 2.1(e), 2.10, 8.1(a), (b), (c), (d), (h), (i), (j), 8.4, 8.5, 8.8, 8.12, 8.15, 8.18, the first sentence of 8.20, 8.22 and Sections 9.1 through 9.6 and 9.8 through 9.14 hereof) by the Borrowers; or (ii) the covenants or agreements of the Borrowers contained in any other Loan Documents executed by such Person, and, in each case, such default shall continue uncured to the satisfaction of the Administrative Agent for a period of thirty (30) days after the earlier of: (x) written notice thereof has been given by the Administrative Agent to the Borrowers; or (y) the Administrative Agent has been notified or should have been notified of such default pursuant to Section 8.4 or Section 8.5 hereof; provided that if such default is not susceptible of being cured with diligence within said thirty (30) day period, but, in the reasonable determination of the Administrative Agent, is susceptible of being cured within an additional period, then such period shall be extended for such additional period of time, not to exceed an additional thirty (30) days, as may reasonably be necessary to cure the same; provided, further, that the applicable Borrower commences such cure within such thirty (30) day period and diligently prosecutes the same until its completion;

(d) default shall occur in the performance of any of the covenants or agreements of the Borrowers contained in Section 2.1(e) hereof, Section 2.10 hereof, or any one of Sections 9.1 through 9.14 hereof (other than covenants or agreements contained in the second sentence of Section 9.7);

(e) default shall occur in the performance of any one of the covenants contained in Section 8.1(a), (b), (c), (d), (h), (i), (j), 8.4, 8.5, 8.8, 8.12, 8.15, 8.18, the first sentence of 8.20 or 8.22 hereof and such default shall continue uncured for five (5) Business Days (or, solely in the case of Section 8.22 hereof, ten (10) Business Days) after written notice thereof has been given by the Administrative Agent to the Borrowers;

(f) other than in compliance with the provisions of the Loan Documents, any of the Loan Documents executed by the Initial Borrower: (i) shall cease, in whole or in material part, to be legal, valid, binding agreements enforceable against the Initial Borrower, as the case may be, in accordance with the terms thereof; (ii) shall in any way be terminated or become or be declared ineffective or inoperative except in accordance with its terms thereof; or (iii) shall in any way whatsoever cease to give or provide the respective first priority Liens (subject to any Permitted Liens), security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby (other than, in each case, solely as the result of an action or failure to act on the part of the Administrative Agent); provided that if any of the events set forth in the foregoing clauses (i), (ii) and (iii) occurs as a result of a change in any applicable Law, the Initial Borrower shall have thirty (30) days from the date thereof to cure a default arising under this Section 10.1(f) to the reasonable satisfaction of the Administrative Agent;

(g) default shall occur with respect to the payment of any recourse Indebtedness or guaranty obligations of the Initial Borrower in an aggregate amount equal to or greater than $50,000,000, and such default shall continue for more than the applicable period of grace or cure, if any; or any such Indebtedness shall become due before its stated maturity by acceleration of the maturity thereof;

(h) the Initial Borrower or the Investment Advisor or the Administrator shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take partnership, limited liability company or corporate action for the purpose of effecting any of the foregoing;

(i) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of the Initial Borrower or appointing a receiver, custodian, trustee, intervenor, or liquidator of the Initial Borrower, or of all or substantially all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;

(j) any final judgment(s) for the payment of money in excess of an aggregate amount equal to $50,000,000 shall be rendered against the Initial Borrower, and such judgment is not stayed, discharged or vacated after a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Initial Borrower to enforce any such judgment, unless such judgment is covered by insurance or bonded or unless it is being appealed and such Borrower has posted a bond or cash collateral;

(k) the Initial Borrower shall make an Investment in violation of its Constituent Documents;

(l) the issuance to the Initial Borrower of any administrative order by any Governmental Authority under any environmental law, or the issuance to the Initial Borrower of any injunctive order by any court under any environmental law, which results in a Material Adverse Effect;

(m) the assets of any Borrower shall be treated as Plan Assets within the meaning of Section 3(42) of ERISA and conditions give rise to a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(C) of the Internal Revenue Code subjecting the Administrative Agent and/or Lenders to any tax or penalty on prohibited transactions imposed under Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA;

(n) the Administrator (or an Affiliate thereof) shall cease to be the administrator of the Initial Borrower, or the Administrator shall withdraw or be removed as the administrator of the Initial Borrower;

(o) two or more Investors having Commitments aggregating, at any one time, ten percent (10%) or greater of the total Commitments of Investors shall default in their obligation to fund any portion of their Unused Commitments under their Subscription Agreement and/or the applicable Constituent Document within ten (10) Business Days of when due pursuant to the applicable Demand Notice, without regard to any cure or notice periods contained in the applicable Constituent Documents; provided that, for purposes of this provision, an HNW Aggregation Investor and Special HNW Aggregation Investor will be considered one Investor regardless of how many of such HNW Aggregation Investor’s and Special HNW Aggregation Investor’s, as applicable, underlying interest holders default; provided further that, to the extent any HNW Aggregation Investor or Special HNW Aggregation Investor has an underlying interestholder that has defaulted on its obligation to fund such HNW Aggregation Investor or Special HNW Aggregation Investor, as applicable, then only such default portion shall count toward the ten percent (10%) threshold above and such HNW Aggregation Investor or Special HNW Aggregation Investor, as applicable, shall be counted as such defaulted Investor;

(p) Blackstone BGSL Holdings LLC or any Affiliate thereof through which Blackstone BGSL Holdings LLC makes its investment in the Initial Borrower shall: (i) repudiate, challenge, or declare unenforceable its Commitment or its obligation to make Contributions to the capital of the Initial Borrower pursuant to a Demand Notice or shall otherwise disaffirm the provisions of the Initial Borrower’s Constituent Documents; (ii) fail to timely fund any portion of its Unused Commitment within three (3) Business Days of when due pursuant to the applicable Demand Notice; or (iii) shall be in default in its obligations thereunder in its capacity as a shareholder (or the equivalent thereof), and such default in this clause (iii) shall continue uncured beyond any cure or grace period under the terms of the applicable Constituent Document;

(q) (i) the Investment Advisor (or an Affiliate thereof) shall not be acting in the capacity of the “Adviser” as set forth in the Investment Advisory Agreement; or (ii) the Administrator or the Investment Advisor shall cease to be directly or indirectly controlled by, or under common control with, The Blackstone Group L.P.;

(r) except as permitted by Section 9.1 hereof, an event shall occur that causes a dissolution or liquidation of the Initial Borrower;

(s) [Reserved]; or

(t) any Borrower Guaranty (other than a Borrower Guaranty with respect to a Qualified Borrower which has withdrawn from the Credit Facility pursuant to Section 2.9(g)) or any material provision thereof shall cease to be in full force and effect, or the Initial Borrower providing such guaranty or any other Person acting by or on behalf of the Initial Borrower shall deny or disaffirm such Borrower’s obligations under such Borrower Guaranty.

10.2 Remedies Upon Event of Default. If an Event of Default shall have occurred and be continuing, then the Administrative Agent may (or shall if so directed by the Required Lenders): (a) suspend the Lender Commitments of the Lenders until such Event of Default is cured or waived; (b) terminate the Lender Commitment of the Lenders hereunder; (c) declare the principal of, and all interest then accrued on, the Obligations to be forthwith due and payable (including the obligation to deliver Cash Collateral pursuant to Section 2.1(g) hereof), whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which the Borrowers hereby expressly waive, anything contained herein or in any other Loan Document to the contrary notwithstanding; (d) exercise any right, privilege, or power set forth in Sections 5.2 and 5.3 hereof, including, but not limited to, the initiation of Demand Notices of the Commitments (subject to the following paragraph); or (e) without notice of default or demand, pursue and enforce any of the Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any applicable Law or agreement; provided that the Administrative Agent may select which remedies to exercise unless otherwise directed by the Required Lenders, in which case the Administrative Agent will exercise such remedies as directed by the Required Lenders, and provided further that if any Event of Default specified in Section 10.1(h) or 10.1(i) hereof shall occur, the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by the Administrative Agent or the Lenders, or any of them, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which each of the Borrowers hereby expressly waives. Notwithstanding anything to the contrary contained in this Credit Agreement or any other Loan Document, in no event shall the Administrative Agent (or any Secured Party) be permitted to require any Investor to fund its Contributions other than to an account in the name of the Initial Borrower.

Notwithstanding anything to the contrary herein, upon the occurrence and during the continuance of an Event of Default (other than those described in Section 10.1(f), (h), (i), (n), (q) or (r)), if such Event of Default can be cured by the funding of Unused Commitments, then prior to the Administrative Agent, on behalf of the Lenders, exercising its right to issue Demand Notices to the Investors or exercising any other remedy provided for herein, the Administrative Agent shall be required to give five (5) Business Days written notice (the “Initial Notice Period”) of its intention to exercise such remedies and, if, at any time prior to or during such Initial Notice Period, the Initial Borrower shall issue a Demand Notice to their Investors sufficient to cure such Event of Default, then the Administrative Agent and the Lenders shall not exercise such remedies until the Business Day following the Initial Payment Date (as defined below); provided, that: (i) such Demand Notice as issued by the Initial Borrower must require the Investors to fund their related Contribution within ten (10) Business Days after the date of such Demand Notice (such tenth (10th) Business Day being the “Initial Payment Date”); (ii) the Initial Borrower directs all Contributions received by it into the applicable Collateral Account; and (iii) the Initial Borrower directs the Depository that such Contributions and other payments by the Investors in the Initial Borrower, together with any other funds held for or credited to the Initial Borrower in a Collateral Account, shall be withdrawn by the Administrative Agent to prepay the Obligations of the Initial Borrower in their entirety; provided, further that nothing in this Section 10.2 shall prohibit the Administrative Agent or any Lender from exercising any remedies it may have with respect to (i) any Collateral Account and taking any such actions as may be required to protect their rights in a bankruptcy proceeding or (ii) any Event of Default pursuant to Section 10.1(f), (h), (i), (n), (q) or (r) or any other Event of Default that shall have occurred and be continuing that cannot be cured by the funding of Unused Commitments or which was triggered by the failure of the Initial Borrower to issue a Demand Notice upon its Investors following a mandatory prepayment event pursuant to Section 2.1(e) hereof and/or make such mandatory prepayment following the receipt of such related Contributions, in each case, as required by this Credit Agreement.

10.3 Performance by the Administrative Agent. Should the Borrowers fail to perform any covenant, duty, or agreement contained herein or in any of the Loan Documents to which it is a party, and such failure continues beyond any applicable cure period, the Administrative Agent may (pursuant to such Loan Documents, including any collateral assignments therein to the Administrative Agent), but shall not be obligated to, perform or attempt to perform such covenant, duty, or agreement on behalf of such Person. In such event, the Borrowers shall, at the request of the Administrative Agent, promptly pay any amount expended by the Administrative Agent in such performance or attempted performance to the Administrative Agent at its designated Agency Services Address, together with interest thereon at the Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly understood that neither the Agents nor the Lenders assume any liability or responsibility for the performance of any duties of the Borrowers, or any related Person hereunder or under any of the Loan Documents or other control over the management and affairs of the Borrowers, or any related Person, nor by any such action shall the Agents or the Lenders be deemed to create a partnership arrangement with any Borrower, or any related Person.

10.4 Qualified Borrower Defaults. Notwithstanding any provision in this Credit Agreement to the contrary, if an Event of Default or a Potential Default relating solely to a Qualified Borrower shall occur, upon the payment of all Obligations of such Qualified Borrower hereunder: (a) such Event of Default or Potential Default shall be deemed to be cured and (b) such Qualified Borrower shall withdraw from the Credit Facility in accordance with Section 2.9(g) hereof; provided, however, that such withdrawal shall not be required to the extent any such Event of Default or Potential Default has been cured or waived and is no longer continuing.

Section 11. AGENTS

11.1 Appointment.

(a) Authority of the Administrative Agent. Each Lender hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents, or shall otherwise exist against such Agent. The provisions of this Section 11 are solely for the benefit of the Agents and the Lenders and none of the Borrowers or any Affiliate of the foregoing (each, a “Borrower Party”) or any Investor or its Affiliates shall have any rights as a third-party beneficiary of the provisions hereof (except for the provisions that explicitly relate to the Borrowers in Section 11.10 hereof). In performing its functions and duties under this Credit Agreement and the other Loan Documents, each Agent shall act solely as an agent of the applicable Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for any Borrower Party.

(b) Release of Collateral. The Secured Parties irrevocably authorize the Administrative Agent, at the Administrative Agent’s option and in its sole discretion, to release any security interest in or Lien on any Collateral granted to or held by the Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Lender Commitments and payment in full of all of the Obligations, including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; (ii) pursuant to any express provision of any Loan Document and (iii) if approved by the Lenders pursuant to the terms of Section 12.1. Upon the request of the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b).

11.2 Delegation of Duties. Each Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by such Agent concerning all matters pertaining to such duties. No Agent shall be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons.

11.3 Exculpatory Provisions. No Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact, shall be liable to any Lender for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Loan Documents (except for its or such Person’s own gross negligence or willful misconduct) or be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for herein, or received by such Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of a Borrower Party to perform its obligations hereunder or thereunder. No Agent shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by such Agent to the Lenders or by or on behalf of the Borrower Parties to such Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Potential Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. The Agents are not trustees for the Lenders and owe no fiduciary duty to the Lenders hereunder and/or pursuant to the Borrower Security Agreements, which is governed by New York law. Each Lender recognizes and agrees that the Administrative Agent shall not be required to determine independently whether the conditions described in Section 6.2(a) or 6.2(b) hereof have been satisfied and, when the Administrative Agent disburses funds to any Borrower, or causes Letters of Credit to be issued or accepts any Borrower Guaranties, it may rely fully upon statements contained in the relevant requests by any Borrower.

11.4 Reliance on Communications. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by such Agent with reasonable care). The Administrative Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless an Assignment and Acceptance Agreement shall have been delivered to the Administrative Agent in accordance with Section 12.11(c) hereof. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.

11.6 Non-Reliance on the Agents and the Lenders. Each Lender expressly acknowledges that no Agent nor any of its affiliates nor any of their respective officers, directors, employees, agents or attorneys-in-fact has made any representations or warranties to it and that no act by any Agent or any affiliate thereof hereinafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by such Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

11.7 Indemnification. The Lenders agree to, jointly and severally, indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following payment in full of the Obligations) be incurred by such Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence, fraud or willful misconduct of such Agent. If any indemnity furnished to an Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 11.7 shall survive the payment of the Obligations.

11.8 Agents in Individual Capacity. With respect to the Loans made and Letters of Credit issued (as applicable) and all obligations owing to it, each Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an agent, and the terms “Lender” and “Lenders” shall include such Agent in its individual capacity. Each Agent acting in its individual capacity and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower as though such Agent were not an agent hereunder and without any duty to account therefor to the other Lenders.

11.9 Successor Agent.

(a) The Administrative Agent may, (i) with the written consent of the Borrowers in their sole discretion, or (ii) upon the declaration that the Obligations are immediately due and payable pursuant to Section 10.2 hereof upon the occurrence of an Event of Default, resign upon twenty (20) days written notice to the Lenders and the Borrowers. In addition, the Required Lenders may remove the Administrative Agent upon twenty (20) days written notice to the Administrative Agent and Borrowers (i) for gross negligence, fraud or willful misconduct or (ii) if the Administrative Agent ceases to be a Lender hereunder. Upon any such resignation or removal of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent (subject, except when an Event of Default of the type described in Section 10.1(a), (h) or (i) hereof (or any other Event of Default which has continued uncured for a period of thirty (30) days) exists, to the consent of the Borrowers, such consent not to be unreasonably withheld). If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within sixty (60) days after the notice of resignation, then the retiring Administrative Agent shall select a successor Administrative Agent (subject, except when an Event of Default of the type described in Section 10.1(a), (h) or (i) hereof (or any other Event of Default which has continued uncured for a period of thirty (30) days) exists, to the consent of the Borrowers, not to be unreasonably withheld); provided that such successor is an Eligible Assignee (or if no Eligible Assignee shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment, then the Lenders shall perform all obligations of the retiring Administrative Agent hereunder until such time, if any, as a successor Administrative Agent shall have been appointed and shall have accepted such appointment as provided for above). Prior to the occurrence and continuance of an Event of Default pursuant to Section 10.1(a) hereof that has not been cured within sixty (60) days, in no event may any Competitor be appointed successor Administrative Agent hereunder.

(b) Any other Agent may, at any time, resign upon twenty (20) days’ written notice to the Lenders and the Borrowers and, if no successor Agent is appointed prior to the effective date of the resignation of such Agent, such Agent may appoint, after consulting with the Lenders and subject (except when an Event of Default of the type described in Section 10.1(a), (h) or (i) hereof (or any other Event of Default which has continued uncured for a period of thirty (30) days) exists to the consent of the Borrowers, a successor Agent from any of the Lenders. If any such Agent ceases to be a Lender hereunder, it shall, without any further action, cease to be an Agent.

(c) Upon the acceptance of any appointment as an Agent hereunder by a successor, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and shall assume the duties and obligations of such retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations as Agent under this Credit Agreement and the other Loan Documents and the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement.

11.10 Reliance by the Borrowers. Each Borrower shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by an Agent to such Borrower so long as such Agent is purporting to act in its respective capacity as an Agent pursuant to this Credit Agreement, and such Borrower shall not be responsible or liable to any Lender (or to any Participant or Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon such Agent. Such Borrower shall be entitled to treat each Agent as a properly authorized Agent pursuant to this Credit Agreement until such Borrower shall have received notice of resignation, and such Borrower shall not be obligated to recognize any successor Agent until such Borrower shall have received written notification satisfactory to it of the appointment of such successor.

11.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Secured Parties acknowledge and agree that the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Liability and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

11.12 Delivery of Notices to the Lenders. Promptly upon receipt of any written notice, report or information from the Borrowers under the Loan Documents, the Administrative Agent will provide copies of such notice, report or information to the Lenders in a time and manner reasonable under the circumstances.

Section 12. MISCELLANEOUS

12.1 Amendments. Except as may otherwise be provided in this Credit Agreement, neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document to which any Borrower is a party (other than any Fee Letter, which may be amended, waived, discharged or terminated in accordance with its terms), nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Agent (based upon the approval of the Required Lenders), or the Required Lenders, on the one hand, and such Borrower on the other hand (other than, in the case of this Credit Agreement, any Qualified Borrower); provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a) each Lender affected thereby:

(i) increase the amount or extend the term of the Lender Commitment of such Lender (other than an increase of the Maximum Commitment Amount pursuant to Section 2.13 hereof, an extension of the Stated Maturity Date pursuant to Section 2.14 hereof or a termination of Lender Commitments or a decrease of the Maximum Commitment Amount, in either case, pursuant to Section 3.6 hereof), decrease the amount of fees (or any other payments) payable to such Lender, or accelerate the obligations of such Lender to advance its portion of any Borrowing, as contemplated in Section 2.5 hereof or issue or participate in any Letter of Credit, as contemplated in Section 2.8 hereof;

(ii) extend the time for payment for the principal of or interest on the Obligations (other than an extension pursuant to Section 2.14 hereof), or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder; and

(iii) release all or any material portion of the Collateral, except as otherwise contemplated herein or in the Collateral Documents, except in connection with the transfer or withdrawal of interests in the Borrowers permitted hereunder.

(b) all Lenders:

(i) except as otherwise provided by Section 9.5 hereof, permit the cancellation, excuse or reduction of the Commitment of any Borrowing Base Investor;

(ii) amend the definition of “Applicable Requirement”, “Available Commitment”, “Borrowing Base”, “Concentration Limit”, “Designated Investor”, “Exclusion Event”, “FX Reserve Amount”, “Included Investor”, “Lender Commitment”, “Loan”, “Maximum Commitment Amount”, “Obligations”, “Principal Obligations”, “Special HNW Aggregation Investor”, “Stated Maturity Date”, “Uncalled Commitment” or “Unused Commitment”, other than (A) a decrease of the Maximum Commitment Amount pursuant to Section 3.6 hereof or an increase of the Maximum Commitment Amount pursuant to Section 2.13 hereof and (B) an extension of the Stated Maturity Date pursuant to Section 2.14 hereof;

(iii) change the percentages specified in the definition of Required Lenders herein or any other provision hereof specifying the number or percentage of the Lenders which is required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(iv) except in a transaction permitted by this Credit Agreement, consent to the assignment or transfer by any Borrower of any of its rights and obligations under (or in respect of) the Loan Documents; or

(v) amend the terms of this Section 12.1.

The Administrative Agent agrees that it will promptly notify each Lender and the Letter of Credit Issuer of any proposed waiver, modification or amendment to any Loan Document, and deliver drafts of any such proposed waiver, modification or amendment to each Lender and the Letter of Credit Issuer prior to the effectiveness of such proposed waiver, modification or amendment. Notwithstanding the above: (A) no provision of Section 11 hereof may be amended or modified without the consent of the Administrative Agent; (B) no provisions of Section 2.8 hereof may be waived, amended or modified without the consent of the Letter of Credit Issuer; and (C) Section 8 and Section 9 hereof specify the requirements for waivers of the affirmative covenants and negative covenants listed therein, and any amendment to a provision of Section 8 or Section 9 hereof shall require the consent of the Lenders or the Administrative Agent that are specified therein as required for a waiver thereof. For the avoidance of doubt, the Administrative Agent and the Borrowers may amend this Credit Agreement at any time to replace LIBOR with a LIBOR Successor Rate pursuant to Section 4.12 hereof, and such amendment shall not require the consent of any other Person. Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of Required Lenders.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein; (2) the Required Lenders may consent to allow a Borrower to use Cash Collateral in the context of a bankruptcy or insolvency proceeding; and (3) the Administrative Agent may, with the consent of the Borrowers, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Borrower, if such modification, waiver, or consent is of an administrative nature. If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, such Lender shall use best efforts in good faith to give such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Agent, as the case may be, but if such Lender is unable to respond within such time, such Lender shall be deemed to have denied its consent to the request.

Notwithstanding anything to the contrary herein, Schedule A to any Borrower Guaranty may be amended to identify additional Qualified Borrowers (which, for the avoidance of doubt, have been approved by the Administrative Agent pursuant to Section 2.9(a) hereof) without the consent of any Lender or other Agent.

Notwithstanding anything to the contrary herein, if following the Closing Date, the Administrative Agent and the Initial Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Credit Agreement or any other Loan Document, then the Administrative Agent and the Initial Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding anything to the contrary herein, any Deposit Account Control Agreement or Collateral Account Pledge may be amended, waived, discharged or terminated by the Administrative Agent in order to (i) assist with any transfer to a new Depository which is an Eligible Institution in accordance with this Credit Agreement or to otherwise reflect any change in the account number with an existing Depository or (ii) to fix an obvious error or any error or omission of a technical or immaterial nature, in either case, without any further action or consent of any other party to this Credit Agreement or any other Loan Document if the same is, in the reasonable determination of the Administrative Agent, not materially adverse to the Lenders.

12.2 Sharing of Offsets. Each Lender and the Administrative Agent agrees that if it shall, through the exercise of any right of counterclaim, offset, banker’s lien or otherwise, receive payment of a portion of the aggregate amount of principal, interest and fees due to such Lender hereunder which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender hereunder than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to such other Lenders under this Credit Agreement, then such Lender shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s Lender Commitment (determined as of the date hereof and regardless of any change in any Lender’s Lender Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder).

12.3 Sharing of Collateral. To the extent permitted by applicable law, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from a Demand Notice or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s Lender Commitment (determined as of the date hereof and regardless of any change in any Lender’s Lender Commitment caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Demand Notices or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in their respective capacity as the Lenders.

12.4 Waiver. No failure to exercise, and no delay in exercising, on the part of the Agents or the Lenders, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right. The rights of the Agents and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. Subject to Section 12.1 hereof, the Administrative Agent acting on behalf of all Lenders, and the Initial Borrower may from time to time enter into agreements amending or changing any provision of this Credit Agreement or the rights of the Lenders or the Borrowers hereunder, or may grant waivers or consents to a departure from the due performance of the obligations of the Borrowers hereunder, any such agreement, waiver or consent made with such written consent of the Administrative Agent being effective to bind all the Lenders, except as provided in Section 12.1 hereof. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

12.5 Payment of Expenses; Indemnity.

(a) The Initial Borrower agrees to pay (within thirty (30) days after the receipt of written notice from the Administrative Agent) (i) all out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable fees and expenses of one designated law firm in each applicable jurisdiction acting as counsel to the Administrative Agent) reasonably and actually incurred by it in connection with the negotiation, preparation, execution and delivery of this Credit Agreement, the Notes, and the other Loan Documents and any and all amendments, modifications, waivers and supplements thereof or thereto and (ii) if an Event of Default exists, all out-of-pocket costs and expenses of the Administrative Agent and the Lenders (including, without limitation, the reasonable attorneys’ fees of the Administrative Agent’s and the Lenders’ legal counsel) reasonably incurred by them in connection with the preservation and enforcement of the Administrative Agent’s and the Lenders’ rights under this Credit Agreement, the Notes, and the other Loan Documents.

(b) The Initial Borrower agrees to indemnify each of the Agents and the Lenders and their respective directors, officers, employees, attorneys and agents (each such Person, including, without limitation, each of the Agents and the Lenders, being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, actions, judgments, suits, disbursements, penalties, damages (other than consequential damages), liabilities and related expenses and counsel fees and expenses (including, without limitation, the counsel fees and expenses incurred in the enforcement of any Loan Documents against any Borrower), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(i) the execution, delivery and enforcement of this Credit Agreement or any other Loan Document or any agreement or instrument contemplated thereby;

(ii) the use or misuse of the proceeds of the Loans;

(iii) the fraudulent actions or misrepresentations of any Borrower or its Affiliates in connection with the transactions contemplated by this Credit Agreement and the other Loan Documents, or any breach by any Borrower of its obligations under this Credit Agreement or any other Loan Document; or

(iv) any claim, litigation, investigation or proceeding relating to any of the foregoing or relating to any transaction contemplated hereby, whether or not any Indemnitee is a party thereto;

provided that such indemnity shall not, as to any Indemnitee, apply to any such losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities or related expenses as determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from gross negligence, fraud, bad faith or willful misconduct of such Indemnitee or from any dispute between or among the Indemnitees and not involving any Borrower; provided further that this Section 12.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages or like items arising from any non-Tax claim.

(c) WITHOUT LIMITATION OF AND SUBJECT TO THE FOREGOING, THE INITIAL BORROWER INTENDS AND AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND EXPENSES OF COUNSEL) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OR CLAIMS OF NEGLIGENCE OF SUCH OR ANY OTHER INDEMNITEE OR ANY STRICT LIABILITY OR CLAIMS OF STRICT LIABILITY.

(d) The provisions of this Section 12.5 shall survive termination of this Credit Agreement, and shall remain operative and in full force and effect regardless of the expiration of the Commitment Period, the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Maturity Date, the invalidity, illegality, or unenforceability of any term or provision of this Credit Agreement or any other Loan Document, or any investigation made by or on behalf of the Lenders. All amounts due under this Section 12.5 shall be payable promptly on written demand therefor.

12.6 Notice.

(a) Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (a) if by hand delivery, telecopy or other facsimile transmission, on the day and at the time on which delivered to such party at the address or fax numbers specified below; (b) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; (c) if by FedEx or other internationally recognized express mail service, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (d) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (e) if by email, as provided in Section 12.6(b) hereof:

If to the Initial Borrower:

At the address specified with respect thereto on Schedule I hereto.

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention:           Mary B. Touchstone, Esq.

Telephone:         (212) 455-2549

Fax:                    (212) 455-2502

Email:                 mtouchstone@stblaw.com

If to a Qualified Borrower:

At the address specified in its

related Qualified Borrower Note.

If to the Administrative Agent:

Bank of America, N.A.

NC1-027-15-01

214 North Tryon Street

Charlotte, NC 28255

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

Email: jose.liz-moncion@baml.com

With a copy to:

Cadwalader, Wickersham & Taft LLP

227 W Trade Street

Charlotte, NC 28202

Attention: Wesley Misson

Telephone: (704) 348-5355

Fax: (704) 348-5200

Email: wesley.misson@cwt.com

If to the Lenders or any other Agent:

At the address specified with respect thereto on Schedule II hereto or on the Assignment and Acceptance Agreement of such Lender or Agent.

Any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Agent from any Borrower or any Investor not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.

(b) Electronic Communication. Notices and other communications to the Lenders and the Letter of Credit Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Letter of Credit Issuer pursuant to Section 2 hereof if such Lender or the Letter of Credit Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving such notices by electronic communication. Any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Notwithstanding the foregoing, (i) delivery by posting to Intralinks or any similar secure website which is available to the Administrative Agent shall be an acceptable form of delivery for any report, statement or copy of Investor Demand Notices required of the applicable Borrowers pursuant to Section 8.1(a), 8.1(b)(iv)(A) and (B), 8.1(c)(i) or 8.1(i) hereof, so long as such posting is accompanied by a notice delivered via email in accordance with the procedures for electronic communications set forth in this clause (b) and (ii) documents required to be delivered pursuant to Section 8.1 or 8.5 (to the extent any such documents are included in materials otherwise filed with the United States Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on a publicly available website maintained by or on behalf of the United States Securities and Exchange Commission for access to documents filed in the EDGAR database.

12.7 Governing Law. This Credit Agreement and all of the other Loan Documents shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

12.8 Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against any Borrower with respect to this Credit Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, as the Lenders in their sole discretion may elect and each party hereto hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by registered or certified mail, postage prepaid, to such party’s address set forth in Section 12.6 hereof. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9 Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.10 Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

12.11 Parties Bound; Assignment.

(a) Parties Bound. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that, except as expressly permitted hereby, no Borrower may assign or otherwise transfer any of its respective rights under this Credit Agreement without the prior written consent of all the Lenders.

(b) Participations. Any Lender may at any time grant to one or more banks or other institutions (each a “Participant”) a participating interest in its Lender Commitment or any or all of its Loans; provided that (i) such Lender has provided prior written notice to the Borrowers, (ii) any such participation shall be in a minimum amount of $5,000,000, and, if in a greater amount, in integral multiples of $5,000,000 (or such Lender’s entire remaining Commitment) and (iii) prior to the occurrence and continuance of an Event of Default pursuant to Section 10.1(a) hereof that has not been cured within sixty (60) days, no such participation shall be granted to any Competitor. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrowers and each Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the Obligations including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Credit Agreement. The voting rights of each Participant shall be limited to (i) reductions or increases in the amount, or altering the term, of the Lender Commitment of such Participant and (ii) changes to the Maturity Date or interest rate. The Borrowers agree that each Participant shall be entitled to the benefits of Section 4 and Section 5.3 hereof with respect to its participating interest; provided that in no event shall the Borrowers be obligated to pay to such Participant amounts greater than those the Borrowers would have been required to pay to the granting Lender in the absence of such participation; and provided, further, that the Participant shall have complied with the obligations of such sections as though such Participant were a Lender (including the requirements under Section 4.7(e) (it being understood that the documentation required under Section 4.7(e) shall be delivered to the participating Lender)). An assignment or other transfer which is not permitted by subsection (c) below shall be given effect for purposes of this Credit Agreement only to the extent of a participating interest which is permitted in accordance with this subsection (b). Each Lender that sells a participating interest in any Loan, Lender Commitment or other interest to a Participant shall, as agent of the Borrowers solely for the purpose of this Section 12.11(b), record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Credit Agreement, notwithstanding notice to the contrary.

(c) Assignments. With the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) and with the prior written consent of the Initial Borrower (such consent not to be unreasonably withheld, conditioned or delayed, and such consent of the Borrowers not to be required for assignments to another existing Lender or during the existence of an Event of Default of the type described in Section 10.1(a), (h) or (i) hereof, or any other Event of Default which has continued uncured for a period of thirty (30) days), any Lender may (at its expense) at any time assign to one or more Eligible Assignees (an “Assignee”) all, or a proportionate part of all (in a constant, not varying, percentage), of its rights and obligations under this Credit Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Acceptance Agreement; provided that:

(i) this Section 12.11(c) shall not restrict an assignment or other transfer by any Lender to a Federal Reserve Bank, but no such assignment to a Federal Reserve Bank shall release the assigning Lender from its obligations hereunder;

(ii) except in the case of an assignment to another Lender, or the assignment of all of a Lender’s rights and obligations under this Credit Agreement, any assignment shall be in a minimum amount of $5,000,000, and, if in a greater amount, in integral multiples of $5,000,000 (or such Lender’s entire remaining Lender Commitment); provided that, no Lender shall have a Lender Commitment of less than $5,000,000 following any such assignment (unless the assigning Lender shall have assigned all of its rights and obligations under this Credit Agreement);

(iii) prior to the occurrence and continuance of an Event of Default pursuant to Section 10.1(a) hereof that has not been cured within sixty (60) days, the assignee shall not be a Competitor;

(iv) the assignee shall provide any required documentation under Section 4.7 of this Credit Agreement; and

(v) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement, the Assignee shall pay to the transferor Lender an amount equal to the purchase price agreed between such transferor Lender and such Assignee, and the transferor Lender shall deliver payment of a processing and recordation fee of $5,000 to the Administrative Agent.

(d) Consequences of Assignment. Upon execution and delivery of such Assignment and Acceptance Agreement and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be a Lender party to this Credit Agreement and shall have all the rights and obligations of a Lender with a Lender Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.

(e) Addition of Lenders. With the prior written consent of the Administrative Agent in its sole discretion, at the request of the Borrowers, a new lender may join the Credit Facility as a Lender by delivering a Joinder Agreement to the Administrative Agent, and such new Lender shall assume all rights and obligations of a Lender under this Credit Agreement and the other Loan Documents; provided that:

(i) the Lender Commitment of the new Lender shall be in addition to the Lender Commitment of the existing Lenders in effect on the date of such new Lender’s entry into the Credit Facility and the Maximum Commitment Amount shall be increased in a corresponding amount;

(ii) the Lender Commitment of the new Lender shall be in a minimum amount of $5,000,000, and, if in a greater amount, in integral multiples of $1,000,000 (in each case, or such lesser amount agreed to by the Borrowers and the Administrative Agent in writing);

(iii) the new Lender shall provide any required documentation under Section 4.7 hereof; and

(iv) the parties shall execute and deliver to the Administrative Agent a Joinder Agreement, the Borrowers shall execute such new Notes as the Administrative Agent or any Lender may reasonably request, and the new Lender shall deliver payment of a processing and recordation fee of $3,500 to the Administrative Agent.

(f) Register of Lenders. The Administrative Agent shall maintain at its principal offices in New York or at such other location as the Administrative Agent shall designate in writing to each Lender and the Borrowers, a copy of each Assignment and Acceptance Agreement and Joinder Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the amount of each Lender’s Pro Rata Share of the Lender Commitments and the Loans, and the name and address of each Lender’s agent for service of process in the State of New York (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each person or entity whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection and copying by any Borrower or any Lender during normal business hours upon reasonable prior notice to the Administrative Agent. A Lender may change its address and its agent for service of process upon written notice to the Administrative Agent, which notice shall be effective upon actual receipt by the Administrative Agent, which receipt will be acknowledged by the Administrative Agent upon request. Upon receipt of any Assignment and Acceptance Agreement or Joinder Agreement, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been completed, fully-executed and is substantially in the form of Exhibit H attached hereto or if such Joinder Agreement has been completed, fully-executed and is substantially in the form of Exhibit O attached hereto: (i) accept such an Assignment and Acceptance Agreement or Joinder Agreement; (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers.

(g) Disclosure of Information. Any Lender may furnish any information concerning any Borrower Party in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.17 hereof.

12.12 Lender Default. If any Lender becomes a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Administrative Agent, the Lenders, or the Borrowers at law or in equity, such Lender’s right to vote on matters related to this Credit Agreement, and to participate in the administration of the Loans, the Letters of Credit and this Credit Agreement, shall be suspended during the pendency of such failure or refusal or other event that caused such Lender to be a Defaulting Lender. The Administrative Agent shall have the right, but not the obligation, in its sole discretion, to acquire at par all of such Lender’s Lender Commitment, including its Pro Rata Share in the Obligations under this Credit Agreement. In the event that the Administrative Agent does not exercise its right to so acquire all of such Lender’s interests, then each Lender that is not a Defaulting Lender (a “Current Party”) shall then, thereupon, have the right, but not the obligation, in its sole discretion to acquire (or if more than one Current Party exercises such right, each Current Party shall have the right to acquire, pro rata) at par such Defaulting Lender’s Lender Commitment, including its Pro Rata Share in the outstanding Obligations under this Credit Agreement.

12.13 Maximum Interest. Regardless of any provision contained in any of the Loan Documents, in no event shall the rate of interest payable by any Borrower with respect to any Loan exceed the Maximum Rate.

12.14 Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.15 Survival. All representations and warranties made by the Borrowers herein shall survive delivery of the Notes, the making of the Loans and the issuance of Letters of Credit.

12.16 Full Recourse. Notwithstanding anything in this Credit Agreement or the Loan Documents to the contrary, the payment and performance of the Obligations of each Borrower shall, subject to Section 3.1 hereof, be fully recourse to such Borrower and its properties and assets, as applicable. Notwithstanding anything in this Credit Agreement and the Loan Documents to the contrary, the Obligations shall not be recourse to any Investor or any Investments.

12.17 Availability of Records; Confidentiality. (a) The Borrowers acknowledge and agree that the Administrative Agent may provide to the Lenders, and that the Administrative Agent and each Lender may provide to any other Lender, any Affiliate of a Lender or Participant or Assignee or proposed Participant or Assignee or any other Person as deemed necessary or appropriate in any Lender’s reasonable judgment, originals or copies of this Credit Agreement, all Loan Documents and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of any Borrower or received by the Administrative Agent or a Lender in connection with the Loans, the Letter of Credit Liability, the Lender Commitments or any Borrower; provided that, prior to any such delivery or communication, the Lender, Affiliate of a Lender, Participant, or Assignee, or proposed Participant or Assignee or such other Person, as the case may be, shall agree to preserve the confidentiality of all data and information which constitutes Confidential Information; (b) the Borrowers, the Administrative Agent and the Lenders (i) acknowledge and agree that (x) the identities of the Investors, any structural or financial information delivered by the Investors, the amounts of their respective Commitments and details regarding their investments under the Constituent Documents (collectively, the “Investor

Information”) have been and will be delivered on a confidential basis; and (y) information with respect to Investments has been and will be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to Investments are Confidential Information; and (iii) agree that such Investor Information and information with respect to Investments shall be subject to the provisions of this Section 12.17; and (c) anything herein to the contrary notwithstanding, the provisions of this Section 12.17 shall not preclude or restrict any such party from disclosing any Confidential Information: (i) with the prior written consent of any Borrower; (ii) upon the order of or pursuant to the rules and regulations of any Governmental Authority or regulatory body having or reasonably claiming to have jurisdiction over such party; (iii) in connection with any audit by an independent public accountant of such party, provided such auditor thereto agrees to be bound by the provisions of this Section 12.17; (iv) to examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit; (v) to the Lenders’ respective attorneys, certified public accountants or agents, provided that such recipient has been advised of the confidential nature of such information and been instructed to keep such information confidential; (vi) as otherwise specifically required by applicable Laws or by any subpoena or similar legal process; (vii) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder; (viii) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 12.17 or (B) becomes available to such Person on a non-confidential basis from a source other than the Borrowers; or (ix) which relates to the tax treatment and tax structure of the transactions contemplated hereby, including, without limitation, all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure, to taxing authorities. Notwithstanding the termination of this Credit Agreement, each Lender agrees to hold Confidential Information in accordance with its internal document retention policies and procedures for two (2) years following the termination of this Credit Agreement, which policies and procedures, as of the date hereof, provide that information considered confidential shall be held on a confidential basis.

12.18 USA Patriot Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of Title III of the USA PATRIOT Act of 2001, as amended (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or such Agent, as applicable, to identify each Borrower in accordance with the Patriot Act.

12.19 Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.

12.20 Judgment Currency. Subject to Section 3.1 hereof, each Borrower agrees to indemnify and hold harmless the Agents and the Lenders from and against any loss incurred by any of them as a result of any judgment or order being given or made for an amount due from such Borrower under or in connection with this Credit Agreement or any other Loan Document and such judgment or order being paid or payable in a currency other than the applicable currency (the

“Judgment Currency”) as a result of any variation as between (i) the rate of exchange at which the applicable currency amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the relevant indemnified party is able to purchase the applicable currency with the amount of the Judgment Currency actually received by such Person. The foregoing indemnity shall constitute separate and independent obligations of the Borrowers and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion of, the relevant currency.

12.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Letter of Credit Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or Letter of Credit Issuer that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

INITIAL BORROWER:

BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust

By:	/s/ Marisa J. Beeney
Name: Marisa J. Beeney
Title: Chief Compliance Officer, Chief Legal
Officer and Secretary

BAML – Bx/GSO SLF – Revolving Credit Agreement

ADMINISTRATIVE AGENT, SOLE LEAD ARRANGER, LETTER OF CREDIT ISSUER AND LENDER:

BANK OF AMERICA, N.A., as Administrative Agent, Sole Lead Arranger, Letter of Credit Issuer and a Lender

By:	/s/ Jose Liz-Moncion
Name: Jose Liz-Moncion
Title: Director

BAML – Bx/GSO SLF – Revolving Credit Agreement

SCHEDULE I

Borrower Information

NAME	TYPE OF CREDIT PARTY	JURISDICTION OF FORMATION	TYPE OF ENTITY	PRINCIPAL OFFICE AND CHIEF EXECUTIVE OFFICE	PRINCIPAL PLACE OF BUSINESS	NOTICE ADDRESS	CONSTITUENT DOCUMENTS	COLLATERAL ACCOUNT
Blackstone / GSO Secured Lending Fund	Initial Borrower	Delaware	Statutory Trust	345 Park Avenue 31st Floor New York, NY 10154	New York

345 Park Avenue

31st Floor

New York, NY

10154

Attn: Matt Skurbe; Andrew Jordan; and Angelina Perkovic

Email: GSOTreasury@blackstone.com; skurbe@Blackstone.com; Angelina.Perkovic@gsocap.com; Andrew.Jordan@gsocap.com

(i) Second Amended and Restated Agreement and Declaration of Trust, dated as of October 1, 2018; and (ii) By-Laws, dated as of July 31, 2018

SCHEDULE II

Lender Commitments

Lender Name	Commitment
Bank of America, N.A.	$200,000,000

SCHEDULE III

Time Tables

	Loans/Letters of Credit in Dollars	Loans/Letters of Credit in an Alternate Currency
Delivery of Request for Borrowing at Reference Rate	By 11:00 a.m. on the date of Borrowing	N/A

Delivery of Request for Borrowing at LIBOR rate (other than Daily LIBOR)	3 Business Days prior to date of Borrowing at 11:00 a.m.	4 Business Days prior to date of Borrowing at 11:00 a.m.

Delivery of Request for Borrowing at Daily LIBOR rate	By 11:00 a.m. on the date of Borrowing	N/A

Delivery of Conversion Notice from Reference Rate to LIBOR rate (other than Daily LIBOR)	3 Business Days prior to LIBOR rate Conversion Date at 9:00 a.m.	N/A

Delivery of Conversion Notice from Reference Rate to Daily LIBOR rate	By 9:00 a.m. on the Reference Rate Conversion Date	N/A

Delivery of Conversion Notice from LIBOR rate to Reference Rate	By 9:00 a.m. on the Reference Rate Conversion Date	N/A

Delivery of Conversion Notice from LIBOR rate (other than Daily LIBOR) to Daily LIBOR	By 9:00 a.m. on the Reference Rate Conversion Date	N/A

	Loans/Letters of Credit in Dollars	Loans/Letters of Credit in an Alternate Currency
Delivery of Rollover Notice	3 Business Days prior to termination of each Interest Period at 9:00 a.m.	4 Business Days prior to termination of each Interest Period at 9:00 a.m.

Delivery of Request for Letter of Credit	5 Business Days prior to requested date of issuance (in the case of an issuance by a local branch office of the Letter of Credit Issuer in the United States) or 7 Business Days (in the case of an issuance by a local branch office of the Letter of Credit Issuer outside of the United States) at 2:00 p.m.

Determination of Daily LIBOR	on such day at approximately 11:00 a.m. (London time)

Determination of LIBOR	2 Business Days prior to first day of Interest Period at approximately 11:00 a.m. (London time)

Determination of CDOR	N/A	2 Business Days prior to first day of Interest Period at approximately 10:00 a.m. (Toronto Time)

Determination of BBSY	N/A	2 Business Days prior to first day of Interest Period at approximately 10:30 a.m. (Melbourne, Australia time)

Determination of interest rate if LIBOR is unavailable	The date such rate shall apply for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected at approximately 11:00 a.m. (London time)

LIBOR Cutoff	2 Business Days prior to first day of Interest Period at approximately 11:00 a.m. (London time)

	Loans/Letters of Credit in Dollars	Loans/Letters of Credit in an Alternate Currency
Voluntary Prepayments of LIBOR Loans (other than Daily LIBOR)	3 Business Days prior to date of prepayment at 11:00 a.m.	4 Business Days prior to date of prepayment at 11:00 a.m.

Voluntary Prepayments of Loans bearing interest at Daily LIBOR	By 11:00 a.m. on the date of prepayment	N/A

Voluntary Prepayments of Reference Rate Loans	By 11:00 a.m. on the date of prepayment	N/A

Funding by Lenders of Lender Percentage of Borrowings at LIBOR rate (other than Daily LIBOR or Reference Rate)	The date specified in the Request for Borrowing at 11:00 a.m.

Funding by Lenders of Lender Percentage of Borrowings at Daily LIBOR rate or Reference Rate	The date specified in the Request for Borrowing at 1:00 p.m.

Deposit by Administrative Agent of proceeds of Borrowings at LIBOR rate (other than Daily LIBOR or Reference Rate) into Borrower’s account	The requested Borrowing date at 1:00 p.m.

Deposit by Administrative Agent of proceeds of Borrowings at Daily LIBOR rate or Reference Rate into Borrower’s account	The requested Borrowing date at 3:00 p.m.

	Loans/Letters of Credit in Dollars	Loans/Letters of Credit in an Alternate Currency
Spot Rate Determination	11:00 a.m. New York time

Notice of election to capitalize unused commitment fees	9:00 a.m. (New York time) three (3) Business Days prior to any payment date for unused commitment fees pursuant to Section 2.12(a)

Notice of election to capitalize interest or Letter of Credit fees	9:00 a.m. (New York time) three (3) Business Days prior to any Interest Payment Date, or date on which Letter of Credit fees are payable, as applicable

EXHIBIT A

FORM OF BORROWING BASE CERTIFICATE

[DATE]

Bank of America, N.A.

NC1-027-15-01

214 North Tryon Street

Charlotte, NC 28255

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

Email: jose.liz-moncion@baml.com

RE:

That certain Revolving Credit Agreement, dated as of November 6, 2018, by and among Blackstone / GSO Secured Lending Fund, a Delaware statutory trust, as the Initial Borrower (the “Initial Borrower”), Bank of America, N.A., as the Administrative Agent (the “Administrative Agent”), the Sole Lead Arranger, the Letter of Credit Issuer and a Lender, and the other financial institutions from time to time party thereto as lenders (the “Lenders”) (as the same may be modified, amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

The undersigned certifies in his/her capacity as a Responsible Officer of the Initial Borrower, and not in his/her individual capacity, that attached hereto as Exhibit A is a calculation of the Available Commitment that is true and correct in all material respects as of the date hereof.

[Signature page(s) follow]

A-1

IN WITNESS WHEREOF, the undersigned has executed and delivered this Borrowing Base Certificate as of the date first written above.

INITIAL BORROWER:

BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust

By:
Name:
Title:

A-2

EXHIBIT B

FORM OF NOTE

[DATE]

Up to $[ ]	New York, New York

1. FOR VALUE RECEIVED, the undersigned BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust (the “Maker”), hereby unconditionally promises to pay [LENDER NAME], as a Lender (as defined below) under the Credit Agreement referred to below (the “Payee”), at the principal office of the Administrative Agent in New York, New York, or such other office as the Administrative Agent designates, the principal sum of [                    ] and 00/100 DOLLARS ($[                    ]), or, if less, the unpaid principal amount of the Loans and Letters of Credit made by the Payee to the Maker under the Credit Agreement, together with accrued interest thereon, in the currency of the related Loan or Letter of Credit (or such other currency as is requested by the Maker and agreed by the Payee in its sole discretion), as applicable, on the Maturity Date or as otherwise provided in the Credit Agreement.

Capitalized terms not defined herein shall have the meanings assigned to such terms in that certain Revolving Credit Agreement (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), dated as of November 6, 2018, by and among the Maker, Bank of America, N.A., as the administrative agent (the “Administrative Agent”), the Sole Lead Arranger, the Letter of Credit Issuer and a Lender, and the other financial institutions from time to time party thereto as lenders (the “Lenders”).

2. The unpaid principal amount of this promissory note (this “Note”) shall be payable in accordance with the terms of Sections 3.2 and 3.4 of the Credit Agreement.

3. The unpaid principal amount of this Note shall bear interest from the date of borrowing until maturity in accordance with Sections 2.6 and 12.13 of the Credit Agreement. Interest on this Note shall be payable in accordance with Sections 3.3, 3.4 and 12.13 of the Credit Agreement.

4. All Borrowings, Letters of Credit and Rollovers hereunder, and all payments made with respect thereto, may be recorded by the Payee from time to time on grid(s) which may be attached hereto or the Payee may record such information by such other method as the Payee may generally employ; provided, however, that failure to make any such entry shall in no way reduce or diminish the Maker’s obligations hereunder. The aggregate unpaid amount of all Borrowings, Letters of Credit and Rollovers set forth on the grid(s) which may be attached hereto shall, absent manifest error, be rebuttably presumptive evidence of the unpaid principal amount of this Note.

5. This Note has been executed and delivered pursuant to the Credit Agreement and is one of the “Notes” referred to therein. This Note evidences Loans and Letters of Credit made under the Credit Agreement to the Maker and the holder of this Note shall be entitled to the benefits provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a statement of: (a) the obligation of the Lenders to make advances thereunder; (b) the prepayment rights and obligations of the Maker; (c) the collateral for the repayment of this Note; and (d) the events upon which the maturity of this Note may be accelerated. The Maker may borrow, repay and reborrow hereunder upon the terms and conditions specified in the Credit Agreement.

6. If this Note, or any installment or payment due hereunder, is not paid when due, whether on the Maturity Date or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after the Maturity Date, the Maker agrees to pay all out-of-pocket costs of collection, including, but not limited to, reasonable attorneys’ fees and expenses incurred by the holder hereof and costs of appeal as provided in the Credit Agreement. If any principal of, or interest on, the Obligations evidenced by this Note is not paid when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) such overdue amount shall bear interest at the Default Rate until paid as provided in the Credit Agreement.

7. The Maker and all sureties, endorsers, guarantors and other parties ever liable for payment of any sums payable pursuant to the terms of this Note waive demand, presentment for payment, protest, notice of protest, notice of acceleration (except as specified in Section 10.2 of the Credit Agreement), notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payment, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity.

8. This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

9. Reference is hereby made to Section 12.16 of the Credit Agreement, the provisions of which are hereby incorporated by reference in this Note as if fully set forth herein, for the payment and performance of the Maker’s obligations hereunder.

10. Subject to Section 3.1 of the Credit Agreement and the Borrower Security Agreement of the Maker, the Maker acknowledges and agrees that all obligations under this Note shall constitute the several obligations of the Maker, and the Administrative Agent and the Lenders may enforce all obligations of the Maker only against the Maker up to the Obligations incurred by the Maker in accordance with the Credit Agreement. Except as permitted under Section 12.11 of the Credit Agreement, this Note may not be assigned to any other Person.

[Remainder of Page Intentionally Left Blank

Signature Page(s) Follow]

Executed on the date first written above.

MAKER:

BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust

By:
Name:
Title:

EXHIBIT C

FORM OF BORROWER SECURITY AGREEMENT

This Borrower Security Agreement (as the same may be further amended, modified, supplemented, restated or amended and restated from time to time, this “Security Agreement”) is executed and delivered as of [DATE] by BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust (“Borrower”), in favor of BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”), for the benefit of the Secured Parties (hereinafter defined). Unless otherwise defined herein, capitalized terms herein shall have the definition and meaning assigned to such terms in the Credit Agreement (as defined below).

R E C I T A L S

A. Formation. Borrower is existing or formed, as applicable, pursuant to the Certificate of Statutory Trust, the Trust Agreement and bylaws of the Borrower (as the same may be restated, modified, amended, amended and restated, or supplemented from time to time, the “Constituent Documents”).

B. Demand Notices. Pursuant to the Constituent Documents, and any applicable Side Letters and Subscription Agreements, Borrower may issue one or more Demand Notices upon Borrower’s Investors (the “Demand Notices”) to make Contributions to the capital of Borrower with respect to the Unused Commitments of Borrower’s Investors subject to certain limitations specified in the Constituent Documents, such Side Letters and Subscription Agreements (the “Contributions”).

C. Credit Agreement. Borrower has entered into that certain Revolving Credit Agreement, dated as of November 6, 2018 (as the same may be amended, modified, supplemented, or amended and restated from time to time, the “Credit Agreement”), by and among Borrower, Bank of America, N.A., as the Administrative Agent, the Sole Lead Arranger, the Letter of Credit Issuer and a Lender, and the other financial institutions from time to time party thereto as Lenders. To secure Borrower’s obligations under the Credit Agreement, Borrower has agreed to pledge to the Administrative Agent, for the benefit of the Secured Parties, a security interest and Lien in and on the Collateral (as defined below).

NOW THEREFORE, in consideration of the mutual promises herein contained and for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower has agreed to enter into, execute and deliver this Security Agreement in favor of the Administrative Agent, for the benefit of the Secured Parties.

1. Collateral and Obligations. In order to secure the Obligations of Borrower (the “Secured Obligations”):

a. Borrower, to the extent of its interest, hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest and Lien in and on, whether now owned or hereafter acquired or arising, the following (by way of pledge and, as applicable, assignment by way of security), in each case, solely for purposes of securing the payment and performance of the Secured Obligations: (A) the rights of Borrower under the Constituent Documents, and any applicable Side Letters and Subscription Agreements to issue Demand Notices for Contributions to Borrower and the rights of Borrower to receive Contributions with respect to the Unused Commitments of Borrower’s Investors, (B) Borrower’s rights under the Constituent Documents, and any applicable Side Letters and Subscription Agreements to enforce payment of Contributions with respect to the Unused Commitments of Borrower’s Investors, duly called in accordance with the terms of the Constituent Documents, and any applicable Side Letters and Subscription Agreements and (C) Borrower’s rights, titles, interests and privileges under the Constituent Documents, and any applicable Side Letters and Subscription Agreements in and to the Unused Commitments of Borrower’s Investors and Contributions relating thereto whether now owned or hereafter acquired;

For the avoidance of doubt, no security interest in or lien on the Investments, the capital account or the Shares (as defined in the Trust Agreement) of any Investor in Borrower is being created or granted by this Security Agreement.

b. Notwithstanding anything to the contrary herein or in any other Loan Document, in no event shall the security interest created or granted by this Security Agreement be deemed to permit the Administrative Agent, for the benefit of the Secured Parties, or any Secured Party to require any of Borrower’s Investors to make payments in respect of their Unused Commitments to any account other than an account in the name of Borrower.

c. The collateral described above in clause (a) shall be, collectively, the “Collateral.”

The Administrative Agent, in its discretion, without in any manner impairing any of its rights and powers hereunder, may, at any time and from time to time, without further consent of or notice to Borrower, and with or without valuable consideration, file this Security Agreement or a photocopy hereof, or any financing statement with respect hereto.

2. Demand Notices. In order that the Administrative Agent may monitor the Collateral, Borrower shall not issue any Demand Notice or otherwise request, notify, or demand that any Investor in Borrower make any Contribution, without delivering to the Administrative Agent (which delivery may be via facsimile or e-mail) promptly following the delivery of the Demand Notices to any applicable Person, a copy of the form of Demand Notice in accordance with Section 8.1(c) of the Credit Agreement. During the continuance of an Event of Default, except as permitted by Section 10.2 of the Credit Agreement, any Demand Notice not issued by the Administrative Agent or at the direction of the Administrative Agent in accordance with this Section 2 shall be void. Borrower shall promptly deliver to the Administrative Agent any notice to its Investors to amend, delay or rescind Demand Notices at any time prior to the payment due date thereof. Borrower shall direct all Contributions received by it into the applicable Collateral Account.

3. No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that neither the Administrative Agent nor any Secured Party shall undertake any duties, responsibilities, or liabilities with respect to Demand Notices issued by Borrower.

Neither the Administrative Agent nor any Secured Party shall be required to refer to the Constituent Documents or take any other action with respect to any other matter which might arise in connection with the Constituent Documents or any Demand Notice. Neither the Administrative Agent nor any Secured Party shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of Borrower or any applicable Investor. Neither the Administrative Agent nor any Secured Party has any duty to inquire into the use, purpose, or reasons for the making of any Demand Notice issued by Borrower or with respect to the investment or the use of the proceeds thereof.

4. Further Assurances. In order to secure further the payment and the performance of the Secured Obligations, Borrower shall execute such forms, authorizations, documents and instruments, and do such other things, as the Administrative Agent shall reasonably request, in order to require that all Contributions received by it are deposited into the applicable Collateral Account as and when Demand Notices are made pursuant to the Constituent Documents, and any applicable Side Letters and Subscription Agreements. Subject to Section 10.2 of the Credit Agreement, the Administrative Agent, on behalf of the Secured Parties, is hereby authorized, in the name of Borrower, at any time upon the occurrence and during the continuation of an Event of Default (used herein as defined in the Credit Agreement) and solely for the purpose of repaying the Secured Obligations, to notify any or all parties obligated to Borrower, directly or indirectly, with respect to the Collateral to make all payments due or to become due thereon to an account in the name of Borrower or to initiate one or more Demand Notices in order to pay the Secured Obligations or for any other purpose contemplated by the Credit Agreement. With or without such general notification, upon the occurrence and during the continuation of an Event of Default, subject to Section 10.2 of the Credit Agreement, the Administrative Agent, on behalf of the Secured Parties, may solely for the purposes of repaying the Secured Obligations: (i) initiate one or more Demand Notices in accordance with the terms of the Constituent Documents, and any applicable Side Letters and Subscription Agreements in order to pay the Secured Obligations then due and owing or Cash Collateralize outstanding Letters of Credit, or both, (ii) take or bring in Borrower’s name all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect possession or collection of payments of the Contributions with respect to the Unused Commitments which are called to repay the Secured Obligations; (iii) complete any contract or agreement of Borrower to enforce payment to Borrower of Contributions with respect to the Unused Commitments pursuant to Demand Notices duly delivered in accordance with the Constituent Documents, and any applicable Side Letters and Subscription Agreements to repay the Secured Obligations; (iv) compromise any claims related to the payment of Contributions with respect to the Unused Commitments which are called to repay the Secured Obligations; or (v) exercise any other right, privilege, power, or remedy provided to Borrower under and in accordance with the Constituent Documents, and any applicable Side Letters and Subscription Agreements, as applicable, with respect to the payment of Contributions with respect to the Unused Commitments which are called to repay the Secured Obligations. Regardless of any provision hereof, in the absence of gross negligence, fraud or willful misconduct by the Administrative Agent, the Administrative Agent shall not be liable for any failure to collect or exercise diligence in the collection, possession or any transaction concerning, all or part of the Collateral or sums due or paid thereon, nor shall the Administrative Agent be under any obligation whatsoever to anyone by virtue of the security interests and Liens granted herein, subject to the Internal Revenue Code.

5. Collateral Issues. Upon the occurrence and during the continuation of an Event of Default, issuance by the Administrative Agent, on behalf of the Secured Parties, of a receipt to any Person obligated to pay any Contributions to Borrower for purposes of repaying the Secured Obligations shall be a full and complete release, discharge and acquittance of such Person to the extent of any amount so paid to the applicable account in the name of Borrower, so long as such amount shall not be invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any insolvency law, state or federal law, common law or equitable doctrine. In furtherance of the foregoing, the Administrative Agent, on behalf of the Secured Parties, is hereby authorized and empowered, during the continuation of an Event of Default, on behalf of Borrower to endorse the name of Borrower upon any check, draft, instrument, receipt, instruction or other document or item, including, but not limited to, all items evidencing payment upon a Contribution of any Person to Borrower coming into the Administrative Agent’s possession, and to receive and apply the proceeds therefrom to the Secured Obligations in accordance with the terms of the Credit Agreement.

6. Power of Attorney. The Administrative Agent, on behalf of the Secured Parties, is hereby granted a power of attorney exercisable upon the occurrence and during the continuance of an Event of Default, but subject to Section 10.2 of the Credit Agreement, which power shall be irrevocable during the term of this Security Agreement and is coupled with an interest and given by way of security to secure the performance of the Secured Obligations owed herein: (i) to execute, deliver and perfect all documents and do all things that the Administrative Agent considers to be reasonably required to carry out the acts and exercise the powers set forth in Section 4(i) through (v) hereof; and (ii) to execute all checks, drafts, receipts, instruments, instructions or other documents, agreements or items on behalf of Borrower as shall be deemed by the Administrative Agent to be necessary or advisable, in its sole discretion, reasonably exercised solely to protect the security interests and liens herein granted or for the repayment of the Secured Obligations, and the Administrative Agent shall not incur any liability in connection with or arising from the exercise of such power of attorney, except as a result of gross negligence or willful misconduct. Notwithstanding anything to the contrary herein, in no event shall the Administrative Agent be permitted to require any Investor in Borrower to fund its Capital Contributions other than to an account in the name of Borrower.

7. No Representations. The Administrative Agent shall not be deemed to make at any time any representation or warranty as to the validity of any Demand Notice nor shall it be accountable for Borrower’s use of the proceeds of any Demand Notice.

8. Representations, Warranties, Covenants and Acknowledgments. Borrower hereby represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, and covenants and agrees with the Administrative Agent, for the benefit of the Secured Parties, as follows:

a. Except for the rights of the Administrative Agent under the Loan Documents, that Borrower is the sole legal and equitable owner and holder of the Commitments, the Contributions, the Collateral and the right to make Demand Notices and has the authority to execute this Security Agreement, and this Security Agreement constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with the terms hereof, subject to Debtor Relief Laws and to general principles of equity;

b. [Reserved];

c. That, except for Permitted Liens, Borrower has not heretofore transferred, assigned, pledged, hypothecated or granted any security interest in all or any portion of the Collateral to any party other than the Administrative Agent or another party under the Loan Documents; that it has the full right and power to make the transfer, pledge and assignment and grant the security interests granted hereby; that, to the extent required by the Constituent Documents, all of Borrower’s Investors have been or will be notified of, and approved and consented to, the transfer, pledge and assignment contained herein; and that this Security Agreement is effective to accomplish the transfer, pledge and assignment and grant of the security interests granted hereby;

d. That Borrower has received direct or indirect benefit from the loans evidenced by the Credit Agreement; and that the grant of the security interest in the Collateral hereunder was a condition to the granting of such loans;

e. That Borrower shall, at its sole cost and expense, execute and deliver any financing statements or other documents which the Administrative Agent reasonably requests to protect or perfect the assignment, pledge, transfer and grant of the security interest made herein;

f. Neither the Administrative Agent nor any Secured Party shall be responsible in any way for any depreciation in the value of the Collateral nor have any duty or responsibility whatsoever to take any steps to preserve any rights of Borrower in the Collateral or under the Constituent Documents, in each case except as a result of its own gross negligence or willful misconduct;

g. That except as provided in the Credit Agreement, Borrower shall not sell, mortgage, hypothecate, assign or otherwise transfer its interest in the Collateral, or any portion thereof or interest therein;

h. Upon the occurrence and during the continuance of an Event of Default, but subject to Section 10.2 of the Credit Agreement, that the Administrative Agent, on behalf of the Secured Parties, for purposes of repaying the Secured Obligations then due and owing, is authorized and empowered in the name of Borrower to make one or more Demand Notices (to the extent of the Unused Commitments of Borrower’s Investors and the other applicable limitations in the Constituent Documents, and any applicable Side Letters and Subscription Agreements), without the necessity of any further action by Borrower; and

i. That Borrower shall not (directly or indirectly): (i) issue any Demand Notices other than as contemplated in the Credit Agreement; (ii) suspend, reduce, abate, cancel, assume, withdraw, defer or terminate the Commitment of any Investor under the Constituent Documents, and any applicable Side Letters or Subscription Agreements of Borrower other than as provided in the Credit Agreement; or (iii) excuse any Investor from making any Contribution pursuant to the Constituent Documents, and any applicable Side Letters or Subscription Agreements of Borrower if the proceeds from the related Demand Notice are to be applied to the Secured Obligations other than as contemplated in the Credit Agreement.

9. Remedies Upon Event of Default.

a. During the continuance of an Event of Default, but subject to Section 10.2 of the Credit Agreement, the Administrative Agent, on behalf of the Secured Parties, shall have the following rights with respect to the Collateral solely for purposes of repaying the Secured Obligations:

i. To sell the Collateral or any part thereof, upon giving at least ten (10) days’ prior notice to Borrower of the time and place of sale (which notice Borrower and the Administrative Agent agree is commercially reasonable), for cash or upon credit or for future delivery, with Borrower hereby waiving all rights, if any, of marshalling the Collateral and any other security for the Secured Obligations, and at the option and in the complete discretion of the Administrative Agent, either:

A. at public sale; or

B. at private sale, in which event such notice shall also contain the terms of the proposed sale, and Borrower shall have until the time of such proposed sale in which to redeem the Collateral or to procure a purchaser willing, ready and able to purchase the Collateral on terms more favorable to Borrower, the Administrative Agent and the holders of the Notes, and if such a purchaser is so procured, then the Administrative Agent shall sell the Collateral to the purchaser so procured;

ii. To bid for and to acquire, unless prohibited by applicable Law, free from any redemption right, the Collateral, or any part thereof, and, if Lenders are then the holders of the Secured Obligations or any participation or other interest therein, in lieu of paying cash therefor, the Administrative Agent, on behalf of the Secured Parties, may make settlement for the selling price by crediting the net selling price, if any, after deducting all costs and expenses of every kind, upon the outstanding principal amount of the Secured Obligations, in such order and manner as the Administrative Agent, on behalf of the Secured Parties, in its discretion, may deem advisable. The Administrative Agent, for the benefit of the Secured Parties, upon so acquiring the Collateral, or any part thereof, shall be entitled to hold or otherwise deal with or dispose of the same in any manner not prohibited by applicable law; and

iii. To enforce any other remedy available to the Administrative Agent, on behalf of the Secured Parties, at law or in equity.

From time to time the Administrative Agent may, but shall not be obligated to, postpone the time and change the place of any proposed sale of any of the Collateral for which notice has been given as provided above if, in the judgment of the Administrative Agent, such postponement or change is necessary or appropriate in order that the provisions of this Security Agreement applicable to such sale may be fulfilled or in order to obtain more favorable conditions under which such sale may take place. The Administrative Agent shall give Borrower reasonable notice of such change.

b. In case of any sale by the Administrative Agent of any of the Collateral on credit, which may be elected at the option and in the complete discretion of the Administrative Agent, on behalf of the Secured Parties, the Collateral so sold may be retained by the Administrative Agent, for the benefit of the Secured Parties, until the selling price is paid by the purchaser, but neither the Administrative Agent nor the Secured Parties shall incur any liability in case of failure of the purchaser to take up and pay for the Collateral so sold. In case of any such failure, the Collateral so sold may be again similarly sold. After deducting all reasonable costs or expenses of every kind (including, without limitation, the reasonable attorneys’ fees and legal expenses incurred by the Secured Parties), the Administrative Agent shall apply the residue of the proceeds of any sale or sales, if any, to pay the principal of and interest upon the Secured Obligations in accordance with the Credit Agreement. The excess, if any, shall be paid to Borrower. Neither the Administrative Agent nor the Secured Parties shall incur any liability as a result of the sale of the Collateral at any private sale or sales.

c. The Administrative Agent and the Secured Parties shall have all rights, remedies and recourse granted in the Credit Agreement, the other Loan Documents, this Security Agreement and any other instrument executed to provide security for or in connection with the payment and performance of the Secured Obligations or existing at common law or equity (including specifically those granted by the UCC), and such rights and remedies: (i) shall be cumulative and concurrent; (ii) may be pursued separately, successively or concurrently against Borrower and any other party obligated with respect to the Secured Obligations, or against the Collateral, or any of such Collateral, or any other security for the Secured Obligations, or any of them, at the sole discretion of the Administrative Agent on behalf of the Secured Parties; (iii) may be exercised as often as occasion therefor shall arise, it being agreed by Borrower that the exercise or failure to exercise any of the same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; and (iv) are intended to be, and shall be, non-exclusive.

d. Notwithstanding a foreclosure upon any of the Collateral or exercise of any other remedy by the Administrative Agent, on behalf of the Secured Parties, in connection with an Event of Default Borrower shall not exercise any rights or remedies with respect to the Collateral or any other security for the Secured Obligations until the Secured Obligations have been paid in full to the Secured Parties and are fully performed and discharged, unless otherwise requested in writing to do so by the Administrative Agent.

e. All recitals in any instrument of assignment or any other instrument executed by the Administrative Agent on behalf of the Secured Parties or any Secured Party incident to the sale, transfer, assignment or other disposition or utilization of the Collateral or any part thereof hereunder shall be full proof of the matters stated therein and no other proof shall be required to establish full legal propriety of the sale or other action taken by the Administrative Agent or the Secured Parties or of any fact, condition or thing incident thereto, and all prerequisites of such sale or other action shall, absent manifest error, be presumed conclusively to have been performed or to have occurred; provided that any such sale or other action shall be subject to any applicable provisions of the Constituent Documents, and any applicable Side Letters and Subscription Agreements.

10. Notices. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be given in the manner provided in the Credit Agreement.

Any notice required hereunder shall be deemed commercially reasonable if given at least ten (10) days prior to the event giving rise to the requirement of such notice, including but not limited to, notices of a private or public sale.

11. Binding Effect; Miscellaneous.

a. This Security Agreement shall be binding upon and inure to the benefit of and be enforceable by the undersigned and their respective successors and permitted assigns.

b. Section headings are for convenience only and shall in no way affect the interpretation of this Security Agreement. This Security Agreement may be executed in any number of counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.

c. No delay or omission on the part of the Administrative Agent or any Secured Party in exercising any right hereunder shall operate as a waiver of any such right or any other right. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

d. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

e. Any suit, action or proceeding against Borrower with respect to this Security Agreement or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, as the Administrative Agent in its sole discretion may elect and each party hereto hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by registered or certified mail, postage prepaid, to such party’s address set forth in the Credit Agreement. Each party hereto hereby additionally irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement brought in the courts located in the State of New York, Borough of Manhattan in New York City, and each hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS SECURITY AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

f. The remedies given to the Administrative Agent on behalf of the Secured Parties hereunder are cumulative and in addition to any and all other rights which the Administrative Agent or the Secured Parties may have against Borrower or any other Person or firm, at law or in equity, including exoneration and subrogation, or by virtue of any other agreement.

g. This Security Agreement and the provisions set forth herein shall continue until payment in full of the Secured Obligations (other than indemnity and contractual obligations which by their terms survive termination of the Credit Agreement), and the Administrative Agent’s and the Secured Parties’ rights hereunder shall not be released, diminished, impaired, reduced or adversely affected by: (i) the renewal, extension, modification, amendment or alteration of the Credit Agreement, this Security Agreement or any other Loan Document or any related document or instrument in accordance with the terms thereof; (ii) any adjustment, indulgence, forbearance or compromise that might be granted or given by the Administrative Agent or the Secured Parties to any primary or secondary obligor or in connection with any security for the Secured Obligations; (iii) any full or partial release of any of the foregoing; or (iv) notice of any of the foregoing.

h. Neither the Administrative Agent nor the Lenders have assumed, and nothing contained herein shall be declared to have imposed upon the Administrative Agent or the Secured Parties, any of Borrower’s duties or obligations, except that the Administrative Agent and the Secured Parties shall be bound by the provisions of the Constituent Documents, and any applicable Side Letters and Subscription Agreements in exercising rights or remedies thereunder assigned to the Administrative Agent hereunder.

i. On the full, final, and complete satisfaction of the Secured Obligations (other than indemnity and contractual obligations which by their terms survive termination of the Credit Agreement), this Security Agreement shall automatically be of no further force or effect. Thereafter, upon request, the Administrative Agent, on behalf of the Secured Parties, shall promptly provide Borrower, at its sole expense, a written confirmation of release of its obligations hereunder and of the Collateral.

j. The Administrative Agent shall be entitled at any time to file this Security Agreement or a carbon, photographic, or other reproduction of this Security Agreement, as a financing statement, but the failure of the Administrative Agent to do so shall not impair the validity or enforceability of this Security Agreement. Borrower hereby irrevocably authorizes Administrative Agent at any time and from time to time to file in any jurisdiction any initial financing statements and amendments thereto without the requirement for Borrower’s signature thereon that (i) specify the Collateral (as described herein) regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of such jurisdiction, and (ii) contain any other information required by Article 9 of the Uniform Commercial Code of such jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment. Borrower agrees to furnish any such information to the Administrative Agent promptly upon request.

k. The provisions of Section 12.16 of the Credit Agreement are hereby incorporated by reference.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE(S) FOLLOW(S).

Executed as of the date first above written.

BORROWER:

BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT D

FORM OF BORROWER PLEDGE OF COLLATERAL ACCOUNT

Dated as of [DATE]

For value received, BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust (the “Pledgor”), hereby pledges to BANK OF AMERICA, N.A. (the “Administrative Agent”), as agent for the benefit of the Secured Parties under the Credit Agreement (as defined below), and grants to the Administrative Agent, as agent for the benefit of the Secured Parties, solely for purposes of repaying the Secured Obligations (as defined below), a Lien, claim, encumbrance upon and security interest in all of the Pledgor’s rights, title and interest (whether now existing or hereafter created or arising) in and to the following (the “Collateral”): (i) Account Number [•], at [DEPOSITORY NAME] (the “Depository”), ABA No. [•], and any extensions or renewals thereof, if the account is one which may be extended or renewed, and any successor or substitute accounts (such account or accounts and any extensions or renewals thereof being hereinafter called the “Collateral Account”), together with (ii) all sums or other property now or at any time hereafter on deposit therein, credited to the Collateral Account, or payable thereon, all proceeds and products thereof, and all instruments, documents, certificates, and other writings evidencing the Collateral Account, on the terms and provisions of this Pledge of Collateral Account (this “Pledge”). For the avoidance of doubt, no security interest in or Lien on the Investments or the capital account or the Share (as defined in the Trust Agreement) of any Investor in Pledgor is being created or granted by this Pledge.

1. Reference is made to that certain Revolving Credit Agreement, dated as of November 6, 2018, by and among the Pledgor, Bank of America, N.A., as the Administrative Agent, the Sole Lead Arranger, the Letter of Credit Issuer and a Lender, and the other financial institutions from time to time party thereto as Lenders (as the same may be modified, amended, supplemented or restated from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2. This Pledge shall, with respect to any amounts held in or credited to the Collateral Account constituting Contributions to the Pledgor (“Contribution Amounts”), secure the payment and the performance of the Pledgor’s Secured Obligations under (and as defined in) the Security Agreement executed by the Pledgor (the “Secured Obligations”).

3. This Pledge, together with the Deposit Account Control Agreement with respect to the Collateral Account, shall, upon the execution and delivery hereof and thereof by the parties thereto, give the Administrative Agent “control” of the Collateral Account within the meaning of Article 9 of the Uniform Commercial Code as in effect in the State of New York from time to time (the “UCC”).

4. During the occurrence and continuation of any Event of Default or a mandatory prepayment which is then required pursuant to Section 2.1(e) of the Credit Agreement, the Administrative Agent shall be permitted to send notice to the Depository and take exclusive control of the Collateral Account; provided that if a mandatory prepayment has occurred and is continuing (which has not matured into an Event of Default), the Administrative Agent shall not withdraw from the amounts in the Collateral Account that are credited to or held for the Pledgor an amount in excess of the Principal Obligations then due and owing by the Pledgor under the Credit Agreement.

5. So long as either the Credit Agreement remains outstanding or the Secured Obligations or any part thereof remain unpaid (other than Letters of Credit which have been fully cash collateralized and indemnity and contractual obligations which by their terms survive termination of the Credit Agreement), the Pledgor hereby covenants and agrees:

a. from time to time to promptly execute and deliver to the Administrative Agent all such other assignments, pledges, certificates, passbooks, supplemental writings, and financing statements and do all other acts or things as the Administrative Agent may reasonably request in order to more fully evidence and perfect the security interest herein created;

b. to promptly furnish the Administrative Agent with any information or writings which the Administrative Agent may reasonably request concerning the Collateral Account;

c. to promptly notify the Administrative Agent of any material and adverse change in any fact or circumstance warranted or represented by the Pledgor herein or in any other writing furnished by the Pledgor to the Administrative Agent in connection with the Collateral Account;

d. to promptly notify the Administrative Agent of any claim, action, or proceeding affecting title to the Collateral Account, or any part thereof, or the security interest granted therein pursuant to this Pledge, and, at the reasonable request of the Administrative Agent, appear in and defend any such action or proceeding; and

e. to pay to the Administrative Agent the amount of any reasonable court costs and reasonable attorney’s fees assessed by a court and incurred by the Administrative Agent in connection with a default hereunder pursuant to Section 12.5 of the Credit Agreement.

6. So long as either the Credit Agreement remains outstanding or the Secured Obligations or any part thereof remain unpaid (other than Letters of Credit which have been fully cash collateralized and indemnity and contractual obligations which by their terms survive termination of the Credit Agreement), the Pledgor hereby covenants and agrees that except as permitted under the Credit Agreement without the prior written consent of the Administrative Agent, the Pledgor will not:

a. create any other security interest specifically in, mortgage, or otherwise encumber, or assign the Collateral Account, or any part thereof, or permit the same to be or become subject to any Lien, attachment, execution, sequestration, other legal or equitable process, or any encumbrance of any kind or character, except (i) the Lien created pursuant to this Pledge, the Deposit Account Control Agreement or the other Loan Documents, (ii) any offset rights or banker’s Liens inuring to the benefit of the Depository, but only to the extent such offset rights or banker’s Liens are permitted pursuant to the terms of the Loan Documents, (iii) Liens created pursuant to any financing statement which may have been filed by the Administrative Agent, as agent under the Credit Agreement, covering the Collateral Account and (iv) other Permitted Liens; or

b. request, make or allow to be made any withdrawals from the Collateral Account except as provided in the Credit Agreement.

7. Should any funds required by the Credit Agreement or by this Pledge to be deposited into the Collateral Account be received by the Pledgor, such funds shall immediately upon receipt become subject to the Lien hereof and while in the hands of the Pledgor be segregated from all other funds of the Pledgor and be held in trust for the Administrative Agent, for the benefit of the Secured Parties. The Pledgor shall have no control over such funds except to immediately direct such funds for ultimate transfer into the Collateral Account.

8. The Administrative Agent’s or the Secured Parties’ rights hereunder shall not be released, diminished, impaired, reduced or adversely affected by:

a. any adjustment, indulgence, forbearance or compromise that might be granted or given by the Administrative Agent, on behalf of the Secured Parties, or any Secured Party to any primary or secondary obligor or in connection with any security for the Secured Obligations;

b. any full or partial release of any security for the Secured Obligations except upon the payment in full of the Secured Obligations;

c. any other action taken or omitted to be taken by the Administrative Agent, on behalf of the Secured Parties, or any Secured Party in connection with the Secured Obligations, whether or not such action or omission prejudices the Pledgor or increases the likelihood that the Collateral Account will be applied to the applicable Secured Obligations; or

d. notice of any of the foregoing.

9. The Administrative Agent, in its discretion, without in any manner impairing any rights and powers of the Secured Parties hereunder, may, at any time and from time to time, without further consent of or notice to the Pledgor, and with or without valuable consideration:

a. release any Person primarily or secondarily liable in respect of the Secured Obligations or any security therefor;

b. renew, extend or accept partial payments upon, release or permit substitutions for or withdrawals of, any security (other than the Collateral Account) at any time directly or indirectly, immediately or remotely, securing the payment of the Secured Obligations or any part thereof; and

c. release or pay to the Pledgor, or any other Person otherwise entitled thereto, any amount paid or payable in respect of any such other direct or indirect security for the Secured Obligations, or any part thereof.

10. Should any Person other than the Pledgor have heretofore executed or hereafter execute, in favor of the Administrative Agent, for the benefit of the Secured Parties, or any Secured Party, any deed of trust, mortgage, or security agreement, or have heretofore pledged or hereafter pledge any other property to secure the payment of the Secured Obligations, or any part thereof, the exercise by the Administrative Agent, for the benefit of the Secured Parties, or any Secured Party of any right or power conferred upon any of them in any such instrument, or by any such pledge, shall be wholly discretionary with the Administrative Agent and each Secured Party, and the exercise or failure to exercise any such right or power shall not impair or diminish the Administrative Agent’s or the Secured Parties’ rights, titles, interest, Liens, and powers existing hereunder.

11. The Pledgor hereby authorizes the Administrative Agent, during the existence and continuance of an Event of Default (but subject to Section 10.2 of the Credit Agreement), to receive, take, endorse, assign, deliver, accept and deposit, in the Administrative Agent’s or the Pledgor’s name, any and all checks, notes, drafts, or other instruments payable to the Pledgor evidencing payments that are required pursuant to the terms of the Credit Agreement to be deposited into the Collateral Account.

12. During the existence and continuance of an Event of Default (but subject to Section 10.2 of the Credit Agreement), the Administrative Agent, on behalf of the Secured Parties, in addition to any other remedies it may have, may do one or more of the following:

a. declare the principal of, and all interest then accrued on Secured Obligations immediately due and payable;

b. demand payment and performance of all due and payable Secured Obligations of the Pledgor from the Contribution Amounts of the Pledgor with respect to the Secured Obligations incurred by the Pledgor in the Collateral Account; and

c. withdraw Contribution Amounts of the Pledgor from the Collateral Account and apply all or any portion of such Contribution Amounts to the Secured Obligations of the Pledgor with respect to the Secured Obligations incurred by the Pledgor as described in paragraph 16 hereof.

13. The Pledgor hereby authorizes the Administrative Agent during the existence and continuance of an Event of Default (but subject to Section 10.2 of the Credit Agreement), and so long as any part of the Secured Obligations remains outstanding:

a. to withdraw, collect, and receive any and all Contribution Amounts of the Pledgor from the Collateral Account and apply all or any portion of such Contribution Amounts to the Secured Obligations of the Pledgor;

b. to surrender or present for notation of withdrawal the passbook, certificate, or other documents issued to the Pledgor in connection with the Collateral Account for the purpose provided in clause (a) above; and

c. to exercise any other rights or take any other actions specified herein or in the Credit Agreement.

14. The Collateral Account shall at all times remain subject to the Deposit Account Control Agreement.

15. Neither the Administrative Agent nor any Secured Party shall be liable for any loss of interest on or any penalty or charge assessed against funds in, payable on, or credited to the Collateral Account as a result of the Administrative Agent or any Secured Party exercising any of its rights or remedies under this Pledge, except for gross negligence or willful misconduct by the Administrative Agent or such Lender.

16. During the existence and continuance of an Event of Default, the Administrative Agent shall be entitled to apply any and all funds received by it hereunder that constitute Contributions toward payment and performance of the due and payable Secured Obligations in such order and manner as is provided in the Credit Agreement. Upon full and final payment of the Secured Obligations (except Letters of Credit which have been fully cash collateralized and indemnity and contractual obligations which by their terms survive termination of the Credit Agreement), the rights of the Administrative Agent in and to the Collateral Account hereunder will be deemed to be released and of no further force and effect and, upon written request, the Administrative Agent, on behalf of the Secured Parties shall provide the Pledgor a written confirmation of release of its obligations hereunder and of the Collateral.

17. All rights, titles, interests, Liens, and remedies of the Administrative Agent and the Secured Parties hereunder are cumulative of each other and of every other right, title, interest, Lien, or remedy which the Administrative Agent, on behalf of the Secured Parties, or the Secured Parties may otherwise have at law or in equity or under any other contract or other writing for the enforcement of the security interest herein or the collection of the Secured Obligations, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies. Should the Pledgor have heretofore executed or hereafter execute any other security agreement in favor of the Administrative Agent, on behalf of the Secured Parties, or the Secured Parties, the security interest therein created and all other rights, powers, and privileges vested in the Secured Parties by the terms thereof shall exist concurrently with the security interest created herein.

18. Should any part of the Secured Obligations be payable in installments, the acceptance by the Administrative Agent at any time and from time to time of partial payment of the aggregate amount of all installments then matured shall not be deemed to be a waiver of any default then existing. No waiver by the Administrative Agent, on behalf of the Secured Parties, or the Secured Parties of any default shall be deemed to be a waiver of any other subsequent default, nor shall any such waiver by the Administrative Agent, on behalf of the Secured Parties, or the Secured Parties be deemed to be a continuing waiver. No delay or omission by the Administrative Agent, on behalf of the Secured Parties, or the Secured Parties in exercising any right or power hereunder, or under any other writings executed by the Pledgor or any other obligor as security for or in connection with the Secured Obligations, shall impair any such right or power or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such right or power preclude other or further exercise thereof, or the exercise of any other right or power of the Administrative Agent, on behalf of the Secured Parties, or the Secured Parties hereunder or under such other writings.

19. No provision herein or in any promissory note, instrument, or any other Loan Document evidencing the Secured Obligations shall require the payment or permit the collection of interest in excess of the maximum permitted by law. If any excess of interest in such respect is provided for herein or in any such promissory note, instrument, or any other Loan Document, the provisions of this paragraph shall govern, and the Pledgor shall not be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law. The intention of the parties being to conform strictly to the usury Laws now in force, all promissory notes, instruments, and other Loan Documents evidencing the Secured Obligations shall be held subject to reduction to the amount allowed under said usury Laws as now or hereafter construed by the courts having jurisdiction.

20. The Pledgor hereby represents and warrants that:

a. subject to the Administrative Agent’s rights hereunder and under the Deposit Account Control Agreement and the other Loan Documents and any Permitted Liens, the Pledgor is the sole owner of the Contributions made for its benefit that are on deposit in the Collateral Account (it being understood that the Collateral Account is in the name of the Pledgor) on the date hereof and has authority to execute and deliver this Pledge;

b. except for any financing statement which may be filed by the Administrative Agent, in its capacity as agent under the Credit Agreement or in connection with any Permitted Liens, no financing statement covering the Collateral Account, or any part thereof, has been filed with any filing office;

c. except for this Pledge and any Permitted Liens, no other assignment, pledge or security agreement has been executed by the Pledgor with respect to the Collateral Account; and

d. the Collateral Account is not as of the date hereof subject to any Lien or offset of any person, firm, or corporation other than (i) the Secured Parties, (ii) the Depository and (iii) the holder of any Permitted Liens.

21. THIS PLEDGE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. REGARDLESS OF ANY PROVISION IN ANY OTHER AGREEMENT, FOR PURPOSES OF THE UNIFORM COMMERCIAL CODE, NEW YORK SHALL BE DEEMED TO BE THE DEPOSITORY’S JURISDICTION (WITHIN THE MEANING OF SECTION 9-304 OF THE UCC).

22. This Pledge shall be binding on and inure to the benefit of the Pledgor and the Administrative Agent and their respective successors and permitted assigns.

[Remainder of Page Intentionally Left Blank

Signature Page(s) Follow]

Executed as of the date above written.

PLEDGOR:

BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT E

FORM OF REQUEST FOR BORROWING

[DATE]

Bank of America, N.A.

NC1-027-15-01

214 North Tryon Street

Charlotte, NC 28255

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

Email: jose.liz-moncion@baml.com

Re:

That certain Revolving Credit Agreement, dated as of November 6, 2018, by and among Blackstone / GSO Secured Lending Fund, a Delaware statutory trust, as the Initial Borrower, Bank of America, N.A., as the Administrative Agent (the “Administrative Agent”), the Sole Lead Arranger, the Letter of Credit Issuer and a Lender, and the other financial institutions from time to time party thereto as lenders (the “Lenders”) (as the same may be modified, amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

This Request for Borrowing is executed and delivered by the undersigned (the “Borrower(s)”) to the Administrative Agent pursuant to Section 2.3 of the Credit Agreement.2

The Borrower(s) hereby request that the Lenders make a Borrowing pursuant to the Credit Agreement as follows:

(i)	Name of Borrower or Qualified Borrower (if applicable):	[Borrower/QB Borrower Name]

(ii)	Amount and Currency of Borrowing:	$[Amount][Currency]

(iii)	Date of Borrowing:	[Date]

(iv)	Type of Borrowing:	[Reference Rate (U.S. $ Only)][Daily LIBOR (U.S. $ Only)][LIBOR Loan with [one week][one-month][three-month][six-month][twelve-month] Interest Period][3]

(v)	Use of Proceeds:	Use of proceeds complies with Section 2.10 of the Credit Agreement

(vi)	If requesting a Reference Rate Loan, check only if you do not elect to automatically convert such Loan to a LIBOR Loan:	Do not Convert to a LIBOR Loan

(vii)	Payment Instructions:

[2]

If multiple Borrowers will be requesting a Borrowing on the same day, a separate Request for Borrowing will be submitted by each applicable Borrower (or such Request for Borrowing shall specify the respective amounts being requested by each applicable Borrower).

[3]	[Select applicable interest period.]

In connection with the Borrowing requested herein, the Borrower(s) hereby represent and warrant to the Administrative Agent for the benefit of the Lenders that:

(a) On and as of the date of the Borrowing requested herein, the representations and warranties set forth in Section 7 of the Credit Agreement (other than the representations and warranties contained in Section 7.8 of the Credit Agreement) and in the other Loan Documents are true and correct in all material respects on and as of the date of this Request for Borrowing, and will be true and correct in all material respects immediately after the Borrowing requested herein, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed in writing to the Administrative Agent and do not constitute an Event of Default or a Potential Default or to the extent such representations and warranties relate to an earlier or other specific date);

(b) No Event of Default or, to any Borrower’s knowledge, Potential Default under Section 10.1(a), (e), (f), (g), (h), (i), (j), (o) or (p) of the Credit Agreement exists and is continuing on and as of the date hereof or will exist on the date of the Borrowing requested herein;

(c) Other than as disclosed to the Administrative Agent in writing, the Borrowers have no knowledge or reason to believe any Investor would be entitled to exercise an excuse or exemption right (including any Investment Exclusion Event) under the Initial Borrower’s Constituent Documents, and any Subscription Agreement or any Side Letter with respect to any Investment being acquired in whole or in part with any proceeds of the Borrowing requested herein (provided that if the Borrowers have disclosed a potential excuse or exemption right (including any Investment Exclusion Event) to the Administrative Agent in writing, the excused portion of the applicable Investor’s or Investors’ Unused Commitment shall be excluded from the calculation of the Available Commitment with respect to the Borrowing required herein, but the requesting Borrower(s) shall not be prohibited from Borrowing upon satisfaction of the other conditions therefor);

(d) After giving effect to the Borrowing requested herein (i) the Dollar Equivalent of the Principal Obligations on and as of the date of such Borrowing will not exceed the Available Commitment on and as of such date and (ii) the Alternate Currency Liability on and as of the date of such Borrowing will not exceed the Alternate Currency Sublimit on and as of such date;

(e) The Borrowing requested herein will be secured (either directly or indirectly) by a first priority, exclusive security interest and Lien (subject to Permitted Liens), granted to the Administrative Agent, for the benefit of the Secured Parties, in and on all of the Unused Commitments and the other applicable Collateral as provided in Section 5.1 of the Credit Agreement; and

(f) The calculation of the Available Commitment attached hereto as Exhibit A, which constitutes an updated Exhibit A to the Credit Agreement, is true and correct in all material respects as of the date hereof. In the event that any of the relevant information on such Exhibit A changes between the date hereof and the date of the Borrowing, the Borrower(s) shall promptly deliver to the Administrative Agent corrections thereto.

[Remainder of Page Intentionally Left Blank

Signature Page(s) Follow]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Request for Borrowing as of the date first written above.

BORROWER:

BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust

By:
Name:
Title:

[[QUALIFIED BORROWER

By: [ ], a [ ], as its [ ]

By:
Name:
Title:]

EXHIBIT A TO REQUEST FOR BORROWING

[Updated Available Commitment Calculations to be Attached]

[Exhibit A to Request for Borrowing]

EXHIBIT F

FORM OF PREPAYMENT NOTICE

[DATE]

Bank of America, N.A.

NC1-027-15-01

214 North Tryon Street

Charlotte, NC 28255

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

Email: jose.liz-moncion@baml.com

RE:

That certain Revolving Credit Agreement, dated as of November 6, 2018, by and among Blackstone / GSO Secured Lending Fund, a Delaware statutory trust, as the Initial Borrower, Bank of America, N.A., as the Administrative Agent (the “Administrative Agent”), the Sole Lead Arranger, the Letter of Credit Issuer and a Lender, and the other financial institutions from time to time party thereto as lenders (the “Lenders”) (as the same may be modified, amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

This Prepayment Notice is executed and delivered by the undersigned (the “Borrower”) pursuant to Section 3.5 of the Credit Agreement.

The Borrower hereby gives notice that it will, in whole or in part, prepay the Principal Obligations outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such prepayment is to be made:

1.	Date of Prepayment:[4]

2.	Principal Amount of Prepayment[5]:

[4]

Prepayments of LIBOR Loans (other than Daily LIBOR rate Loans) denominated in US Dollars require notice by 11:00 a.m. New York time at least three (3) Business Days prior to the prepayment date. Prepayments of LIBOR Loans denominated in an Alternate Currency require notice by 11:00 a.m. New York time at least four (4) Business Days prior to the prepayment date. Prepayments of Daily LIBOR rate Loans and Reference Rate Loans require notice by 11:00 a.m. New York time on the prepayment date.

[5]	Partial prepayment shall be in the minimum amount of $1,000,000 or a higher integral multiple of $100,000 (or, if applicable, the Dollar Equivalent of such amounts).

3. Type of Loan to be prepaid:	☐ LIBOR Loan[6]
☐ Reference Rate Loan (U.S. $ Only)

In connection with the above referenced prepayment, the Borrower hereby acknowledges that any payment received by the Administrative Agent after 1:00 p.m. New York time on any Business Day shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such amount.

[Remainder of Page Intentionally Left Blank

Signature Page(s) Follow]

[6]

If prepaid on any date other than the last day of the applicable Interest Period (other than a prepayment of any Loan bearing interest at Daily LIBOR), such prepayment shall include any amounts required by Section 4.6 of the Credit Agreement.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Prepayment Notice as of the date first written above.

BORROWER:

BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust

By:
Name:
Title:

[[QUALIFIED BORROWER

By: [ ], a [ ], as its [ ]

By:
Name:
Title:]

EXHIBIT G

FORM OF NOTICE FOR ROLLOVER/CONVERSION

[DATE]

Bank of America, N.A.

NC1-027-15-01

214 North Tryon Street

Charlotte, NC 28255

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

Email: jose.liz-moncion@baml.com

RE:

That certain Revolving Credit Agreement, dated as of November 6, 2018, by and among Blackstone / GSO Secured Lending Fund, a Delaware statutory trust, as the Initial Borrower, Bank of America, N.A., as the Administrative Agent (the “Administrative Agent”), the Sole Lead Arranger, the Letter of Credit Issuer and a Lender, and the other financial institutions from time to time party thereto as lenders (the “Lenders”) (as the same may be modified, amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

This Notice for [Rollover][Conversion] is executed and delivered by the undersigned (the “Borrower”) pursuant to Section [2.3(b)] [2.3(c)] of the Credit Agreement.

The Borrower hereby gives notice that it requests a [Rollover] [Conversion] of a Loan outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such [Rollover] [Conversion] is requested to be made:

1. 2.	Date of [Rollover] [Conversion]: Principal Amount of [Rollover] [Conversion]:

3.	Type of Loan converted from (if applicable):

4.	Type of Loan converted to (if applicable):

5.	Interest Option:	☐ Daily LIBOR (U.S. $ Only) ☐ LIBOR Loan with [[one week][one-month][three-month] [six-month][twelve-month]][7] Interest Period ☐ Reference Rate Loan (U.S. $ Only)

[7]	[Select applicable interest period.]

In connection with the [Rollover][Conversion] requested herein, the Borrower hereby represents and warrants to the Administrative Agent for the benefit of the Lenders that:

(a) [No Event of Default or, to any Borrower’s knowledge, Potential Default under Section 10.1(a), (e), (f), (g), (h), (i), (j), (o) or (p) of the Credit Agreement exists and is continuing as of the date hereof, or will exist on the date of the [Rollover][Conversion] requested herein;]

(b) [After giving effect to the requested [Rollover][Conversion]: (i) the Dollar Equivalent of the Principal Obligations will not exceed the Available Commitment and (ii) the Alternate Currency Liability will not exceed the Alternate Currency Sublimit, in each case on and as of the date of such [Rollover][Conversion]8; and]

(c) The calculation of the Available Commitemnt attached hereto as Exhibit A, which constitutes an updated Exhibit A to the Credit Agreement, is true and correct in all material respects as of the date hereof. In the event that any of the relevant information on such Exhibit A changes between the date hereof and the date of the [Rollover] [Conversion], the Borrower shall promptly deliver to the Administrative Agent corrections thereto.

[Remainder of Page Intentionally Left Blank

Signature Page(s) Follow]

[8]

The restrictions in clauses (a) and (b) are subject, in the case of Rollovers or Conversions to Reference Rate Loans, to the exceptions set forth in Section 2.1(c) of the Credit Agreement. The restrictions in clause (b) with respect to Rollovers shall apply only to the extent of the amount such Rollover exceeds the Available Commitment or the Alternate Currency Sublimit, as applicable.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Notice as of the date first written above.

BORROWER:

BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust

By:
Name:
Title:

[[QUALIFIED BORROWER]

By: [ ], a [ ], as its [ ]

By:
Name:
Title:]

EXHIBIT A

[Revised Available Commitment Calculations to be Attached]

EXHIBIT H

FORM OF LENDER ASSIGNMENT AND ACCEPTANCE AGREEMENT

[DATE]

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) is made as of the date hereof between the assignor designated on Schedule I hereto (the “Assignor”) and the assignee designated on Schedule I hereto (the “Assignee”).

1. Reference is made to that certain Revolving Credit Agreement, dated as of November 6, 2018, by and among Blackstone / GSO Secured Lending Fund, a Delaware statutory trust, as Initial Borrower, Bank of America, N.A., as the Administrative Agent (the “Administrative Agent”), the Sole Lead Arranger, the Letter of Credit Issuer and a Lender, and the other financial institutions from time to time party thereto as lenders (the “Lenders”) (as the same may be modified, amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2. The Assignor hereby irrevocably sells and assigns to the Assignee, without recourse and without representation or warranty except as expressly set forth herein, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, an undivided interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents as of the Assignment Effective Date (as defined below) equal to the percentage interest specified on Schedule I hereto of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents. After giving effect to such sale and assignment, the Assignee’s Lender Commitment and the amount of the Loans owing to the Assignee will be as set forth on Schedule I hereto.

3. The Assignor: (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents (except this Assignment and Acceptance) or the execution (other than by the Assignor), legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto, or the accuracy and completeness of any document furnished hereunder; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or any Investor or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

4. The Assignee: (a) confirms that it has received a copy of the Credit Agreement and the other Loan Documents (except for copies of other Lenders’ Assignment and Acceptance Agreements which are available to the Assignee upon request), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document; (c) confirms that it is an Eligible Assignee (and by its countersignature hereto, if required pursuant to the terms of the definition of the term “Eligible Assignee” in the Credit Agreement, the Initial Borrower hereby also confirms the Assignee is an Eligible Assignee); (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (f) attaches (or has delivered to the Administrative Agent, the Initial Borrower and the Assignor) completed and signed copies of any forms that may be required by the United States Internal Revenue Service (together with any additional supporting documentation required pursuant to applicable Treasury Department regulations or such other evidence satisfactory to the Initial Borrower and the Administrative Agent) in order to certify the Assignee’s complete exemption from United States withholding taxes with respect to any payments or distributions made or to be made to the Assignee in respect of the Loans or under the Credit Agreement.

5. [Reserved.]

6. Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Assignment Effective Date”) shall be the date recited above, unless otherwise specified on Schedule I hereto.

7. Upon such execution of this Assignment and Acceptance and delivery to the Administrative Agent, as of the Assignment Effective Date: (a) the Assignee shall be a party (as a Lender) to the Credit Agreement and the other Loan Documents and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder; and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations (as a Lender) under the Credit Agreement and the other Loan Documents (other than rights under the provisions of the Loan Documents relating to indemnification or the payment of fees, costs and expenses, to the extent such rights relate to the time prior to the Assignment Effective Date).

8. Upon such acceptance and recording by the Administrative Agent, from and after the Assignment Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, fees and indemnities with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Effective Date directly, between themselves.

9. The Assignor and the Assignee shall exchange such consideration for the assignments contemplated hereunder and shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Effective Date as they shall deem appropriate, directly between themselves.

10. This Assignment and Acceptance embodies the entire agreement between the parties and supersedes all prior agreements and understanding, if any, relating to the subject matter of this Assignment and Acceptance.

11. The provisions of this Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart of this Assignment and Acceptance.

[Remainder of Page Intentionally Left Blank

Signature Page(s) Follow]

IN WITNESS WHEREOF, the Assignor and Assignee have caused this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

ASSIGNOR:

[ASSIGNOR SIGNATURE BLOCK]

ASSIGNEE:

[ASSIGNEE SIGNATURE BLOCK]

ACCEPTED AND APPROVED:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

INITIAL BORROWER:

BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust

By:
Name:
Title:

SCHEDULE I TO LENDER ASSIGNMENT AND ACCEPTANCE AGREEMENT

Assignor’s Lender Commitment prior to Assignment Effective Date:	$
Percentage of Assignor’s Lender Commitment assigned:		%
Assignee’s Lender Commitment:	$
Aggregate outstanding principal amount of Loans assigned to Assignee [Break out by currency if Loans in Alternate Currency are outstanding]:	$
Aggregate outstanding Letter of Credit Liability assigned to Assignee [Break out by currency if Letters of Credit in Alternate Currency are outstanding]:	$
Assignment Effective Date (if other than date of Assignment and Acceptance Agreement):

Assignor:

[name]

[address]

Attention:

Phone:

Fax:

email:

Assignee:

[name]

[address]

Attention:

Phone:

Fax:

email:

H-I-1

EXHIBIT I

FORM OF QUALIFIED BORROWER PROMISSORY NOTE

[DATE]

Up to $[ ]	New York, New York

1. FOR VALUE RECEIVED, the undersigned [NAME OF QUALIFIED BORROWER], a [FORM OF LEGAL ENTITY] (the “Maker”), hereby unconditionally promises to pay BANK OF AMERICA, N.A., as the administrative agent (the “Administrative Agent”) for each of the Lenders (as defined below) under the Credit Agreement referred to below (the “Payee”), at the principal office of the Administrative Agent in New York, New York or such other office as the Administrative Agent designates, the principal sum of [                                ] Dollars ($[                                ]), or, if less, the unpaid principal amount of the Loans and Letters of Credit made by the Lenders to the Maker under the Credit Agreement, together with accrued interest thereon, in the currency of the related Loan or Letter of Credit (or such other currency as is requested by the Maker and agreed by the Payee in its sole discretion), as applicable, on the Maturity Date or as otherwise provided in the Credit Agreement.

2. Capitalized terms not defined herein shall have the meanings assigned to such terms in that certain Revolving Credit Agreement (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”), dated as of November 6, 2018, by and among Blackstone / GSO Secured Lending Fund, a Delaware statutory trust, as the Initial Borrower, the Administrative Agent (the “Administrative Agent”), and the other financial institutions from time to time party thereto as lenders (the “Lenders”).

3. The unpaid principal amount of this promissory note (this “Note”) shall be payable in accordance with the terms of Sections 3.2 and 3.4 of the Credit Agreement.

4. The unpaid principal amount of this Note shall bear interest from the date of borrowing until maturity in accordance with Sections 2.6 and 12.13 of the Credit Agreement. Interest on this Note shall be payable in accordance with Sections 3.3, 3.4 and 12.13 of the Credit Agreement.

5. All Borrowings, Letters of Credit and Rollovers hereunder, and all payments made with respect thereto, may be recorded by the Payee from time to time on grid(s) which may be attached hereto or the Payee may record such information by such other method as the Payee may generally employ; provided, however, that failure to make any such entry shall in no way reduce or diminish the Maker’s obligations hereunder. The aggregate unpaid amount of all Borrowings, Letters of Credit and Rollovers set forth on the grid(s) which may be attached hereto shall, absent manifest error, be rebuttably presumptive evidence of the unpaid principal amount of this Note.

6. This Note has been executed and delivered pursuant to the Credit Agreement and is one of the “Qualified Borrower Notes” referred to therein. This Note evidences Loans and Letters of Credit made under the Credit Agreement to the Maker and the holder of this Note shall be entitled to the benefits provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a statement of: (a) the obligation of the Lenders to make advances thereunder; (b)

the prepayment rights and obligations of the Maker; and (c) the events upon which the maturity of this Note may be accelerated. The Maker may borrow, repay and reborrow hereunder upon the terms and conditions specified in the Credit Agreement. The repayment of this Note is secured by a guaranty of the Initial Borrower. Notwithstanding the foregoing, should any of the events described in Section 10.1(h) or 10.1(i) of the Credit Agreement occur with respect to the Maker, then the principal of or accrued interest on this Note shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Maker.

7. If this Note, or any installment or payment due hereunder, is not paid when due, whether on the Maturity Date or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after the Maturity Date, the Maker agrees to pay all out-of-pocket costs of collection, including, but not limited to, reasonable attorneys’ fees and expenses incurred by the holder hereof and costs of appeal as provided in the Credit Agreement. If any principal of, or interest on, the Obligations evidenced by this Note is not paid when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), such overdue amount shall bear interest at the Default Rate until paid as provided in the Credit Agreement.

8. The Maker and all sureties, endorsers, guarantors and other parties ever liable for payment of any sums payable pursuant to the terms of this Note, waive demand, presentment for payment, protest, notice of protest, notice of acceleration (except as specified in Section 10.2 of the Credit Agreement), notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payment, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity.

9. This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

10. Reference is hereby made to Section 12.16 of the Credit Agreement, the provisions of which are hereby incorporated by reference in this Note as if fully set forth herein, for the payment and performance of the Maker’s obligations hereunder.

11. By its execution hereof, the Maker hereby agrees to be bound by the terms and conditions of the Credit Agreement as a Qualified Borrower as if it were a signature party thereto.

12. The Maker’s address for notices pursuant to Section 12.6 of the Credit Agreement is specified below the Maker’s signature on the following page.

13. The Maker acknowledges and agrees that all obligations under this Note shall constitute the several obligations of the Maker. Except as permitted under Section 12.11 of the Credit Agreement, this Note may not be assigned to any other Person.

[Remainder of Page Intentionally Left Blank

Signature Page(s) Follow]

Executed on the date first written above.

MAKER:

[QUALIFIED BORROWER], a [ ]

By: [ ], a [ ], as its [ ]

By:
Name:
Title:

Address:
[address]

Attention:
Telephone:
Fax:

EXHIBIT J

FORM OF REQUEST FOR LETTER OF CREDIT

[DATE]

Bank of America, N.A.

NC1-027-15-01

214 North Tryon Street

Charlotte, NC 28255

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

Email: jose.liz-moncion@baml.com

RE:

That certain Revolving Credit Agreement, dated as of November 6, 2018, by and among Blackstone / GSO Secured Lending Fund, a Delaware statutory trust, as the Initial Borrower, Bank of America, N.A., as the Administrative Agent (the “Administrative Agent”), the Sole Lead Arranger, the Letter of Credit Issuer and a Lender, and the other financial institutions from time to time party thereto as lenders (the “Lenders”) (as the same may be modified, amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

This Request for Letter of Credit is executed and delivered by the undersigned (the “Borrower”) to the Administrative Agent and the Letter of Credit Issuer, pursuant to Section 2.8(b) of the Credit Agreement.9

The Borrower has previously or contemporaneously executed and delivered to the Administrative Agent and the Letter of Credit Issuer an Application for Letter of Credit in the form of Schedule 1 hereto dated [DATE].

The Borrower hereby requests that the Letter of Credit Issuer issue a Letter of Credit, substantially in the form of Schedule 2 attached hereto, as follows:

Stated Amount and Currency:

Beneficiary Name:

Beneficiary Address:

Expiry Date:

[9]	If multiple Borrowers will be requesting a Letter of Credit on the same day, a separate Request for Letter of Credit will be submitted by each applicable Borrower.

Use of Proceeds:	☐ Complies with 2.10 of the Credit Agreement

In connection with the issuance of the Letter of Credit requested herein, the Borrower hereby represents and warrants to the Administrative Agent for the benefit of the Lenders and the Letter of Credit Issuer that:

(a)

On and as of the date of the issuance of the Letter of Credit requested herein, the representations and warranties set forth in Section 7 of the Credit Agreement (other than the representations and warranties contained in Section 7.8 of the Credit Agreement) and in the other Loan Documents are true and correct in all material respects on and as of the date of this Request for Letter of Credit, and will be true and correct in all material respects immediately after the issuance of the Letter of Credit requested herein, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed in writing to the Administrative Agent and do not constitute an Event of Default or a Potential Default or to the extent such representations and warranties relate to an earlier or other specific date);

(b)

No Event of Default or, to any Borrower’s knowledge, Potential Default under Section 10.1(a), (e), (f), (g), (h), (i), (j), (o) or (p) of the Credit Agreement exists and is continuing on and as of the date hereof or will exist on the date of the issuance of the Letter of Credit requested herein;

(c)

Other than as disclosed to the Administrative Agent in writing, the Borrowers have no knowledge or reason to believe any Investor would be entitled to exercise an excuse or exemption right under the Initial Borrower’s Constituent Documents, any Subscription Agreement or any Side Letter with respect to any Investment related to the Letter of Credit requested herein (or is otherwise not participating in such Investment); provided that if the Borrowers have disclosed a potential excuse or exemption right or other non-participation to the Administrative Agent in writing, the excused portion of the applicable Investor’s or Investors’ Unused Commitment shall be excluded from the calculation of the Available Commitment with respect to the requested Letter of Credit, but the requesting Borrower shall not be prohibited from having such Letter of Credit issued upon satisfaction of the other conditions therefor;

(d)

After giving effect to the issuance of the Letter of Credit requested herein, (i) the Dollar Equivalent of the Letter of Credit Liability as of such date will not exceed the lesser of (A) the remainder of: (x) the Available Commitment as of such date, minus (y) the Dollar Equivalent of the Principal Obligations (excluding the Letter of Credit Liability) as of such date; and (B) the Letter of Credit Sublimit as of such date; and (ii) the Alternate Currency Liability as of such date will not exceed the Alternate Currency Sublimit as of such date;

(e)

The Letter of Credit requested herein will be secured (either directly or indirectly) by a first priority, exclusive security interest and Lien (subject to Permitted Liens), granted to the Administrative Agent, for the benefit of the Secured Parties, in and on all of the Unused Commitments and the other applicable Collateral as provided in Section 5.1 of the Credit Agreement; and

(f)

The calculation of the Available Commitment attached hereto as Exhibit A, which constitutes an updated Exhibit A to the Credit Agreement, is true and correct in all material respects as of the date hereof. In the event that any of the relevant information on such Exhibit A changes between the date hereof and the date of the issuance of the requested Letter of Credit, the Borrower shall promptly deliver to the Administrative Agent corrections thereto.

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Request for Letter of Credit as of the date first written above.

BORROWER:

BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust

By:
Name:
Title:

[[QUALIFIED BORROWER]

By: [ ], a [ ], as its [ ]

By:
Name:
Title:]

Request for Letter of Credit

EXHIBIT A TO REQUEST FOR LETTER OF CREDIT

[Updated Available Commitment Calculations to be Attached]

[Exhibit A to Request for Letter of Credit]

SCHEDULE 1 TO REQUEST FOR LETTER OF CREDIT

APPLICATION FOR LETTER OF CREDIT

J-Sch. 1-1

[ LOGO]	[address]	APPLICATION FOR STANDBY LETTER OF CREDIT

		(Place)	(Date)

☐ SWIFT (Full details)
WE REQUEST YOU TO ESTABLISH BY	☐ Telex (Full details)	AN IRREVOCABLE DOCUMENTARY STANDBY LETTER OF CREDIT ON THE FOLLOWING TERMS AND CONDITIONS:
☐ Telex (Prime details only)
☐ Airmail

IN FAVOR OF
(Name and Address)
FOR ACCOUNT OF
(Name and Address)
AMOUNT	AVAILABLE BY DRAFTS AT SIGHT ON [ ]

ACCOMPANIED BY THE FOLLOWING DOCUMENTS MARKED X:

☐ DOCUMENT REQUIRED: SIGNED STATEMENT BY INDIVIDUAL(S) PURPORTING TO BE AUTHORIZED OFFICER(S) OF THE BENEFICIARY AS FOLLOWS: (PLEASE SUPPLY THE EXACT WORDING OF THE STATEMENT)

☐ OTHER DOCUMENT(S):

PARTIAL DRAWINGS	☐ PERMITTED	☐ NOT PERMITTED

EXPIRY DATE:

SPECIAL INSTRUCTIONS:

THE OPENING OF THIS CREDIT IS SUBJECT TO THE TERMS AND CONDITIONS AS SET FORTH IN THE STANDBY LETTER OF CREDIT AGREEMENT APPEARING ON THE REVERSE HEREOF TO WHICH WE AGREE, AND/OR, IF OUR CONTINUING AGREEMENT IS LODGED WITH YOU, SUBJECT TO THE TERMS AND PROVISIONS SET FORTH THEREIN.

(Name of Applicant)

BY:

(Name/Title of Signatory/-ies)

J-Sch. 1-2

STANDBY LETTER OF CREDIT AGREEMENT

TO: [                    ]

In consideration of your opening at our request a standby letter of credit, the terms of which appear on the reverse hereof, we hereby agree with you as follows:

1.

Subject to the terms of the Credit Agreement, (i) we will pay you upon demand in lawful money of [the United States of America][                        ] all monies paid by you under or pursuant to said letter of credit, together with interest, commission and all customary charges; and (ii) we also authorize you to charge any of our accounts with you for all monies so paid or for which you become liable under said letter of credit and we agree at least one day before the same is due to provide you with funds to meet all disbursements or payments of any kind or character, together with commission, interest and charges which you have paid or to which you are entitled under or pursuant to said letter of credit.

2.

Neither you nor your correspondents shall be in any way responsible for performance by any beneficiary of its obligations to us, nor for the form, sufficiency, correctness, genuineness, authority of person signing, falsification or legal effect of any documents called for under said letter of credit if such documents on their face appear to be in order.

3.

Subject to the law and customs and practices existing in the area where the beneficiary is located, said letter of credit shall be subject to, and performance by you, your correspondent and the beneficiary thereunder shall be governed by the International Standby Practices, International Chamber of Commerce Publication No. 590 (“ISP98”).

4.

It is agreed that all directions and correspondence relating to the said letter of credit are to be sent at our risk and that you do not assume any responsibility for any inaccuracy, interruption, error or delay in transmission or delivery by post, telex or other electronic medium, or for any inaccuracy of translation.

5.

The undersigned agree that at all times now and hereafter they will indemnify and save you harmless from and against all loss or damage to you arising in connection with said letter of credit, unless due to negligence or willful misconduct on your part, and all costs, charges and expenses and all actions or suits, whether groundless or otherwise, including counsel fees, it being the purpose of this agreement to fully protect you in the premises.

6.

The execution, delivery and performance of this agreement, and the appointment of the undersigned to execute this agreement on behalf of the Applicant, are within the Applicant’s (or each Applicant’s) power and have been duly authorized by all necessary action.

J-Sch. 1-3

SCHEDULE 2 TO REQUEST FOR LETTER OF CREDIT

FORM OF LETTER OF CREDIT

IRREVOCABLE LETTER OF CREDIT NO. [    ]

[Date of Issuance]

To:	[Name of Beneficiary]
[Address	of Beneficiary]

Ladies and Gentlemen:

At the request and for the account of [Borrower Name] (the “Account Party”) pursuant to that certain Revolving Credit Agreement, dated as of November 6, 2018, by and among Blackstone / GSO Secured Lending Fund, a Delaware statutory trust, as the Initial Borrower, Bank of America, N.A., as the Administrative Agent, the Sole Lead Arranger, the Letter of Credit Issuer and a Lender, and the other financial institutions from time to time party thereto as Lenders (as the same may be modified, amended, supplemented or restated from time to time, the “Credit Agreement”), we hereby establish this Irrevocable Letter of Credit (the “Letter of Credit”) in your favor to secure the obligations of the Account Party under [                                ] in accordance with the following terms and conditions:

(1)	Expiration. This Letter of Credit shall automatically expire at the close of business on the earliest of:

(a)

[Date], but such expiration date shall be automatically extended without amendment for a period of one (1) year from the present or any future expiration date, but in no event later than                     , unless, at least 30 days before any expiration date, we notify you by registered mail or overnight courier service at the above address, that this Letter of Credit is not extended beyond the current expiration date; and

(b)	our receipt of your certificate in the form of Annex A-1 hereto appropriately completed, together with this Letter of Credit.

In the event such expiration date shall not be a Business Day (as hereinafter defined) then this Letter of Credit shall expire on the next succeeding Business Day.

(2)

Stated Amount. The aggregate amount available under this Letter of Credit shall be [U.S.$[                                        ] ([                                ] United States Dollars)] [other applicable currency], which amount as from time to time reduced as provided in paragraph 3 is hereinafter referred to as the “Stated Amount.”

(3)

Reductions in the Stated Amount. The Stated Amount shall be reduced automatically from time to time upon our honoring of a demand for payment hereunder by an amount equal to the amount of such payment. The Stated Amount may also be reduced from time to time at your written directions in the form of Annex A-2 hereto.

J-Sch. 2-1

(4)	Documents To Be Presented. Funds under this Letter of Credit are available to you against a certificate signed by you in the form of Annex A-3 hereto appropriately completed (a “Drawing”).

(5)

Method and Notice of Presentment. The certificate referenced in paragraph 4 (a “demand for payment”) may be delivered to us in person, by mail, by an express delivery service, or by telecopy to our fax number: [        ]. A demand for payment shall be presented during our business hours on a Business Day prior to the expiration hereof at our office at Bank of America, N.A., [1000 West Temple Street, Mail Code: CA9-705-07-05, Los Angeles, CA 90012-1514, Fax No. (213), 240-6989, Tel. No. (213) 240-6986], attention: [Standby Letter of Credit Department] . As used herein, “Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which the New York Stock Exchange is closed or Banks in New York or Charlotte, North Carolina are authorized to close.

(6)	Time and Method for Payment.

(a)

If a demand for payment is made on a Business Day to us prior to 2:00 p.m. in strict conformity with the terms and conditions hereof, payment shall be made to you, not later than [3:30] p.m. on the third succeeding Business Day (or fifth succeeding Business Day if the account is outside the United States) or such later date as you may specify in such demand for payment. All times referenced herein are as of New York, New York time.

(b)	Unless otherwise agreed, payment under this Letter of Credit shall be made in immediately available funds to such bank accounts specified by you in the demand for payment.

(7)

Transferability. This Letter of Credit is transferable. Transfer of this Letter of Credit is subject to our receipt of your instructions in the form attached hereto as Annex A-4 accompanied by the original Letter of Credit and all amendment(s), if any. Costs or expenses of such transfer shall be for your account.

(8)

GOVERNING LAW AND CUSTOMS. TO THE EXTENT CONSISTENT WITH THE EXPRESS PROVISIONS HEREOF, THIS LETTER OF CREDIT SHALL BE GOVERNED BY THE INTERNATIONAL STANDBY PRACTICES—ISP98 (“ISP98”), AND TO THE EXTENT CONSISTENT WITH THE EXPRESS PROVISIONS HEREOF AND NOT GOVERNED BY THE ISP98, THIS LETTER OF CREDIT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(9)	Irrevocability. This Letter of Credit shall be irrevocable.

(10)	No Negotiation. A demand for payment under this Letter of Credit shall be presented directly to us and shall not be negotiated to or by any third party.

J-Sch. 2-2

(11)

Address for Communications. Communications with respect to this Letter of Credit shall be in writing and shall be addressed to us at the addresses referenced in paragraph 5, specifically referred thereon to our Irrevocable Letter of Credit No. [                    ].

(12)

Complete Agreement. This Letter of Credit, including Annex A-1 through A-4 hereto, sets forth in full the terms of our undertaking. Reference in this Letter of Credit to other documents or instruments is for identification purposes only and such reference shall not modify or affect the terms hereof or cause such documents or instruments to be deemed incorporated herein.

J-Sch. 2-3

We hereby agree with you to honor your demand for payment presented in strict compliance with the terms and conditions of this Letter of Credit.

Very truly yours,

BANK OF AMERICA, N.A.

By:
Name:
Title:

J-Sch. 2-4

ANNEX A-1

TERMINATION CERTIFICATE REPAYMENT

Re: Irrevocable Letter of Credit No. [                    ]

The undersigned, a duly authorized officer of [                    ] (the “Beneficiary”), hereby certifies to Bank of America, N.A. (the “Bank”), with reference to Irrevocable Letter of Credit No. [                            ] (the “Letter of Credit”, and any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit) issued by the Bank in favor of the Beneficiary, that the Account Party is not required to maintain the Letter of Credit at this time.

The Letter of Credit is attached hereto and being surrendered to you herewith.

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate as of the          day of                     , 20    .

[BENEFICIARY]

By:
Name:
Title:

J-Ex. A-1

ANNEX A-2

REDUCTION CERTIFICATE

Re: Irrevocable Letter of Credit No. [                    ]

The undersigned, a duly authorized officer of [                                ] (the “Beneficiary”), hereby certifies to Bank of America, N.A. (the “Bank”), with reference to Irrevocable Letter of Credit No. [            ] (the “Letter of Credit”, and any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit) issued by the Bank in favor of the Beneficiary, that the Stated Amount of the Letter of Credit shall permanently be reduced to [U.S. $] [or other applicable currency]                                .

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate as of the      day of                         , 20    .

[BENEFICIARY]

By:
Name:
Title:

J-Ex. A-2

ANNEX A-3

CERTIFICATE FOR DRAWING

Re: Irrevocable Letter of Credit No. [                        ]

The undersigned, a duly authorized officer of [                        ] (the “Beneficiary”), hereby demands payment in the amount of [U.S. $][or other applicable currency][                ] (the “Drawing”) from Bank of America, N.A. (the “Bank”), under Irrevocable Letter of Credit No. [                ] (the “Letter of Credit”, any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit) issued by the Bank in favor of the Beneficiary.

The undersigned hereby certifies that:

1. The Beneficiary is making this Drawing by reason of: [select (a) or (b), as applicable]

(a) [pursuant to the terms of the [            ] dated [                    ], between the Beneficiary and [                    ] (the “[                    ] Agreement”); or]

(b) [The Beneficiary has received a notice of Non-Renewal from Bank of America, N.A. and has not received a replacement Letter of Credit acceptable to the Beneficiary].

2. The Beneficiary has not issued a certificate in the form of Annex A-1 to the Letter of Credit.

3. The Drawing does not exceed the Stated Amount less any previous Drawing.

4. The proceeds of this Drawing shall be applied solely in accordance with the terms of the [                    ] Agreement.

5. (a) Payment of this demand for payment is requested on or before 2:00 p.m., the third Business Day succeeding (or, if the account specified below is outside the United States, five Business Days after) the Business Day on which this Certificate is received or deemed to have been received by the Bank in accordance with paragraph 5 of the Letter of Credit.

(b) Payment of this demand for payment shall be made to the Beneficiary by credit to the following account:

[Beneficiary]

[Account Information]

J-Ex. A-3

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate for Drawing as of the         day of                     , 20      .

[BENEFICIARY]

By:
Name: Title:

J-Ex. A-4

ANNEX A-4

TRANSFER FORM

                             , 200

Bank of America N.A.

[333 S. Beaudry Avenue, 19th Floor

Los Angeles, CA 90017

Mail Code CA9-703-19-23]

Re: Irrevocable Standby Letter of Credit No.

We request you to transfer all of our rights as beneficiary under the Letter of Credit referenced above to the transferee, named below:

Name of Transferee

Address

By this transfer all our rights as the original beneficiary, including all rights to make drawings under the Letter of Credit, go to the transferee. The transferee shall have sole rights as beneficiary, whether existing now or in the future, including sole rights to agree to any amendments, including increases or extensions or other changes. All amendments will be sent directly to the transferee without the necessity of consent by or notice to us.

We enclose the original letter of credit and any amendments thereto. Please indicate your acceptance of our request for the transfer by endorsing the letter of credit and sending it to the transferee with your customary notice of transfer.

For your transfer fee of $250.00

*	Enclosed is our check for $

*	You may debit my/our Account No.

We also agree to pay you on demand any expenses which may be incurred by you in connection with this transfer.

J-Ex. A-5

The signature and title at the right conform with those shown in our files as authorized to sign for the beneficiary. Policies governing signature authorization as required for withdrawals from customer accounts shall also be applied to the authorization of signatures on this form. The authorization of the Beneficiary’s signature and title on this form also acts to certify that the authorizing financial institution (i) is regulated by a U.S. federal banking agency; (ii) has implemented anti-money laundering policies and procedures that comply with applicable requirements of law, including a Customer Identification Program (CIP) in accordance with Section 326 of the USA PATRIOT Act; (iii) has approved the Beneficiary under its anti-money laundering compliance program; and (iv) acknowledges that Bank of America, N.A. is relying on the foregoing certifications pursuant to 31 C.F.R. Section 103.121 (b)(6).

NAME OF BANK

AUTHORIZED SIGNATURE AND TITLE

PHONE NUMBER

NAME OF TRANSFEROR NAME OF AUTHORIZED SIGNER AND TITLE AUTHORIZED SIGNATURE

J-Ex. A-6

EXHIBIT K

FORM OF BORROWER GUARANTY

[DATE]

1. In connection with the Credit Agreement (as defined below), the undersigned (the “Borrower”), hereby irrevocably, unconditionally and absolutely guarantees, in favor of Bank of America, N.A., as the Administrative Agent for each of the Lenders (as defined below) (collectively, the “Creditor”), the prompt payment when due of all interest, principal, fees, expenses and other amounts now or hereafter represented by, or arising in connection with: (a) those certain Qualified Borrower Notes (each, a “Qualified Borrower Note”), payable to the Creditor by each Qualified Borrower identified on Schedule A annexed hereto (as amended from time to time pursuant to paragraph 11 below) (collectively, the “Qualified Borrower”), including without limitation all liabilities and indebtedness represented or evidenced by any promissory note given in renewal, extension, modification or substitution of or for the Qualified Borrower Note; and (b) all Obligations (as defined in the Credit Agreement) of the Qualified Borrower (collectively, the “Guaranteed Debt”) in accordance with the terms of this Borrower Guaranty (this “Borrower Guaranty”). This is an unconditional guaranty of payment, and not a guaranty of collection, and the Creditor may enforce the Borrower’s obligations hereunder pursuant to Section 2.9(c) of the Credit Agreement without first suing, or enforcing its rights or remedies against the Qualified Borrower or any other obligor, or enforcing or collecting any present or future collateral security for the Guaranteed Debt.

2. Reference is made to that certain Revolving Credit Agreement, dated as of November 6, 2018, by and among the Borrower, Bank of America, N.A., as the Administrative Agent, the Sole Lead Arranger, the Letter of Credit Issuer and a Lender, and the other financial institutions from time to time party thereto as lenders (the “Lenders”) (as the same may be modified, amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

3. The Borrower hereby waives notice of: (a) acceptance of this Borrower Guaranty; (b) the extension of credit by the Creditor to the Qualified Borrower; (c) the occurrence of any breach or default by the Qualified Borrower in respect of the Guaranteed Debt; (d) the sale or foreclosure on any collateral for the Guaranteed Debt; (e) the transfer of the Guaranteed Debt to any third party to the extent permitted under the Credit Agreement and to the extent that such notice is not required under the Credit Agreement; and (f) all other notices, in each case, except as otherwise required under the Credit Agreement.

4. The Borrower hereby agrees and acknowledges that its obligations hereunder shall not be released or discharged by the following: (a) the renewal, extension, modification or alteration of any Qualified Borrower Note, the Guaranteed Debt or any related document or instrument; (b) any forbearance or compromise granted to the Qualified Borrower by the Creditor; (c) the insolvency, bankruptcy, liquidation or dissolution of the Qualified Borrower; (d) the invalidity, illegality or unenforceability of all or any part of the Guaranteed Debt; (e) the full or partial release of the Qualified Borrower or any other obligor; (f) the release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral for the Guaranteed Debt; (g) the failure of the Creditor properly to obtain, perfect or preserve any security interest or Lien in any such collateral; (h) the failure of the Creditor to exercise diligence, commercial reasonableness or reasonable care in the preservation, enforcement or sale of any such collateral; provided that such acknowledgment shall not be a waiver of the Creditor’s obligations to sell collateral in a commercially reasonable manner to the extent required under the Loan Documents or applicable laws; and (i) any other act or omission of the Creditor or the Qualified Borrower which would otherwise constitute or create a legal or equitable defense in favor of a Borrower (other than a defense of payment or performance).

5. Notwithstanding anything to the contrary in this Borrower Guaranty, until the Guaranteed Debt has been paid in full, the Borrower hereby irrevocably waives all rights it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of the Creditor) to seek contribution, indemnification, or any other form of reimbursement from the Qualified Borrower, any other guarantor, or any other Person now or hereafter primarily or secondarily liable for any obligations of the Qualified Borrower to the Creditor, for any disbursement made by the Borrower under or in connection with this Borrower Guaranty or otherwise.

6. The Borrower represents and warrants that it has received or will receive direct or indirect benefit from the making of this Borrower Guaranty and the creation of the Guaranteed Debt, that the Borrower is familiar with the financial condition of the Qualified Borrower and the value of any collateral security for the Guaranteed Debt and that the Creditor has made no representations or warranties to the Borrower in order to induce the Borrower to execute this Borrower Guaranty.

7. If the Qualified Borrower is or shall hereafter be liable to the Creditor for any obligation, indebtedness or liability other than the Guaranteed Debt, and the Creditor should collect or receive any payments, funds or distributions which are not specifically required, by law or agreement, to be applied to the Guaranteed Debt, then the Creditor may, in its sole discretion, apply such payments, funds or distributions to indebtedness of the Qualified Borrower other than the Guaranteed Debt; provided that any payment or distribution made by the Borrower pursuant to this Borrower Guaranty shall be applied to the Guaranteed Debt.

8. This Borrower Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Debt is rescinded or must otherwise be returned by the Creditor, upon the insolvency, bankruptcy, reorganization, or dissolution of the Qualified Borrower or otherwise, all as though such payment had not been made.

9. This Borrower Guaranty has been executed and delivered pursuant to the Credit Agreement and is one of the “Borrower Guaranties” referred to therein. This Borrower Guaranty may be amended only by a written instrument executed by the Borrower and the Creditor.

10. This Borrower Guaranty shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

11. Schedule A to this Borrower Guaranty may be amended by the Borrower from time to time, without the consent of any Lender or Agent, to identify additional Qualified Borrowers (which have been approved by the Administrative Agent pursuant to Section 2.9(a) of the Credit Agreement) the obligations of which will become subject to this Borrower Guaranty. Such amendment shall be in the form of Schedule B annexed hereto.

12. Any suit, action or proceeding against the Borrower with respect to this Borrower Guaranty or any judgment entered by any court in respect hereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the General New York Obligations Law, as the Creditor in its sole discretion may elect and the Borrower, and by acceptance hereof, the Creditor hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The Borrower, and by acceptance hereof, the Creditor hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by registered or certified mail, postage prepaid, to such party’s address listed in the Credit Agreement. The Borrower, and by acceptance hereof, the Creditor hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Borrower Guaranty brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. THE BORROWER, AND BY ITS ACCEPTANCE HEREOF THE CREDITOR, EACH HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS BORROWER GUARANTY, WHICH WAIVER IS INFORMED AND VOLUNTARY.

13. Upon the full, final and complete satisfaction of the Guaranteed Debt, this Borrower Guaranty shall be of no further force or effect and shall be automatically released. Thereafter, upon request, the Creditor shall reasonably provide the Borrower, at the Borrower’s sole expense, a written confirmation of release of its obligations hereunder in form reasonably satisfactory to the Borrower.

14. Reference is hereby made to Section 12.16 of the Credit Agreement, the provisions of which are hereby incorporated by reference in this Borrower Guaranty, as if fully set forth herein, for the payment and performance of the Borrower’s obligations hereunder.

[Remainder of Page Intentionally Left Blank

Signature Page(s) Follow]

Executed as of the date first above written.

BORROWER:

BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust

By:
Name:
Title:

ACCEPTED AND APPROVED:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE A TO BORROWER GUARANTY

LIST OF QUALIFIED BORROWERS

K-A-1

SCHEDULE B TO BORROWER GUARANTY

FORM OF AMENDMENT FOR QUALIFIED BORROWER ADDITION

The undersigned is a duly authorized [TITLE] of [NAME OF BORROWER].

Reference is made to that certain Revolving Credit Agreement, dated as of November 6, 2018, by and among Blackstone / GSO Secured Lending Fund, a Delaware statutory trust, as the Initial Borrower (the “Initial Borrower”), Bank of America, N.A., as the Administrative Agent (the “Administrative Agent”), the Sole Lead Arranger, the Letter of Credit Issuer and a Lender, and the other financial institutions from time to time party thereto as lenders (the “Lenders”) (as the same may be modified, amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Initial Borrower has designated the following entity as a Qualified Borrower for all purposes under the Credit Agreement and the Borrower Guaranty:

[NAME OF QUALIFIED BORROWER], a [FORM OF LEGAL ENTITY].

Upon execution of this Amendment for Qualified Borrower Addition (this “Amendment”), the Borrower Guaranty shall be, and be deemed to be, modified and amended in accordance herewith and the obligations, duties and liabilities of the Initial Borrower shall hereafter be determined, exercised and enforced in accordance with the Borrower Guaranty as so amended and modified by this Amendment, and all the terms and conditions of this Amendment shall be and be deemed to be part of the terms and conditions of the Borrower Guaranty for any and all purposes. Except as modified and expressly amended by this Amendment, the Borrower Guaranty is in all respects ratified and confirmed, and all the terms and provisions thereof shall be and remain in full force and effect.

[Remainder of Page Intentionally Left Blank

Signature Page(s) Follow]

K-B-1

Executed as of the date first above written.

INITIAL BORROWER:

BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust

By:
Name:
Title:

L-1

EXHIBIT M

FORM OF RESPONSIBLE OFFICER’S CERTIFICATE

[DATE]

The undersigned is a duly authorized [TITLE] of [Name of Borrower].

Reference is made to that certain Revolving Credit Agreement, dated as of November 6, 2018, by and among Blackstone / GSO Secured Lending Fund, a Delaware statutory trust, as the Initial Borrower, Bank of America, N.A., as the Administrative Agent (the “Administrative Agent”), the Sole Lead Arranger, the Letter of Credit Issuer and a Lender, and the other financial institutions from time to time party thereto as lenders (the “Lenders”) (as the same may be modified, amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

In connection with Section 6.1(f) of the Credit Agreement, I hereby certify, in my capacity as a Responsible Officer of the [Borrower], on the date hereof that:

(i) All of the representations and warranties made by the [Borrower] set forth in Section 7 of the Credit Agreement (other than the representations and warranties contained in Section 7.8 of the Credit Agreement) and the other Loan Documents to which the [Borrower] is a party are true and correct in all material respects on and as of the date of such Loan Documents with the same force and effect as if made on and as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier or other specified date); [and]

(ii) No Event of Default or, to my knowledge as a Responsible Officer of the [Borrower], Potential Default exists and is continuing on and as of the date hereof; [and]

(iii) [Based on the representations made by each Investor in its Subscription Agreement, the underlying assets of the Initial Borrower should not constitute Plan Assets of any such ERISA Investor.]10

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE FOLLOWS.

[10]	[Only to be included in the Responsible Officer’s Certificate of the Initial Borrower if the Initial Borrower has one or more ERISA Investors.]

M-1

Executed as of the date hereof.

By:
Name:
Title:

By:
Name:
Title:

Responsible Officer’s Certificate of [Name of Borrower]

EXHIBIT O

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Joinder”) is made as of             , 20    .

Reference is made to that certain Revolving Credit Agreement, dated as of November 6, 2018, by and among Blackstone / GSO Secured Lending Fund, a Delaware statutory trust, as the Initial Borrower, Bank of America, N.A., as the Administrative Agent (the “Administrative Agent”), the Sole Lead Arranger, the Letter of Credit Issuer and a Lender, and the other financial institutions from time to time party thereto as lenders (the “Lenders”) (as the same may be modified, amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The “Additional Lender” referred to on Schedule 1 hereto agrees as follows:

The Additional Lender agrees to become a Lender and to be bound by the terms of the Credit Agreement as a Lender pursuant to Section 12.11(e) of the Credit Agreement.

The Additional Lender: (a) confirms that it has received a copy of the Credit Agreement and the other Loan Documents (except for copies of other Lenders’ Assignment and Acceptance Agreements which are available to the Additional Lender upon request), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder; (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; (e) attaches (or confirms it has delivered to the Administrative Agent) completed and signed copies of any forms that may be required by the United States Internal Revenue Service (together with any additional supporting documentation required pursuant to applicable Treasury Department regulations or such other evidence satisfactory to the Borrowers and the Administrative Agent) in order to certify the Additional Lender’s complete exemption from United States withholding taxes with respect to any payments or distributions made or to be made to the Additional Lender in respect of the Loans or under the Credit Agreement; (f) confirms that it is an Eligible Assignee; and (g) acknowledges that one or more conditions precedent to the making of any Loan or the issuance of any Letter of Credit may have been waived in connection with any such action and agrees to be bound thereby.

Following the execution of this Joinder, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Joinder (the “Effective Date”) shall be the date recited above, unless otherwise specified on Schedule 1 hereto.

Upon such execution and delivery, as of the Effective Date, the Additional Lender shall be a party to the Credit Agreement and the other Loan Documents and have the rights and obligations of a Lender thereunder.

This Joinder shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

This Joinder may be executed in any number of counterparts, all of which when taken together shall constitute one and the same agreement and any of the parties hereto may execute this Credit Agreement by signing such counterpart. Delivery of an executed counterpart of this Joinder, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart of this Joinder.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE(S) FOLLOW(S).

IN WITNESS WHEREOF, the Additional Lender has caused this Joinder to be executed by its officers thereunto duly authorized as of the date specified thereon.

[ADDITIONAL LENDER]

By:
Name:
Title:

Accepted and Approved:

BANK OF AMERICA, N.A.,
as Administrative Agent and Sole Lead Arranger

By:
Name:
Title:

Acknowledged and Approved:

BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust

By:
Name:
Title:

SCHEDULE 1

to

JOINDER

Additional Lender’s Lender Commitment:	$
Total Lender Commitment after giving effect to this Joinder:	$
Effective Date (if other than date of Joinder):

Additional	Lender:
[name] [address] Attention: Telephone: Facsimile: Email:

EXHIBIT P

FORM OF EXTENSION REQUEST

[DATE]

Bank of America, N.A.

NC1-027-15-01

214 North Tryon Street

Charlotte, NC 28255

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

Email: jose.liz-moncion@baml.com

RE: That certain Revolving Credit Agreement, dated as of November 6, 2018, by and among Blackstone / GSO Secured Lending Fund, a Delaware statutory trust, as the Initial Borrower (the “Initial Borrower”), Bank of America, N.A., as the Administrative Agent (the “Administrative Agent”), the Sole Lead Arranger, the Letter of Credit Issuer and a Lender, and the other financial institutions from time to time party thereto as lenders (the “Lenders”) (as the same may be modified, amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

This facility extension request (this “Facility Extension Request”) is executed and delivered by the Initial Borrower to the Administrative Agent pursuant to Section 2.14 of the Credit Agreement.

The Initial Borrower hereby requests an extension of the Stated Maturity Date to [        ], 20[    ] (the “Facility Extension”), such Facility Extension to be effective on [DATE].

In connection with the Facility Extension requested herein, the Initial Borrower hereby represents, warrants and certifies (as to itself and any Qualified Borrower) to the Administrative Agent for the benefit of the Lenders that:

(a) On and as of the date of this Facility Extension Request, the representations and warranties set forth in Section 7 of the Credit Agreement (other than the representations and warranties contained in Section 7.8 of the Credit Agreement) and in the other Loan Documents are true and correct in all material respects on and as of the date of this Facility Extension Request, and will be true and correct in all material respects immediately after the Facility Extension requested herein, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed in writing to the Administrative Agent and do not constitute an Event of Default or a Potential Default or to the extent such representations and warranties relate to an earlier or other specific date); and

(b) No Event of Default or, to any Borrower’s knowledge, Potential Default exists and is continuing on and as of the date hereof or will exist on the date of the Facility Extension requested herein or on the date of the initial Stated Maturity Date.

In the event that between the date hereof and the date of the Facility Extension, any event should occur which could reasonably be expected to have a Material Adverse Effect, the Initial Borrower shall promptly notify the Administrative Agent.

[Remainder of Page Intentionally Left Blank.

Signature Page(s) Follow.]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Facility Extension Request as of the date first written above.

INITIAL BORROWER:

BLACKSTONE / GSO SECURED LENDING FUND, a Delaware Statutory Trust

By:
Name:
Title:

EXHIBIT U

FORM OF FACILITY INCREASE REQUEST

[DATE]

Bank of America, N.A.

NC1-027-15-01

214 North Tryon Street

Charlotte, NC 28255

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

Email: jose.liz-moncion@baml.com

Re:

That certain Revolving Credit Agreement, dated as of November 6, 2018, by and among Blackstone / GSO Secured Lending Fund, a Delaware statutory trust, as the Initial Borrower (the “Initial Borrower”), Bank of America, N.A., as the Administrative Agent (the “Administrative Agent”), the Sole Lead Arranger, the Letter of Credit Issuer and a Lender, and the other financial institutions from time to time party thereto as lenders (the “Lenders”) (as the same may be modified, amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

This facility increase request (this “Request”) is executed and delivered by the Initial Borrower to the Administrative Agent pursuant to Section 2.13 of the Credit Agreement.

The Initial Borrower hereby requests an increase in the Maximum Commitment in the amount of $[___] (the “Facility Increase”), such Facility Increase to be effective on [DATE].

In connection with the Facility Increase requested herein, the Initial Borrower hereby represents, warrants and certifies (as to itself and any Qualified Borrowers) to the Administrative Agent for the benefit of the Lenders that:

(1) On and as of the date of this Request, the representations and warranties set forth in Section 7 of the Credit Agreement (other than the representations and warranties contained in Section 7.8 of the Credit Agreement) and in the other Loan Documents are true and correct in all material respects on and as of the date of this Request, and will be true and correct in all material respects immediately after the Facility Increase requested herein, with the same force and effect as if made on and as of such date (except to the extent of changes in facts or circumstances that have been disclosed in writing to the Administrative Agent and do not constitute an Event of Default or a Potential Default or to the extent such representations and warranties relate to an earlier or other specific date);

(2) No Event of Default or, to any Borrower’s knowledge, Potential Default exists and is continuing on and as of the date hereof or will exist on the date of the Facility Increase requested herein;

(3) Attached hereto as Annex I is a true and correct copy of the resolutions adopted by each Borrower approving or consenting to this Request, as is required pursuant to the Credit Agreement; and

(4) After giving effect to the Facility Increase, the Maximum Commitment will not exceed $400,000,000.

In the event that between the date hereof and the date of the Facility Increase, any event should occur which could reasonably be expected to have a Material Adverse Effect, the Initial Borrower shall promptly notify the Administrative Agent.

Remainder of Page Intentionally Left Blank.

Signature Page(s) Follow.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Request as of the date first written above.

INITIAL BORROWER:

BLACKSTONE / GSO SECURED LENDING FUND, a Delaware statutory trust

By:
Name:
Title:

ANNEX 1 TO FACILITY INCREASE REQUEST

Resolutions

[To be attached]

U-I-1

EXHIBIT W

FORM OF COMPLIANCE CERTIFICATE

[DATE]

Reference is made to that certain Revolving Credit Agreement, dated as of November 6, 2018, by and among Blackstone / GSO Secured Lending Fund, a Delaware statutory trust, as the Initial Borrower (the “Initial Borrower”), Bank of America, N.A., as the Administrative Agent (the “Administrative Agent”), the Sole Lead Arranger, the Letter of Credit Issuer and a Lender, and the other financial institutions from time to time party thereto as lenders (the “Lenders”) (as the same may be modified, amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to Section 8.1(b) of the Credit Agreement, the undersigned hereby certifies in his capacity as a Responsible Officer of the Initial Borrower, with respect to the Initial Borrower, on the date hereof, that:

(a) no Event of Default or, to the actual knowledge of such Responsible Officer, Potential Default has occurred and is continuing on and as of the date hereof;

(b) the Initial Borrower is in compliance with the Debt Limitations set forth in Section 9.11 of the Credit Agreement and attached hereto as Schedule I are the calculations evidencing such compliance;

(c) to the actual knowledge of such Responsible Officer, no Exclusion Event has occurred with respect to any Borrowing Base Investor [other than [describe the nature of any Exclusion Event]];

(d) attached hereto as Schedule II is a copy of any Investment information delivered by the Initial Borrower to its Investors generally on a [quarterly]11[annual]12 basis since the date of the most recent Compliance Certificate (or, if there is none, the Closing Date) that has not been previously furnished to the Administrative Agent;

(e) attached hereto as Schedule III is a listing of the aggregate Unused Commitments of the Investors and, separately, the aggregate Unused Commitments of the Borrowing Base Investors;

(f) attached hereto as Schedule IV is a listing of (i) the changes, if any, in the names or notice information for any Investor of the Initial Borrower, (ii) a listing of all new and substitute Investors, if any, of the Initial Borrower who have not satisfied each of the applicable requirements set forth in Section 9.5(d) of the Credit Agreement and (iii) a listing of all Investors, if any, that have been declared defaulting Investors under Section 7.1(c) of the Trust Agreement by the Initial Borrower as of the end of the preceding fiscal quarter; and

[11]	[To be included if Compliance Certificate is delivered in connection with a fiscal quarter-end report by the Initial Borrower.]
[12]	[To be included if Compliance Certificate is delivered in connection with a fiscal year-end report by the Initial Borrower.]

(g) attached hereto as Schedule V is a listing of the amounts and dates of any Demand Notices made upon Investors during the preceding fiscal quarter.

IN WITNESS WHEREOF, the undersigned has delivered this Compliance Certificate as of the date set forth above.

By:
Name:
Title:

SCHEDULE I

Covenant Calculations13

Set forth below are the calculations and information, applicable to the Initial Borrower, relating to testing compliance with Section 9.11 (including, each component of such calculations) (capitalized terms in the calculations below shall have the meanings set forth in the applicable Constituent Documents):

Section 9.11 Limitation on Indebtedness. The Borrowers shall not incur Indebtedness in an aggregate amount which would violate the limitations on Indebtedness imposed on such Borrowers in the applicable Constituent Documents (including, without limitation, in the case of the Initial Borrower, Section 3.5 of the Trust Agreement) and, if applicable, under the Investment Company Act (collectively, the “Debt Limitations”).

1. Total Indebtedness* (senior securities representing indebtedness within the meaning of Section 18(g) of the Investment Company Act of 1940, as amended)	$	_
2. Total Assets* (total assets, less all liabilities not represented by senior securities within the meaning of Section 18(g) and 18(h) of the Investment Company Act of 1940, as amended)	$
3. The Ratio of Line 2 to Line 1		:
Is Line 3 greater than or equal to 1.5:1.0?		[YES (in compliance)] / [NO (not in compliance)]

*	Measured as of the date of the most recent incurrence of such indebtedness.

[13]	Please refer to the relevant provisions of the applicable Constituent Documents for additional information regarding calculation of each of these limitations.

W-Sch I-1

SCHEDULE II

Investment Information

[See attached.][None.]

W-Sch II-1

SCHEDULE III

Unused Commitments

1.	Aggregate Unused Commitments of Investors: $

2.	Aggregate Unused Commitments of Borrowing Base Investors: $

W-Sch III-1

SCHEDULE IV

Investor Information

1. Changes in the name/ notice information of any Investor:

Investor	Previous Name	New Name	Previous Notice Information	New Notice Information

2.	The new and substitute Investors who have not satisfied each of the applicable requirements set forth in Section 9.5(d) of the Credit Agreement:

3.	Investors that have been declared defaulting Investors under Section 7.1(c) of the Trust Agreement by the Initial Borrower as of the end of the preceding fiscal quarter:

W-Sch IV-1

SCHEDULE V

Demand Notices

[See attached.][None. [If no demand notices]]

W-Sch V-1